Exhibit 2.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

	)	Chapter 11 Cases
In re	)
	)	Case No. 99-02261 (PJW)
HECHINGER INVESTMENT COMPANY	)
OF DELAWARE, INC., et al.,	)
)
Debtors.	)	Jointly Administered

DISCLOSURE STATEMENT FOR FIRST AMENDED
CONSOLIDATED PLAN OF LIQUIDATION

OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C. 230 Park Avenue, 30th Floor New York, New York 10160 (212) 661-9100	-and-	PEPPER HAMILTON LLP 1201 Market Street, Suite 1600 P.O. Box 19899-1705 Wilmington, Delaware 19801 (302) 777-6500

Co-Counsel to the Official Committee of Unsecured Creditors		Co-Counsel to the Official Committee of Unsecured Creditors

10.	Cash Management System	23
11.	ADR Program	24
B.	Strategic Business Initiatives	24
1.	Right-sizing Operations	25
2.	Retention of Wasserstein Perella & Co., Inc.	25
C.	Asset Sales	26
1.	Sale of Real Property – First and Second Auctions	26
2.	Additional Real Property Sales	27
3.	Sale of Personal Property	29
4.	Use of Proceeds	30
D.	Advertising Co-Op And Volume Rebates	30
E.	Environmental Issues	31
F.	Case Administration	31
1.	Exclusivity	31
2.	Schedules and Establishment of Bar Date	31
3.	Administrative Claims Bar Date	32
4.	Claims	33
	a. Claims Information and Estimates	33
	b. BSI	36
	c. Alternative Dispute Resolution Program	37
5.	Preferences and Fraudulent Conveyances	37
6.	Other Litigation Claims	38
7.	Significant Claims, Litigation and Settlements	38
	a. Committee v. Fleet Retail Finance Inc. et al	38
	b. HSBC v. BankBoston Retail Finance, Inc.	40
	c. Kmart Settlement	42
	d. Former Employees	45
	e. Other Litigations	46
8.	Representation of the Debtors	46

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	9.	Representation of the Committee and Other Parties in Interest	47
IV.	SUMMARY OF THE PLAN		47
	A.	General	47
	B.	Substantive Consolidation	48
	C.	Funding of the Plan	53
	D.	Treatment of Claims and Interests	54
	E.	Liquidation of the Debtors	54
	F.	Establishment of the Liquidation Trust	54
	G.	Conditions to Confirmation and Effective Date	55
	H.	Treatment of Officers, Directors and Liquidation Trustee	55
	I.	Employee Programs	56
	J.	Executory Contracts and Unexpired Leases	56
	K.	Releases and Injunction	56
	L.	Exculpation	57
V.	CONFIRMATION OF THE PLAN		58
	A.	Introduction	58
	B.	Voting Procedures and Standards	58
	C.	Acceptance	59
	D.	Confirmation and Consummation	59
	1.	Best Interests of Holders of Claims and Interests	61
	2.	Financial Feasibility	62
	3.	Acceptance by Impaired Classes	62
	4.	Cram Down	62
	5.	Classification of Claims and Interests	63

-iii-

VI.	CERTAIN EFFECTS OF THE PLAN		63
	A.	The Debtors	63
	B.	The Liquidation Trust	64
	C.	The Role of the Committee	64
	D.	Post-Confirmation Jurisdiction of the Court	65
VII.	CERTAIN RISK FACTORS TO BE CONSIDERED		67
	A.	Risk that Distributions will be Less Than Estimated by Plan Proponent	67
	B.	Litigation Risks	67
	C.	Bankruptcy Risks	68
	1.	Objection to Classifications	68
	2.	Risk of Nonconfirmation of the Plan	68
VIII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES		68
	A.	Federal Income Tax Consequences to the Debtors	69
	B.	Alternative Minimum Tax	70
	C.	Federal Income Tax Treatment of the Liquidation Trust	70
	D.	Federal Income Tax Consequences to Holders of Claims	71
	E.	Allocation of Consideration to Interest	72
	F.	Federal Income Tax Treatment of Holders of Interests	73
	G.	Backup Withholding and Information Reporting	73
IX.	CONCLUSION		75
INDEX OF EXHIBITS
EXHIBIT A The Plan
EXHIBIT B List of Members of Committee
EXHIBIT C Liquidation Analysis
EXHIBIT D List of Senior Officers and Directors of Debtors as of the Petition Date

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THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE PLAN PROPONENT’S CONSOLIDATED PLAN OF LIQUIDATION, DATED JUNE 25, 2001 (AS MAY BE AMENDED, THE “PLAN”). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN, AND IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN, BUT TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN (WHICH IS INCLUDED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT). IN THE EVENT OF A CONFLICT BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE COMMITTEE RECOMMENDS THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN VOTING CLASSES VOTE TO ACCEPT THE PLAN. PROCEDURES FOR ESTIMATING AND ALLOWING CLAIMS FOR VOTING PURPOSES ARE SET FORTH IN THE COURT’S ORDER APPROVING BALLOTING PROCEDURES DATED AUGUST 14, 2001.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT

BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

I.           INTRODUCTION

A.          General

On June 11, 1999 (the “Petition Date”), Hechinger Investment Company of Delaware, Inc., BSQ Acquisition, Inc., BSQ Transferee Corp., BucksProp Holding Company, Centers Holdings, Inc., Hechinger Company, Hechinger Finance, Inc., Hechinger Financial Holdings Company, Hechinger International, Inc., Hechinger Property Company, Hechinger Royalty Company, Hechinger Stores Company, Hechinger Stores East Coast Company, Hechinger Towers Company, HIDS, Inc., HProp, Inc., HQ Mid-Atlantic, LLC, HQ Partners, L.P., HQ Southwest, LLC, ManProp Holding Company, Pennsy, Inc., PhilProp Holding Company and RemProp, Inc., as debtors and debtors in possession (collectively, the “Debtors”) filed separate voluntary petitions for relief under chapter 11 of the Bankruptcy Code. This Disclosure Statement and the accompanying Plan relate to all of the Debtors. The Chapter 11 Cases have been procedurally consolidated and are being jointly administered, with the Debtors managing their businesses and affairs as debtors-in-possession, subject to the control and supervision of the Court. On June 24, 1999, the United States Trustee for the District of Delaware (the “United States Trustee”) appointed the Official Committee of Unsecured Creditors (the “Committee”). A list of the members of the Committee is annexed hereto as Exhibit B. The Plan contemplates the substantive consolidation of the Debtors.

The Committee is comprised of the following entities:

(i)           Teachers Insurance and Annuity Association (“Teachers”), a leading financial services organization, a major institutional investor and the world’s largest retirement system, with over $290 billion in assets currently under its management. Teachers has filed proofs of claim totaling $37,909,242.19, representing the aggregate principal amount (plus accrued and unpaid interest) of the Debtors’ Senior Notes and Senior Debentures maintained by Teachers in its asset portfolio. More information regarding Teachers can be obtained by visiting their website at www.tiaacref.com;

(ii)           The Sherwin Williams Company (“Sherwin Williams”), a manufacturer, distributor and retailer of coatings, such as paints, stains, varnishes, wallcoverings, floorcoverings, industrial maintenance products and other related products with annual sales in excess of $5.2 billion worldwide. Its products are sold under such names as Dutch Boy, Krylon, Martin-Senour, Red Devil, Sherwin-Williams, Thompson’s, and Minwax. Sherwin Williams supplied private label and branded coatings to the Debtors for resale in the Debtors’ stores. Sherwin Williams filed proofs of claim totaling $10,580,372.87 for claims arising out of goods sold and delivered to the Debtors. In addition, Sherwin Williams asserted reclamation claims totaling $306,425.06. More information regarding The Sherwin Williams Company can be obtained by visiting their website at www.sherwin-williams.com;

(iii)           HSBC Bank USA (“HSBC”), a leading financial services organizaion with combined assets of the bank and its holding company, HSBC USA Inc., of $84.5 billion. HSBC Bank is the 11th largest U.S. holding company in total assets and is an indirectly-held, wholly owned subsidiary of HSBC Holdings plc. HSBC Bank USA provides a full range of personal and business banking services, including, among others, investment banking services, investment management services, retirement services and corporate trust services. Since shortly after the Petition Date, HSBC is the indenture trustee under the Senior Indenture. As indenture trustee, they have asserted claims on behalf of the holders of the Senior Notes and Senior Debentures in the aggregate amount of approximately $206.4 million inclusive of prepetition interest. More information can be obtained regarding HSBC by visiting their website at us.hsbc.com;

(iv)          Masco Corporation (“Masco”), a manufacturer of thousands of home improvement and building products through more than 50 direct and indirect subsidiaries worldwide, with annual worldwide sales approaching $4 billion. Masco makes cabinets (which account for approximately 35% of its total sales) under brands that include KraftMaid, Fieldstone, and StarMark in North America; European brands include Systema and Vestergaard. Masco makes faucets under Delta and Peerless brands (sold in North America), as well as other brands sold in Europe. Masco’s other units make decorative products (paints, stains, and bath and shower accessories), commercial ventilating equipment, and knob and lock sets (Baldwin, Saflok). The company also installs insulation through several subsidiaries. Many of the home improvement products and building supplies manufactured by the Masco companies were sold throughout the Debtors’ stores. The Masco companies’ filed pre-petition proofs of claim totaling $5,231,347.12 for claims arising out of goods sold and delivered to the Debtors. In addition, the Masco companies asserted reclamation claims in the aggregate amount of $563,938.46. Masco also asserted administrative claims of $609,563.29 for goods sold and delivered. More information regarding Masco and its subsidiaries and affiliated companies can be obtained by visiting its website at www.masco.com;

(v)           The Scotts Company (“Scotts”), the world’s leading supplier and marketer of consumer products for do-it-yourself lawn and garden care, selling products under the brand names Scotts, Miracle-Gro and Ortho. Scotts’ annual sales for the year 2000 approached $2 billion. Many of the garden products manufactured by Scotts were sold throughout the Debtors’ stores. Scotts filed pre-petition proofs of claim in the aggregate amount of $9,532,149.34, for goods sold and delivered to the Debtors. In addition, Scotts also asserted reclamation claims totaling $1,317,280.04. More information regarding Scotts can be obtained by visiting its website at www.scottscompany.com; and

(vi)           Kmart Corporation (“Kmart”), one of the largest discount retailers in the United States. Kmart sells name-brand and private-label general merchandise (including its popular Martha Stewart Everyday label and Route 66 clothing), mostly to low- and mid-income families in more than 2,100 discount stores (including more than 100 Super Kmart Centers) throughout the United States, Guam, Puerto Rico, and the U.S. Virgin Islands. Kmart also sells its products online through its wholly-owned subsidiary, BlueLight.com. Kmart’s annual sales for 2000 were approximately $37 billion. As described more fully in Section II.A and Section III.F.7.c hereof, the Debtors were obligated to Kmart under certain agreements, including various leases and lease guarantees as a result of the Merger (as hereinafter defined). In addition, and also arising out of the Merger, the Debtors had certain indemnification obligations owing to Kmart for workers compensation and certain severance obligations relating to the Debtors’ stores operated under the Builders Square name. Kmart filed prepetition proofs of claim against the Debtors’ estates in the aggregate amount of approximately $251,857,600. Other than $854,300 relating to severance and approximately $3.3 million relating to workers’ compensation claims, the pre-petition proofs of claim all related to alleged damages resulting from the Debtors’

rejection of their subleases with Kmart. Pursuant to a settlement described in Section III.F.7.c, Kmart has agreed to reduce its pre-petition unsecured claim to $150,000,000. In addition, Kmart also asserted administrative claims of approximately $3.4 million for post-petition pre-rejection real estate taxes. Finally, Kmart asserted lease assumption cure claims in the aggregate amount of approximately $1.7 million. These claims have also been reduced in accordance with the settlement agreement more fully discussed in Section III.F.7.c hereof. More information regarding Kmart can be obtained by visiting their website, www.kmart.com.

Thus, the Committee is comprised of three trade representatives, a bondholder, an indenture trustee and a landlord (Kmart). Addresses for the Committee members are set forth on Exhibit B hereto. The interests represented by the Committee are quite diverse. The Committee believes that it fairly represents the makeup of the creditors of the Estates.

The Committee originally consisted of seven members. The seventh member, Mr. Timothy Tunney, resigned from the Committee prior to December 31, 1999. Mr. Tunney was a holder of the Subordinated Debentures.

The Plan is being proposed by the Committee (the “Plan Proponent”). The Plan Proponent submits this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan, a copy of which is annexed hereto as Exhibit A. The Debtors have provided certain factual information to the Plan Proponent in order for the Plan Proponent to prepare this Disclosure Statement and the Plan.

Capitalized terms used and not defined herein have the meaning ascribed to them in the Plan unless the context requires otherwise.

B.          Voting

With respect to Claims in Classes that are “impaired” (as defined below) under, but not deemed to reject, the Plan, each holder of a Claim in such a Class will receive this Disclosure Statement, a Ballot for the acceptance or rejection of the Plan and other related voting materials. Any creditor or Interest holder whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code is considered “impaired.”

Under the Plan, holders of Allowed Claims in Classes 4A (Senior Unsecured Claims), 4B (General Unsecured Claims), 4C (Convenience Claims), and Class 5 (Subordinated Debentures Claims) (the “Voting Classes”) are impaired and entitled to vote on the Plan. Holders of Allowed Claims in Classes 1 (Priority Non-Tax Claims), 2 (DIP Bank Secured Claims and Bank L/C Claims), 3 (Non-Bank Secured Claims) and holders of Allowed Fee Claims, Priority Tax Claims and Administrative Claims are unimpaired under the Plan and deemed to have accepted the Plan. Finally, holders of Interests in Class 6, who will receive no Distributions under the Plan, are deemed to have rejected the Plan. For a description of the Classes of Claims and Interests and their treatment under the Plan, see Section I.E below.

The Court has fixed 5:00 p.m. (Eastern time) on August 14, 2001 as the “Voting Record Date.” Only Persons who hold Claims or Interests on the Voting Record Date and certain other parties specified by the Court, are entitled to receive a copy of this

Disclosure Statement and all of the related materials. Only Persons who hold Claims that are impaired under the Plan and are not deemed to have rejected the Plan are entitled to vote whether to accept the Plan.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot and return it in the enclosed pre-addressed envelope to the Balloting Agent:

If sent by regular mail, to:	If sent by overnight mail or by hand to:

Hechinger Balloting Center c/o Bankruptcy Services, LLC P.O. Box 5014 F.D.R. Station New York, New York 10150-5014	Bankruptcy Services, LLC (Hechinger Balloting Center) 70 East 55th Street 6th Floor New York, New York 10022 Tel No.: (212) 376-8494

ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO 5:00 P.M. (EASTERN TIME) ON SEPTEMBER 19, 2001 (THE “VOTING DEADLINE”), WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER EACH CLASS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED, NOR WILL ANY BALLOTS RECEIVED BY FACSIMILE BE ACCEPTED, UNLESS OTHERWISE ORDERED BY THE BANKRUPTCY COURT. The Balloting Agent will prepare and file with the Court a certification of the results of the balloting with respect to the Plan on a Class-by-Class basis.

In accordance with Bankruptcy Rule 3017(d), the Plan Proponent will send Ballots to the Indenture Trustee, transfer agents, registrars, servicing agents, or other intermediaries holding Claims or Interests for or acting on behalf of record holders of Claims or Interests (collectively, the “Intermediaries”). Each Intermediary shall be entitled to receive, upon request to the Plan Proponent by August 24, 2001, a reasonably sufficient number of copies of Ballots and other voting materials, including this Disclosure Statement, to distribute to the beneficial owners of the Claims or Interests for which it is an Intermediary, and the Debtors shall be responsible for and pay each such Intermediary’s reasonable costs and expenses associated with the distribution of copies of Ballots and other applicable voting materials, including this Disclosure Statement, to the beneficial owners of such Claims or Interests and tabulation of the Ballots. Additionally, each Intermediary shall receive returned Ballots and shall tabulate and return the results to the Balloting Agent in a summary Ballot by the Voting Deadline, indicating the number and dollar amount of cast Ballots in the group of Claim or Interest holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote for any purpose even if such holder holds securities of the same type in more than one account.

IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT TO SUCH

INTERMEDIARY AND FROM THE INTERMEDIARY TO THE BALLOTING AGENT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY. DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOTS.

HOLDERS OF COMMON STOCK OF ANY DEBTOR WILL NOT RECEIVE ANY DISTRIBUTION UNDER THE PLAN. ACCORDINGLY, SUCH HOLDERS ARE DEEMED TO REJECT THE PLAN AND WILL NOT BE ENTITLED TO VOTE THEREON. ON THE EFFECTIVE DATE, THE STOCK OF EACH OF THE DEBTORS WILL BE CANCELED.

Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired under such plan vote to accept such plan, unless the “cram down” provisions of the Bankruptcy Code are employed. The Plan Proponent has reserved its right to seek to “cram down” the Plan on certain non-accepting Classes of creditors and Interest holders. See Section V.D.4. below.

C.          Confirmation Hearing

The Court will hold the Confirmation Hearing commencing at 10:30 a.m. (Eastern time), on October 1, 2001, at the United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801, before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in the Court on the scheduled date of such hearing. At the Confirmation Hearing, the Court will (i) determine whether the requisite vote has been obtained for each Voting Class (each as defined herein), (ii) hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of, (iii) determine whether the Plan meets the confirmation requirements of the Bankruptcy Code, and (iv) determine whether to confirm the Plan.

Any objection to confirmation of the Plan must be in writing and filed and served as required by the Court pursuant to the order approving the Disclosure Statement, a copy of which accompanies this Disclosure Statement. Specifically, all objections to the confirmation of the Plan must be served in a manner so as to be received on or before September 19, 2001 at 4:00 p.m. (Eastern time) by: (1) Co-counsel to the Committee, Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York 10169, Attn.: Scott L. Hazan, Esq. and Pepper Hamilton LLP, 1201 Market street, Suite 1600, P.O. Box 19899-1705, Wilmington, Delaware 19801, Attn: David B. Stratton, Esq.; (2) Co-counsel to the Debtors, Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, Attn.: Tonny K. Ho, Esq. and Richards, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19899, Attn.: Mark D. Collins, Esq.; and (3) the Office of the United States Trustee for the District of Delaware, 601 Walnut Street, Suite 950W, Philadelphia, Pennsylvania 19106, Attn.: John D. McLaughlin, Jr., Esq.

D.          Recommendations

THE COMMITTEE RECOMMENDS THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN VOTING CLASSES VOTE TO ACCEPT THE PLAN.

E.           Summary of Distributions to Be Made Pursuant to the Plan

The following tables set forth a brief summary of the classification and general treatment of Claims and Interests under the Plan. The information set forth in the tables is for convenience of reference only. Each holder of a Claim or Interest should refer to Articles III, IV and V of the Plan, Section IV.C. (Treatment of Claims and Interests) below, and the liquidation analysis annexed as Exhibit C hereto, for a full description of the classification and treatment of Claims and Interests provided under the Plan. THE ESTIMATES SET FORTH HEREIN MAY DIFFER FROM ACTUAL DISTRIBUTIONS BY REASON OF, AMONG OTHER THINGS, VARIATIONS IN THE ASSERTED OR ESTIMATED AMOUNTS OF ALLOWED CLAIMS AND THE EXISTENCE OF DISPUTED CLAIMS. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR THE VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATES BY THE DEBTORS BASED ON CURRENT INFORMATION AND ARE NOT A REPRESENTATION AS TO THE ACCURACY OF THESE AMOUNTS. IN PARTICULAR, RECOVERY ESTIMATES IN RESPECT OF CLASS 4A (SENIOR UNSECURED CLAIMS), CLASS 4B (GENERAL UNSECURED CLAIMS) AND CLASS 5 (SUBORDINATED DEBENTURES CLAIMS) ARE BASED IN PART ON PRELIMINARY ASSESSMENTS OF PROBABLE LITIGATION OUTCOMES, WHICH OUTCOMES ARE INHERENTLY UNCERTAIN AND DIFFICULT TO PREDICT. FOR AN EXPLANATION OF THE BASIS FOR, LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE CALCULATIONS SEE SECTION VII (“Certain Risk Factors to be Considered”), BELOW. Unless otherwise noted, these estimates are as of May 21, 2001.

CLASSES OF CLAIMS AND INTERESTS:

CLASS	TYPE OF CLAIM OR INTEREST	ESTIMATED ALLOWABLE AMOUNT[1]	TREATMENT UNDER THE PLAN

Not Applicable	Allowed Administrative Claims	$6.6 million	Unless otherwise provided for in the Plan, each holder of an Allowed Administrative Claim shall receive 100% of the unpaid amount of such Allowed Administrative Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Notwithstanding the immediately preceding sentence: (i) any Administrative Claims for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases involving trade or vendor Claims, subject to compliance with any applicable bar date, shall be paid by the Debtors or the Liquidation Trustee in the ordinary course in accordance with the terms and conditions of any agreements relating thereto; and (ii) Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees.

Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Committee or Liquidation Trustee, as applicable.

Not Applicable	Allowed Fee Claims	$5.1 million	Each holder of an Allowed Fee Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash on or as soon as reasonably practicable after the Distribution Date.

Not Applicable	Allowed Priority Tax Claims	$4.8 million	Each holder of an Allowed Priority Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in either (i) Cash on or as soon as reasonably practicable after the Distribution Date or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the Distribution Date, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the federal judgment statutory rate as of the Effective Date. Allowed Priority Tax Claims may be prepaid, at any time, at the sole discretion of the Liquidation Trustee, without penalty. Any claim or demand for penalty relating to any Priority Tax Claim shall be disallowed, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors or the Liquidation Trustee. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Committee or the Liquidation Trustee.

[1]	This column reflects the Debtors’ estimate of the approximate most likely amount of Allowed Claims. See Section III.F.4. of this Disclosure Statement for further information concerning the basis for, and certain limitations on, any estimates of Allowed Claims. The estimated amount of Allowed Fee Claims reflects the estimated amount as of the Effective Date of unpaid fees and expenses of holders of Fee Claims.

CLASSES OF CLAIMS AND INTERESTS:

CLASS	TYPE OF CLAIM OR INTEREST	ESTIMATED ALLOWABLE AMOUNT[1]	TREATMENT UNDER THE PLAN

1	Allowed Priority Non-Tax Claims	$3.9 million	Each holder of an Allowed Priority Non-Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Committee or the Liquidation Trustee, as applicable.

2	Allowed DIP Bank Claims and Bank L/C Claims	$13.2 million (contingent)	The Debtors already have paid down their obligations under the DIP Facility. The DIP Lenders retain a cash collateral account as security for approximately $13.2 million in outstanding letters of credits. Each holder of a Bank L/C Claim shall be paid 100% of the reimbursement amount due under the Bank L/C Claim, if and when such obligation arises, solely from the funds held in the Bank L/C Fund or shall receive such treatment that leaves unaltered the legal, equitable, or contractual rights to which the holder of such Bank L/C Claim is entitled. Upon the Effective Date, the DIP Credit Agreement shall be deemed terminated and the obligations or rights issued or granted pursuant thereto shall be canceled, except with respect to the Bank L/C Claims. Except with respect to the Bank L/C Fund, all liens, security interests and like encumbrances of a holder of a DIP Bank Claim on property of the Debtors or the Estates respecting such Claim shall be deemed released pursuant to the Plan as of the Effective Date. Upon the expiration or termination of the subject letters of credit, the liens, security interests and like encumbrances on the Bank L/C Fund shall be deemed released as and to the letter(s) of credit that expires or terminates.

3	Allowed Non-Bank Secured Claims	$4.1 million	Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Non-Bank Secured Claim shall receive, at the option of the Committee or the Liquidation Trustee and to the extent such Claim is secured by collateral in the possession of the Liquidation Trustee: (a) 100% of the Net Proceeds from the sale of the relevant collateral, up to the unpaid allowed amount of such Claim (with such payments to be made, if applicable, from accounts set up by the Debtors, during the Chapter 11 Cases, in connection with the sale of such collateral), subject to applicable inter-creditor lien priorities; (b) the return of the relevant collateral; (c) such treatment that leaves unaltered the legal, equitable and contractual rights of the holder of such Allowed Non-Bank Secured Claim; or (d) such other treatment as shall be agreed to between the holder of such Claim and the Liquidation Trustee. Such Distribution shall be made on or as soon as reasonably practicable after the relevant Distribution Date (subject, if applicable, to the Liquidation Trustee’s receipt of the proceeds of the sale of the relevant collateral). Upon receipt of such Distributions by such a holder, such holder’s lien or other security interest in the relevant collateral shall be deemed released. To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, such

CLASSES OF CLAIMS AND INTERESTS:

CLASS	TYPE OF CLAIM OR INTEREST	ESTIMATED ALLOWABLE AMOUNT[1]	TREATMENT UNDER THE PLAN

Non-Bank Secured Claim shall be deemed to have been (x) setoff only to the extent of the allowed amount of the allowed, liquidated, nondisputed, non-contingent claim owing to the Debtors, and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off. If a Claim is fully a Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the relevant Debtor that are in an amount in excess of the amount validly offset and the payment, in full and in cash, of all amounts due and owing as of the Effective Date to such Debtor and the turnover of any property of such Debtor held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Secured Claim. Notwithstanding the foregoing, the holder of an Allowed Non-Bank Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Committee or the Liquidation Trustee. Any Allowed Claim based on any deficiency Claim by a holder of an Allowed Non-Bank Secured Claim shall become, and shall be treated for all purposes under this Plan as an Allowed General Unsecured Claim and shall be classified as a Class 4B Claim.

4A	Allowed Senior Unsecured Claims	$206.4 million	On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, the holders of Allowed Claims in Class 4A shall receive a beneficial interest in the Liquidation Trust entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed Senior Unsecured Claims, which distributions shall be made in accordance with the priority and subordination provisions set forth in Sections 6.9 through 6.12 of the Plan. Holders of allowed Claims in Class 4A who vote in favor of the Plan and/or accept distribution hereunder shall be deemed to have assigned their individual causes of action asserted on their behalf in the Bondholders Action. To the extent that any Holder of a Claim in Class 4A rejects the Plan, then such Holder’s pro rata share of fees and costs of the Bondholder Action shall be deducted from such Holder’s pro rata share of any recovery and/or from any Distribution that otherwise would be payable to such Holder under the Plan. The Plan enforces the subordination provisions set forth in the Subordinated Debentures. Accordingly, until such time as all holders of Senior Unsecured Claims have received the full amount of their Allowed Claims and an amount has been reserved to pay the full amount of any such Disputed Claims if subsequently allowed, any amounts allocated for payment to Class 5 shall be distributed on the next Distribution Date to holders of Claims in Class 4A or reserved for Disputed Class 4A Claims, as appropriate; provided that the receipt of any amounts allocable to Class 5 shall not reduce the aggregate amount of the Claims in Class 4A. Notwithstanding the foregoing, the holder of an Allowed Senior Unsecured Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Committee or

CLASSES OF CLAIMS AND INTERESTS:

CLASS	TYPE OF CLAIM OR INTEREST	ESTIMATED ALLOWABLE AMOUNT[1]	TREATMENT UNDER THE PLAN

the Liquidation Trustee.

4B	Allowed General Unsecured Claims	$506.5 million	On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, each holder of an Allowed Claim in Class 4B shall receive a beneficial interest in the Liquidation Trust entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed General Unsecured Claims, which distributions shall be made in accordance with the provisions set forth in Sections 6.9 through 6.12 of the Plan. The Plan enforces the subordination provisions of the Subordinated Debentures. The enforcement of such provisions through the Plan does not result in any lesser or greater distributions to the holders of Allowed General Unsecured Claims – that is, distributions to the holders of General Unsecured Claims would be the same regardless of the subordination provisions. Notwithstanding the foregoing, the holder of such Allowed General Unsecured Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Committee or the Liquidation Trustee.

4C	Allowed Convenience Claims	$2.9 million	On or as soon as reasonably practicable after the initial Distribution Date, holders of an Allowed Claim in Class 4C shall be paid 7.5% of their Allowed Convenience Claim amount in full satisfaction of any Claims against the Debtors or the Estates, which distributions shall be made in accordance with the provisions set forth in Sections 6.9 through 6.12 hereof. Such Distribution shall be the sole Distribution to which holders of Class 4C claims shall be entitled. Notwithstanding the foregoing, the holder of such Convenience Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Committee or the Liquidation Trustee.

CLASSES OF CLAIMS AND INTERESTS:

CLASS	TYPE OF CLAIM OR INTEREST	ESTIMATED ALLOWABLE AMOUNT[1]	TREATMENT UNDER THE PLAN

5	Allowed Subordinated Debentures Claims	$93.0 million	On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, each holder of an Allowed Claim in Class 5 shall receive a beneficial interest in the Liquidation Trust entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed Subordinated Note Claims, which distributions shall be made in accordance with the priority and subordination provisions set forth in Sections 6.9 through 6.12 of the Plan. The Plan enforces the subordination provisions set forth in the Subordinated Debentures Indenture. Each holder of Subordinated Debentures is deemed to acknowledge that its rights to distributions on account of such Subordinated Debentures are subordinate to the rights of the holders of Senior Unsecured Claims and agrees any distribution made pursuant to the Plan on account of the Subordinated Debentures shall be distributed to the holders of the Senior Unsecured Claims until such claims are paid in full. Accordingly, until such time as all holders of Senior Unsecured Claims have received the full amount of their Allowed Claims and an amount has been reserved to pay the full amount of any such Disputed Claims if subsequently allowed, any amounts allocated for payment to Class 5 shall be distributed on the next Distribution Date to holders of Claims in Class 4A or reserved for Disputed Class 4A Claims, as appropriate; provided that the receipt of any amounts allocable to Class 5 shall not reduce the aggregate amount of the Claims in Class 4A. On and after the date that all holders of Senior Unsecured Claims have received the full amount of their Allowed Claims and an amount has been reserved to pay the full amount of any Disputed Claims in Class 4A if subsequently allowed, any amounts that would be allocated to Class 4A without considering amounts that the Class 4A Reserve received from Class 5 shall be distributed on the next Distribution Date to holders of Claims in Class 5 that have not waived their rights to receive payments therefrom. Notwithstanding the foregoing, the holder of such Allowed Subordinated Debentures Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Committee or the Liquidation Trustee.

6	Interests	N/A	All holders of Interests shall receive no Distribution of any kind under the Plan on account of such Interests. As of the Effective Date, all Interests in the Debtors shall be deemed canceled.

II.     HISTORICAL INFORMATION

A.           The Debtors’ Former Businesses

The Debtors consist of Centers Holdings, Inc. and its wholly-owned subsidiary BSQ Acquisition, Inc. (“Acquisition,” and together with Centers Holdings, Inc., “Centers Holdings”),

together with Acquisition’s wholly-owned subsidiaries BSQ Transferee Corp. (“BSQ”) and Hechinger Company, together with Hechinger Company’s 19 wholly-owned subsidiaries.

Hechinger Company (together with its subsidiaries, “Hechinger”) started operations in the Washington, D.C. area in 1911. By early 1997, Hechinger operated 117 stores in the eastern half of the United States. In September 1997, Centers Holdings acquired Hechinger through a merger. Also in September 1997, Centers Holdings purchased the stock of BSQ, which held substantially all of the assets, liabilities, and operations of the Builders Square business of Kmart Corporation (together with its subsidiaries, “Kmart”). BSQ also leased substantially all of its stores from Kmart. Hechinger subsequently purchased most of the assets of BSQ, which consisted primarily of inventory, and assumed substantially all of BSQ’s liabilities and the operations of BSQ’s 161 stores. BSQ also leased or subleased all of its stores to Hechinger. Following the September 1997 transactions described above (the “Merger”) and until the Petition date, the Debtors focused heavily on consolidating the combined operations and improving the businesses of Hechinger and BSQ.

As of the Petition Date, the Debtors’ primary business was as a retailer of products and services for the care, repair, remodeling and maintenance of the home and garden. The Debtors operated approximately 206 stores, primarily under the Hechinger, Home Quarters Warehouse and Builders Square names. The Builders Square stores, comprising approximately 44% of the store locations, were located primarily in the Southern, Southeastern, Northern and Midwestern parts of the United States. The Hechinger stores, comprising approximately 29% of the store locations, were located primarily in the Mid-Atlantic region, and the Home Quarters stores, comprising the remaining 27% of the store locations, were located primarily in the Southeastern, Northern and Mid-Western parts of the United States.

The Debtors’ consolidated net sales for the second fiscal quarter, ended April 3, 1999, of its fiscal year 1999 decreased approximately 32% to $508.5 million from the comparable period of 1998. This decrease was due to operating approximately 50 fewer stores, and to a decrease of approximately 20% in comparable store sales resulting primarily from increased competition. Net cash flows used in operations increased from $87.2 million for the first half of 1998 to $225.7 million for the first half of 1999. This change was primarily the result of increased losses in 1999. In addition, because vendors had reduced their credit exposure to the Debtors and because the Debtors were buying less inventory due to the store closings, accounts payable and accrued expenses decreased significantly. Cash and cash equivalents were $0.8 million as of April 3, 1999, compared to $21.1 million as of October 3, 1998.

B.           Prepetition Financing

Secured Bank Debt

Prior to the Petition Date, the Debtors’ working capital and other financing was derived principally from trade credit and a financing facility. In March 1999, the Debtors refinanced their prior senior secured facility and began financing their working capital and other borrowing needs through the Prepetition Credit Facility, under which up to $700 million in borrowings could be made, subject to traditional availability limitations tied to a borrowing base. This refinancing provided the Debtors with additional borrowing capacity and greater flexibility with respect to operating covenants than the Debtors’ previous $600 million senior credit facility and $50 million supplemental facility with The Chase Manhattan Bank, which were replaced by the Prepetition Credit Facility. Pursuant to the Prepetition Credit Facility, BankBoston Retail Finance, Inc., now known as Fleet Retail Finance Inc. (“BankBoston”) was the Administrative Agent (the “Agent”) for a syndicate of financial institutions (including itself) as lenders (collectively, the “Prepetition Lenders”).

Pursuant to the Prepetition Credit Facility, the Debtors were required to maintain certain Minimum Excess Availability (as defined in the Prepetition Credit Facility). As of June 30, 1999, if the Debtors fell below these required excess availability levels, the Debtors would have been subject to certain minimum EBITDA and accounts payable to inventory ratios.

The Debtor borrowers under the Prepetition Facility were Hechinger Investment Company of Delaware, Inc., Centers Holdings, Hechinger Company, Acquisition, BSQ, Hechinger Stores Company and Hechinger Stores East Coast Company. Pursuant to a separate Amended and Restated Guaranty, dated as of March 18, 1999 (the “Guaranty”), each of the remaining Debtors was a guarantor of the Prepetition Credit Facility. The Guaranty, and all other agreements, notes, security agreements, instruments, and other documents relating to the Prepetition Credit Facility or the Guaranty, are hereafter collectively referred to as the “Prepetition Loan Documents.”

The loans, advances and other indebtedness owed by the Debtors to the Prepetition Lenders under the Prepetition Loan Documents were secured by liens, security interests and mortgages (collectively, the “Liens”) granted by the Debtors to or for the benefit of the Prepetition Lenders upon substantially all the assets of the Debtors, including, but not limited to, all accounts receivable, documents, equipment, general intangibles, inventory, goods, cash and cash accounts, investment properties and proceeds thereof. The properties subject to the liens, security interests and mortgages of the Prepetition Lenders are hereafter collectively referred to as the “Prepetition Collateral”. As of the Petition Date, the Debtors believed the Prepetition Lenders’ Liens were valid, duly perfected and non-voidable first priority Liens against the Prepetition Collateral. As discussed further in Sections III.A.4. and III.F.7., below, the Committee has challenged the Prepetition Lenders’ Liens.

Public Debt

As of June 1999, Hechinger also had outstanding pursuant to certain Indentures (collectively, the “Indentures”) three issuances of publicly held bonds, totaling approximately $318.8 million in principal amount. Specifically, pursuant to an Indenture, dated March 15, 1987, as amended by Supplemental Indenture, dated January 31, 1997 (the “Subordinated Debentures Indenture”), Hechinger issued 5½% Convertible Subordinated Debentures in the principal amount of $132 million due April 1, 2012. In June, 1999, the principal amount outstanding under the Subordinated Debentures Indenture was approximately $118.8 million, of which the Debtors owned approximately $26.8 million. Pursuant to an Indenture, dated October 1, 1992 (the “Shelf Indenture”) and Prospectus Supplement dated November 12, 1992 (collectively, the “Senior Debentures Indentures”), Hechinger issued 9.45% Senior Debentures in the amount of $100 million due on November 15, 2012. Pursuant to the Shelf Indenture and

Prospectus Supplement dated October 21, 1993, Hechinger issued 6.95% Senior Notes in the amount of $100 million due October 15, 2003.

First Union National Bank of North Carolina served as the original indenture trustee for each of the Indentures. Commencing as of January 31, 1997, American Stock Transfer & Trust Company succeeded as Indenture Trustee under the Indentures, until its successor HSBC Bank USA was appointed Successor Indenture Trustee with respect to the Shelf Indenture on or about June 24, 1999.

Chase Manhattan Bank (“Chase”) and Fahnestock & Company (“Fahnestock”) each filed a proof of claim on behalf of Taurus Advisory Group (“Taurus”) asserting a general unsecured prepetition claim (collectively, the “Taurus Claims”) in the amount of $159,103.15 and $18,341.65, respectively. Prior to the Petition Date, Taurus held 5½% Convertible Subordinated Debentures. Taurus asserts that pursuant to the Subordinated Debentures Indenture, on or about May 20, 1999, Chase and Fahnestock, on behalf of Taurus, each submitted certain Taurus holdings of the 5½% Convertible Subordinated Debentures to the Indenture Trustee for conversion to cash, but that the Indenture Trustee could not honor the conversion right because Hechinger did not provide the necessary funds. The Taurus Claims amount represents the amount that was due upon conversion (i.e., $85.31 per $1,000 par value). The Taurus Claims are currently being treated as Subordinated Debentures Claims in the amount of $1,865,000 (relating to Chase) and $215,000 (relating to Fahnestock). In the event it is determined that the conversion was properly effected, Taurus would have Allowed General Unsecured Claims in the amounts of $159,103.15 (relating to Chase) and $18,341.65 (relating to Fahnestock), and the amount owed under the Subordinated Debentures Indenture would be reduced by $2,080,000. The Debtors, the Committee, Chase and Fahnestock have reserved their respective rights regarding the Taurus Claims.

C.           Events Leading To Chapter 11 Filing

The Debtors’ same-store sales declined in recent years due to increased competition in some markets and changing demographics in other markets. In 1998, after the Merger, numerous changes were made in the management team. The Debtors’ new management team identified restructuring opportunities necessary to increase sales and gross margins and reduce costs. Specifically, the Debtors’ management determined to close certain unprofitable stores and to remodel certain other stores. To that end, during the year preceding the Petition Date, the Debtors closed, or were in the process of closing, 49 stores, primarily underperforming locations and stores in remote geographic locations. In addition, during that same year, the Debtors remodeled 37 of their key stores in seven of their markets to expand the areas that the Debtors believed were most appealing to their customer base. Merchandise offerings were strengthened to include, among other things, a broad assortment of home appliances, a significantly expanded flooring department and a convenience assortment of automotive supplies. Further, the name of the Hechinger and Builder Square stores that underwent this remodeling was changed to Home Quarters. Preliminary data indicated that sales in the remodeled stores increased over otherwise expected results.

Nevertheless, the Debtors’ liquidity was severely impacted by the Debtors’ continuing losses at certain operating stores, as well as by the rent and related carrying costs associated with previously closed stores. Additionally, certain merchandise vendors reduced the amount of credit they were willing to extend to the Debtors. This drain on cash required the Debtors to rely more on their working capital facility, which adversely affected the Debtors’ liquidity and ability to maintain adequate levels of inventory. The Debtors’ liquidity depended on available borrowings under the Prepetition Credit Facility, which availability was approximately $68 million as of May 8, 1999.

On May 15, 1999, Hechinger had a scheduled interest payment of $4.7 million on its 9.45% Senior Debentures. Hechinger elected to use the 30-day grace period provided for in the Senior Debentures Indenture. If Hechinger failed to make the required interest payment by the end of the grace period, Hechinger would have been in default under the Senior Debentures Indenture, permitting the Indenture Trustee under the Senior Debentures, or holders of 25% in principal amount of the Debentures, to accelerate the maturity date of such Debentures. In addition, if Hechinger failed to make the scheduled interest payment and such default was not cured within ten days, defaults could have occurred under other contracts to which the Debtors were party, which in turn could have resulted in a default under the Prepetition Credit Facility. The Debtors had no assurance that they would be able to obtain any necessary waivers to avoid these defaults.

In addition, the Debtors did not expect that they would continue to meet the Minimum Excess Availability covenant under the Prepetition Credit Facility at the beginning of July when the Inventory Advance Rate would have decreased from 69% of Eligible Inventory to 65% of Eligible Inventory (all as defined in the Prepetition Loan Documents), unless the Debtors were to improve substantially their operating results and receive additional credit support from their merchandise vendors on terms more favorable than the levels they were then receiving. In the event the Debtors were not able to comply with the Minimum Excess Availability covenant, and further with the financial covenants, when those covenants became effective on June 30, 1999, the Debtors would not have been able to continue to borrow under the Prepetition Credit Facility. Without a waiver or amendment, the Debtors would need to seek alternative financing.

The Debtors engaged financial advisors to assist them in developing financial and operating plans and alternatives. The Debtors were actively exploring these alternatives, which included but were not limited to an evaluation of the actual and projected profitability of individual stores and markets in which the Debtors believed they had a core set of profitable stores, as well as various financial restructuring alternatives. As a result of this work, the Debtors reviewed whether additional store closings were appropriate. The Debtors concluded that, outside of a chapter 11 context, they could not implement the necessary cost saving and merchandise strategies within the severe time and financial constraints imposed by the circumstances described above without severely damaging the long-term viability of the Debtors. Therefore each of the Debtors, on the Petition Date, filed a petition for relief under chapter 11 of the Bankruptcy Code to preserve the integrity of their businesses.

III.           THE REORGANIZATION CASES

A.           Continuation of Business After the Petition Date

1.           Overview

Since the Petition Date, the Debtors have been authorized to continue to operate their businesses in the ordinary course as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. As described in greater detail below, the Debtors undertook to right-size their operations to a core group of profitable locations that would form the basis for a plan of reorganization. However, despite these initiatives and the Debtors’ attempts to reorganize through the chapter 11 process, the Debtors ultimately determined that a successful reorganization was impracticable. The Debtors therefore closed their remaining stores and began to implement an orderly liquidation of their assets through the bankruptcy process. With the exception of certain accounts and notes receivable, and litigation assets, most of the Debtors’ assets have now been liquidated, and the Plan contemplates the completion of this liquidation process.

Among the reasons for the Debtors’ inability to reorganize as a going concern were: (a) a continued decline in the sales base and ongoing losses in operations; (b) the refusal of many vendors to provide the Debtors with merchandise (in some cases, despite cash payments in advance), credit terms, earned rebates, prompt-payment discounts and other normal allowances, all of which are customary and critical to the preservation of sales and profit margins in the fiercely competitive home improvement industry, and which were available to the Debtors prior to the Petition Date; and (c) significant employee defections and inventory shrinkage in the months immediately following the Petition Date.

2.           Management

As of the Petition Date, the Debtors employed Mark R. Adams as President and Chief Executive Officer. On or about July 24, 1999, Mr. Adams resigned as President and Chief Executive Officer and was replaced as Chief Executive Officer by Richard J. Lynch. On May 12, 2000, with the liquidation process well underway, Mr. Lynch resigned. As of the Petition Date, Don Stallings served as Executive Vice President and Chief Operating Officer, and in July 1999, succeeded Mr. Adams as President. Mr. Stallings departed on November 8, 1999, once store liquidations had commenced. As of the Petition Date, Conrad F. Hocking was Vice President of Finance and serving as Acting Chief Financial Officer, becoming Chief Financial Officer on or about October 6, 1999, and Chief Executive Officer as of May 31, 2000. The other senior officers of the Debtors as of the Petition Date are listed on Exhibit D hereto. Of the foregoing individuals, only Mr. Hocking currently remains as a senior officer of the Debtors.

3.           Stabilizing Operations

After the Petition Date, the Debtors’ management directed enormous efforts toward stabilizing operations. In the first stage of this process, the Debtors’ management reached out to the vendor community to re-establish, or in some cases establish, new and improved terms for the supply of critical products and related materials. The Debtors also sought and obtained authorization to pay certain critical prepetition obligations and to grant administrative expense status to obligations to suppliers and vendors arising from the postpetition delivery of goods. The purpose of the motion was to enable the Debtors’ businesses to continue to operate on an uninterrupted basis by ensuring delivery of critical goods and services. At the same time, management addressed the many emergencies and other matters which are incidental to the commencement of complex chapter 11 cases, including responding to a multitude of inquiries by vendors, suppliers, employees, bondholders, unsecured creditors, secured creditors, the Committee, its professionals and others.

In addition, the Debtors moved quickly to address their liquidity problems. On the Petition Date, the Debtors were able to obtain emergency debtor in possession (“DIP”) financing from a consortium of lenders which was substantially identical to the Prepetition Lenders (the “DIP Lenders”), led by BankBoston (the “DIP Agent”). On June 11, 1999 and July 20, 1999, respectively, the Court approved interim and final DIP financing from the DIP Lenders, the details of which financing are described below. Establishing the DIP Facility entailed extensive negotiations with the DIP Agent. Establishing the DIP Facility was necessary to support the Debtors’ operations after the Petition Date and provide the liquidity needed to fund their attempts to reorganize and, later, to wind down their operations. See Section III.A.4 (“Financing”), below.

During the period following the Petition Date, including the wind down period, the Debtors filed monthly operating reports with the Bankruptcy Court on a regular basis. Copies of those reports will be made available, within reason, upon written request of counsel for the Committee or the Debtors.

4.           Financing

As of the Petition Date, the Debtors were experiencing severe liquidity issues. If the Debtors had not commenced the Chapter 11 Cases, the Debtors’ Prepetition Lenders could have accelerated the maturity of the loans under the Prepetition Credit Agreement on June 30, 1999, based on the Debtors’ impending default under certain financial covenants. In addition to the defaults or impending defaults under the Prepetition Credit Agreement and the Senior Debentures (as discussed in Section II.B, above), the Debtors had exhausted virtually all sources of liquidity. A number of vendors were already selling to the Debtors only on a cash basis. Thus, the Debtors had an immediate need to obtain financing in order to permit the orderly continuation of their businesses, maintain relations with vendors and suppliers, make certain capital expenditures and satisfy other working capital needs. However, the Debtors’ existing obligations under the Prepetition Credit Agreement were secured by perfected liens on substantially all of their assets. Thus, the Debtors reasonably believed that the required postpetition financing would not be available without granting the applicable lenders (a) superpriority administrative claims under section 364(c)(1) of the Bankruptcy Code; (b) a perfected first priority senior security interest on all unencumbered property of the Debtors and a perfected junior security interest on all such property that was encumbered; and (c) a perfected first priority priming lien on all collateral of the lenders under the Prepetition Credit Agreement.

After making preliminary inquiries with potential lenders and engaging in negotiations with the DIP Agent, the Debtors agreed and, on the Petition Date, sought Court approval to enter into the DIP Facility. As described above, on June 11, 1999 and July 20, 1999, the Court gave interim and final approval, respectively, of the DIP Facility. This facility was comprised of two tranches: (a) Tranche A provided up to $650 million of senior secured credit, divided into Tranche A-1, a conventional working capital revolving line of credit facility of up to $425 million, and Tranche A-2, a short-term facility of up to $225 million; and (b) Tranche B provided a $50 million secured term loan. The Tranche A loans were further subject to an initial $125 million sub-limit for letters of credit, and were subject to certain availability and other restrictions. The new advances under the DIP Facility were to be used immediately to pay down the Debtors’ outstanding obligations under the Prepetition Credit Agreement as of the Petition Date (such use of these advances is referred to in bankruptcy parlance and herein as the “Roll-Up”). The maximum amount outstanding under Tranche A at any given time varied over the course of the Chapter 11 Cases but at no point exceeded approximately $494.4 million, exclusive of letters of credit. Together with the then outstanding letters of credit of approximately $35.7 million and with Tranche B of $50 million, the maximum amount outstanding under the DIP Loan was approximately $580.1 million.

The Debtors and DIP Lenders subsequently agreed to two amendments to the DIP Facility. The first amendment modified the DIP Facility to provide the Debtors with additional borrowing availability during the First GOB Sale (as defined in Section III. B, below). The second amendment modified the DIP Facility to reflect the Debtors’ liquidation and to fund liquidation expenses by amending the basis on which the revolving credit loans would be made to the Debtors.

The Court’s approval of the DIP Facility included, among other things, the reservation of the right of the Committee and any party in interest asserting in good faith a contractual claim in excess of $25 million to challenge the Roll-Up and the validity, priority and extent of the liens and claims of the Prepetition Lenders. As discussed in Section III.F.7.a., below, the Committee investigated the validity of the Roll-Up and filed a complaint, and an objection to the release of claims, against the Prepetition Lenders. As discussed in Section III.F.7.b., below, HSBC, as Indenture Trustee, also filed a complaint against the Prepetition Lenders challenging the Prepetition Lenders’ Liens.

Over the course of the Chapter 11 Cases, the Debtors paid down their obligations under the DIP Facility. The Debtors’ obligations under the DIP Facility were paid in full on or before December 22, 1999, except that as of May 21, 2001, the DIP Lenders retain a cash collateral account as security for approximately $13.2 million in outstanding letters of credits. The DIP Banks also have refused to release their liens on the Debtors’ property pending resolution of the Roll-Up litigations commenced by the Committee and HSBC.

5.           Automatic Stay

On the Petition Date, pursuant to section 362 of the Bankruptcy Code, an automatic stay went into effect which enjoins most forms of civil litigation (including by private parties) which either were pending on the Petition Date or which had yet to be commenced but relate to liabilities incurred prior to the Petition Date.

During the pendency of the Chapter 11 Cases, numerous parties have purported to commence various actions against the Debtors outside of the Court, and others have sought to continue collection efforts or pursue actions that were commenced prior to the filing of the Chapter 11 Cases. In each such case, the Debtors defended their rights under section 362 of the Bankruptcy Code, and were generally successful in achieving the cessation of stay-violating activities without the need for recourse to the Court.

The Court granted a motion to lift the stay filed by John B. Sullivan, Jr., Corporation of NH Inc. (“Sullivan”) with respect to determining the validity of certain mechanics’ liens. The Debtors and Sullivan subsequently consensually resolved Sullivan’s lien concerns before Sullivan commenced any State Court actions.

When warranted by the particular facts, the Debtors entered into a stipulation to modify the stay to allow the appeal of a civil action (for which the Debtors already had posted supersedeas bonds) to proceed. The Debtors determined that the pursuit of such action by James W. Johnson, the non-Debtor party, would not have a prejudicial effect on the Debtors’ Estates (by reason of the available bonds). The stipulation was approved by the Court on September 15, 1999. The Court also has lifted the stay with respect to discovery in one ADR (described in Section III.F.4.c., below) case. Discovery has been completed and the case itself continues to be stayed.

Finally, a Stipulated Order granting relief from stay and consent to foreclosure with regard to the Debtors’ Feasterville, Pennsylvania store was approved by the Court on May 31, 2000. This order allowed Chase Manhattan Trust Co., N.A., the mortgagee, to foreclose on a property in which the Debtors had an equitable and leasehold interest in exchange for Chase’s release of all claims against the Debtors except with respect to any rejection claims respecting the leasehold. No purchase offers were received for this property throughout the auction process (discussed below in Sections III.C.1. and III.C.2.) and the lease was rejected as of January 27, 2000.

6.         Reclamation Claims Program

Following the Petition Date, the Debtors received 109 reclamation demands from trade suppliers for the return of goods pursuant to applicable state law and section 546(c) of the Bankruptcy Code. The value of the goods subject to reclamation Claims totaled approximately $14.3 million. After thorough examination, the Debtors determined that approximately $4.8 million of such Claims were valid reclamation claims under applicable law.

As of May 21, 2001, the status of all reclamation claims, including those as to which motions have been filed, is as follows (all amounts in thousands ($,000’s):

Claims Status	Number of Claims	Amount of Demand Claims	Amount of Claims Already Disallowed or to be Resolved and/or Disallowed	Amount of Allowed Claims

Fully Resolved or Resolved in Principal Subject to	66	$7,691	$4,069	$3,622

Claims Status	Number of Claims	Amount of Demand Claims	Amount of Claims Already Disallowed or to be Resolved and/or Disallowed	Amount of Allowed Claims

Documentation &/or Court Approval

Disputed and/or Unresolved	43	6,571	$6,571	0

Totals	109	$14,262	$10,640	$3,622

As of May 21, 2001, of the 27 reclamation claims denied, 14 claims valued at approximately $3.3 million were rejected outright due to late filing or insufficient information to support the claim. Of these 14 claims, nine motions were filed seeking reclamation of goods, or in the alternative, to compel administrative payment on account of such claim. Seven of the motions have been or are in the process of being resolved by stipulation. The remaining two motions continue to be litigated. The remaining 13 denied claims, valued at approximately $1.6 million, were rejected on the basis that the relevant shipments were received outside of the reclamation window or previously were paid.

7.          Employee Benefits

As of June 1, 1999, the Debtors employed approximately 24,500 full-and part-time employees. In the face of widespread employee defections, the Debtors undertook a number of initiatives to retain key employees during the Chapter 11 Cases.

a.           Wage Orders

To retain valued employees and ensure the Debtors’ ability to continue operating with a minimal amount of disruption from the commencement of the Chapter 11 Cases, the Debtors sought and obtained certain orders of the Court, including an order dated June 11, 1999 (the “Prepetition Wage Order”), authorizing the Debtors to pay prepetition (i) employee wages, salaries and other compensation, (ii) employee medical, dental and similar benefits, and (iii) reimbursable employee expenses. The approval and implementation of these wage and benefit programs were critical first steps to maintaining morale and generally focusing the Debtors’ work force on managing and operating the Debtors’ businesses.

b.          Retention and Incentive Programs

In conjunction with the Debtors’ closing of 89 of their 206 stores at the outset of these cases, the Debtors had to terminate the employment of over 10,000 employees. The impact of these events on employee morale and retention was and would continue to be devastating. At the beginning of these cases, the attrition rate greatly increased. To compete effectively against companies which offered competitively compensated employment opportunities with more job security, the Debtors required incentives not only to retain qualified employees but also to attract qualified replacements.

The Debtors therefore proposed a retention plan for the Debtors’ employees (the “Retention Incentive Plan”) that had several components. Pursuant to the Retention Incentive Plan and depending on their position with the Debtors, eligible employees would be entitled to a retention bonus consisting of (i) up to three semi-annual payments in a stated percentage of base salary, (ii) up to three semi-annual payments of a fixed percentage of accrued grandfathered vacation time (“GVAC”), and (iii) payment on or about the eligible employee’s employment anniversary date of 30% of that portion of accrued “BHQ” leave (which encompassed vacation, sick, holiday and personal days) that exceeded 80 hours.

The Debtors also proposed a severance plan (the “Severance Plan”), under which the participants would be entitled to receive severance pay in an amount calculated based upon their pay and position with the Debtors. Participants would be entitled to the greater of 50% of their accrued BHQ leave, as of their date of involuntary termination, or a severance payment computed in accordance with applicable law and the Severance Plan.

In response to an objection filed by the Committee to the above proposed Retention Programs, the Debtors agreed to make certain modifications to such plans and to bifurcate the relief sought to consider non-executive employees separate and apart from the Debtors’ twenty-three most senior executives (the “Executives”).

By order, dated September 10, 1999, the Court approved the employee Retention Programs, with respect to the non-executive employees. By separate order dated September 10, 1999, the Court approved the employee Retention Programs with respect to the Executives as modified to provide for, among other things, the exclusion of the then current Chief Executive Officer from eligibility to receive any retention bonus and to reduce the amount of his payment under the Severance Plan.

c.           Other Employee Programs

The Debtors had certain other employee benefit plans, including, but not limited to the following:

•           The Debtors had a substantially self-insured medical plan, which terminated effective December 31, 1999. To compensate for the loss of this and other insurance benefits, the Debtors uniformly increased all remaining employees’ wages accordingly.

•           UNUM Life Insurance Company of America (“UNUM”) provided the Debtors’ employees with disability, accidental death and dismemberment and life insurance benefits. On or about September 1, 1999, UNUM canceled such coverage. However, after extensive negotiations with the Debtors and the Committee, on or about May 10, 2000, the coverage was reinstated retroactively for the relevant period through its termination which was effective as of December 31, 1999.

•           The Debtors had a contributing 401(k) plan. The 401(k) plan was terminated by the Debtors effective as of December 31, 1999. The Debtors’ Application for Determination for Terminating Plans was approved by the Internal Revenue Service on November 30, 2000. The Debtors are in the process of winding down the 401(k) plan.

8.            Extensions of Time to Assume or Reject Leases

As of the Petition Date, the Debtors were party to in excess of 260 leases and subleases of nonresidential real property. Upon the filing of their bankruptcy petitions, the Debtors determined that it would be in their best interests to extend the 60-day time limit provided for in section 365(d)(4) of the Bankruptcy Code for the assumption or rejection of all their prepetition unexpired leases of nonresidential property. The Debtors believed that such extensions would be required to provide them with sufficient time to devise and adopt a long range business plan to enhance the Debtors’ efficiency and competitive posture.

As a result, the Debtors sought, and on August 12, 1999 the Court granted, an omnibus order extending the time to assume or reject all their nonresidential real property leases to December 8, 2000 subject to the Debtors’ agreement with certain objecting Landlords to an earlier date. Through subsequent extension orders, dated August 13, 1999, December 2, 1999, January 26, 2000, February 2, 2000 and March 1, 2000, the Debtors’ time to assume or reject their remaining leases, other than Designation Properties (as defined below), was extended through June 1, 2000. Prior to the June 1, 2000 deadline, the Debtors disposed of all of their prepetition unexpired nonresidential real property leases.

In addition, as an aspect of the asset sale agreements entered into with Vornado Realty L.L.C./Starwood Ceruzzi, LLC. (“Starwood”), Fourteen Property LLC and Kimco Realty Corporation (“Kimco”), the Debtors granted these parties designation rights with respect to certain nonresidential real property leases (the “Designation Properties”) and, in addition to the above extensions, sought and received additional extensions of the deadlines to assume or reject the Designation Properties. As of April 30, 2001, all of the Designation Properties had been disposed of pursuant to the respective designations of Kimco and Starwood.

During the Chapter 11 Cases, the Debtors have sought and received Court approval for the rejection of 175 non-residential real property leases. In addition, in connection with the various asset sales described below, the Debtors have assumed and assigned 71 non-residential real property leases, and sold and subsequently canceled or terminated 14 non-residential real property leases. An additional three short-term subleases have expired in accordance with their terms. No non-residential real property leases remain, other than three postpetition leases for office space and records storage facilities.

9.           Utilities

The Debtors received a number of objections in response to an order issued on the Petition Date barring utilities from requiring the Debtors to post deposits as adequate assurance of future performance of their obligations. The Debtors were able to negotiate consensual resolutions of the majority of such objections, providing the objecting utilities with payment assurance, including notice deadline and shortened payment periods. Only Entergy Arkansas, Inc. and Entergy Mississippi, Inc. (together, “Entergy”) pursued their motion to compel the Debtors to provide adequate assurance pursuant to section 366 of the Bankruptcy Code. By Order dated January 6, 2000, the Court ruled that the deposit proposed by the Debtors to Entergy satisfied the adequate assurance requirement under section 366 of the Bankruptcy Code.

10.            Cash Management System

Prior to the Petition Date, the Debtors maintained a comprehensive cash management system for their daily operations. The Debtors’ daily cash receipts were deposited into separate accounts maintained at banks located near each of the Debtors’ stores. These funds generally were swept daily into a main concentration account (the “Concentration Account”) maintained by the Debtors at BankBoston. From the Concentration Account, funds were either transferred to the Debtors’ main operating account (the “Main Operating Account”), which also was maintained at BankBoston, or were used to pay down obligations on the Debtors’ Prepetition Credit Facility. Funds in the Main Operating Account were subsequently used to (a) pay vendors or other third parties directly from such account, (b) fund letters of credit, (c) fund the Debtors’ bank account at FMB Bank, which account in turn funded the Debtors’ expense and payroll disbursement accounts, or (d) fund the Debtors’ bank account at First Omni Bank, N.A., which was used to pay merchandise vendors.

On the Petition Date, the Debtors submitted various first-day motions to the Court, including (a) a Motion for Order Authorizing Maintenance of Prepetition Bank Accounts, Continued Use of Existing Business Forms and Continued Use of Existing Books and Records (the “Bank Account Motion”), and (b) a Motion for Order Authorizing Continuation of Consolidated Cash Management Systems Pursuant to Section 363 of the Bankruptcy Code (the “Cash Management Motion,” and together with the Bank Account Motion, the “First-Day Bank Motions”). The Bank Account Motion sought, among other things, authority for the Debtors to continue to use their existing bank accounts and forms, and to have the banks at which such accounts are maintained service the Debtors’ accounts postpetition in the usual and ordinary course, subject only to not honoring checks issued or drawn on the Debtors’ bank accounts prior to the Petition Date except for checks authorized under the Wage Order (as defined in the Bank Account Motion). The Cash Management Motion sought, among other things, authorization to continue to operate the existing cash management system in the usual and ordinary course of business in order to avoid disruption to the Debtors’ businesses.

Counsel for Allfirst Bank (previously known as FMB Bank) and First Omni Bank, N.A. (together, the “Maryland Banks”) attended the hearing on the First-Day Bank Motions and objected to the Bank Account Motion on the grounds that, among other things, the proposed order could require the Maryland Banks to provide postpetition credit involuntarily. The Maryland Banks also objected to the language in the order enjoining banks from honoring checks which paid claims arising before the Petition Date primarily because the Maryland Banks could not use the date a check was issued or drawn to determine whether to honor or dishonor a check before a statutory midnight deadline. The Debtors agreed to revise the proposed order based on the objections asserted by the Maryland Banks.

The Maryland Banks still were unable to comply with the revised Bank Account Order, and soon thereafter filed an “Emergency Motion” for relief from the revised Bank Account Order, and a hearing was scheduled for June 26, 1999. Before the date of the scheduled hearing, an agreement was reached between the Debtors, the Maryland Banks and the DIP Lenders, providing for certain clarifications and modifications to the Bank Account Order and providing for a transition period to close the Debtors’ accounts maintained with the Maryland Banks (except for the Depository Account). The agreement was embodied in a proposed consent order, which subsequently was revised further based on comments received by the then newly formed Committee (the “Consent Order”). On or about July 6, 1999, the Court approved the Consent Order.

Pursuant to the Consent Order, all accounts maintained with the Maryland Banks, other than the Depository Account (as defined in the Consent Order) were closed by July 23, 1999 (and transferred to BankBoston). The Depository Account was closed pursuant to the terms of the Consent Order on December 25, 1999. The Consent Order also provided that the Maryland Banks could hold a reserve in the amount of $160,000 to cover such fees and expense of the Maryland Banks, if any, as may be allowed by further Order of the Court. On or about August 5, 1999, the Maryland Banks filed an application for allowance of fees and expenses in the amount of $154,400.49 (the “Maryland Banks Fee Application”). The Debtors filed an objection to such application. A hearing on the Maryland Banks Fee Application has not yet been scheduled.

On or about January 26, 2000, the Debtors commenced an adversary proceeding against the Maryland Banks (Adv. Proc. No. A-00-138), seeking, among other things, the turnover of Estate property based on the Maryland Banks’ improper draw on a certain letter of credit and failure to properly credit the Debtors’ account for certain deposits made by its stores (the “Maryland Banks Proceeding”). The Maryland Banks moved to dismiss the Maryland Banks Proceeding. A hearing on the Maryland Banks’ motion to dismiss was held, and the Bankruptcy Court has taken such matter under advisement. To date no decision thereon has been rendered. No further hearings on the Maryland Banks Proceeding have been scheduled.

11.          ADR Program

As discussed in Section III.F.4.c., below, the Debtors and the Committee formulated an alternative dispute resolution program (“ADR Program”) to resolve personal injury claims asserted against the Debtors. Except as may otherwise be ordered by the Court, the ADR Program shall be continued after the Effective Date in accordance with its terms. Allowed ADR Claims shall be paid in accordance with the ADR Program.

B.            Strategic Business Initiatives

As part of the Debtors’ long-range plans to streamline their operations, reduce their cost structure and increase profitability, the Debtors undertook several new business initiatives, including marketing and selling certain assets, closing and liquidating underperforming business locations, reducing personnel and consolidating operations.

1.            Right-sizing Operations

A majority of the Debtors’ activities in the period immediately prior to and after the commencement of these Chapter 11 Cases was directed at restructuring and rehabilitating the Debtors’ businesses around a core group of profitable locations. When these cases commenced, the Debtors were in the process of completing closing 34 store locations (the “34-store closing group”). Upon the commencement of these cases, the Debtors’ management, with the assistance of their financial advisors, Policano & Manzo, L.L.P., scrutinized the performance of, and future prospects for, all of the Debtors’ stores and markets. In this regard, the Debtors analyzed the profitability and overall contribution of each of their stores to determine which store locations fit within the Debtors’ overall business plan and geographic focus. This analysis prompted the Debtors to close 89 of their underperforming locations at the outset of these cases. By Order dated June 28, 1999 (the “First GOB Order”), the Court approved (a) the Debtors’ conduct of store closing sales in 89 of their stores and (b) an agency agreement by and among the Debtors and a certain joint venture of professional liquidators (the “Liquidation Agent”), pursuant to which the Liquidation Agent acted as the Debtors’ agent in conducting such sales for a specified guaranteed return to the Debtors (the “First GOB Sale”). The Liquidation Agent completed the First GOB Sale on or about September 30, 1999.

The Debtors intended these store closings to leave the Debtors with a core business enterprise upon which a plan of reorganization could be based. However, the Debtors’ ongoing review of their operations and financial performance in this difficult competitive retail environment revealed a continuing decline in the sales base and ongoing losses in operations. Although efforts to reverse this trend produced some success, the Debtors concluded that time and liquidity constraints simply precluded any further consideration of an operational turnaround. The Debtors therefore publicly announced on September 9, 1999 that they had determined to cease operations and to commence an orderly liquidation of their businesses immediately. See Section III.C.3., below, for a further discussion on the Debtors’ going out of business sales process and results.

2.             Retention of Wasserstein Perella & Co., Inc.

Shortly after these cases commenced, the Debtors determined that they required the services of an investment banker and restructuring expert. The Debtors’ decision was predicated upon discussions relating to the Debtors’ potential strategic alternatives involving either a third-party acquisition of all or part of the Debtors’ businesses and/or a stand-alone or third-party funded reorganization of the Debtors’ businesses. The Debtors sought assistance in, inter alia, (i) evaluating whether to retain or sell their various operations, (ii) structuring and effecting any sales deemed appropriate, (iii) implementing a restructuring, including development, structuring and implementation of a plan of reorganization, and (iv) preparing valuation analyses of the Debtors and/or their assets and structuring any new securities to be issued under a plan of reorganization. To that end, the Debtors selected Wasserstein Perella & Co., Inc. (“WP&Co.”) and, on September 15, 1999, the Court approved WP&Co.’s retention nunc pro tunc to July 23, 1999. Thereafter, WP&Co. assisted the Debtors in numerous aspects of the Chapter 11 Cases and their businesses, including the asset sales described below.

C.            Asset Sales

1.            Sale of Real Property – First and Second Auctions

As discussed in Section III.B.2., above, at the commencement of these cases, the Debtors analyzed the profitability and overall contribution of each of their stores to determine which store locations fit within the Debtors’ overall business plan and geographic focus. This analysis prompted the Debtors to close 89 of their underperforming locations at the beginning of these cases. By order dated September 1, 1999 (the “First Auction Order”), this Court approved, inter alia, procedures by which the Debtors could liquidate their real estate interests in such stores, as well as in certain previously closed stores. Pursuant to the First Auction Order, on or around October 6, 1999, the Debtors and Kimco Realty Corporation (“Kimco”) finalized what became the “stalking horse” bid for the First Auction (as defined below). At the auction held on October 11, 1999 with respect to the 89 closed stores and 4 additional locations from the 34-store closing group (the “First Auction”), Kimco’s “stalking horse” bid was accepted as the highest and best bid related to 29 of the Debtors’ properties. Also at the First Auction, three additional leases were sold.

In the First Auction, acceptable bids totaling $50.9 million were submitted on 32 of the 93 properties. In addition to Kimco’s 29-property “stalking horse” bid of $50.0 million, three properties received acceptable bids of $300,000 each. The Debtors’ interest in the 32 locations consisted of three fee interests and 29 leases or subleases. Of the 29 leases or subleases bid at the First Auction, 19 were assumed and assigned, and ten were ultimately rejected.

On September 9, 1999, the Debtors announced that they had determined to commence a liquidation of their 117 remaining stores. On November 1, 1999 the Court signed an Order which authorized the Debtors to conduct additional auctions with respect to their remaining leases, subleases and fee owned properties (the “Second Auction Order”). Pursuant to the Second Auction Order, the Debtors held two auctions, including a closed auction, where the Debtors reviewed bids and bidders so as to qualify them to participate in a subsequent open auction conducted by the Debtors on November 30, 1999 (the “Second Auctions”). In the Second Auctions, the Debtors sought to sell, assume and assign, or cancel each of the fee interests, leases, and subleases relating to the additional 155 properties, which included the 117 stores and other surplus properties. Prior to the closed auction, the Debtors received several package bids. Kimco submitted the highest and best package bid (the “Kimco Bid”) for 38 of the Debtors’ remaining properties. As in the First Auction, the Kimco Bid served as the “stalking horse” bid for the Second Auctions. After analyzing the bids that were received at the Second Auctions, the Debtors entered into contracts with the highest and best bidders for the sale and sought Court approval for those contracts.

In the Second Auctions, the Debtors ultimately accepted bids aggregating approximately $144.2 million. The Kimco Bid allowed the Debtors to separately auction ten pre-identified properties from the original 38-store package. During the Second Auctions, five of the ten such stores received higher and better bids than Kimco’s, enabling the Debtors to raise an additional approximately $13.0 million. Kimco ultimately purchased the rights to 33 properties for a total of approximately $68.4 million, net of a $2.6 million deduction for overbid protection. In total, acceptable bids were submitted on 76 of the 155 properties. The Debtors’ interest in the 76 locations consisted of 20 fee interests and 62 leases or subleases. Of the 62 leases or subleases bid at auction, 46 were assumed and assigned, 11 were canceled or terminated, and 5 were ultimately rejected.

The Debtors also sold certain additional properties independent of the First Auction and the Second Auctions. See Section III.C.2., below.

With respect to the sale of subleases to which Kmart was a party (the “Subleases”), the Debtors and Kmart had certain disputes that were ultimately resolved by agreement among the Debtors, Kmart and the Committee. Shortly after the commencement of the Debtors’ bankruptcy cases, the Debtors filed a motion seeking to reject 16 of the Subleases for stores that were no longer being operated by the Debtors. Kmart filed an objection to the Debtors’ motion, claiming that if the Debtors rejected these leases, the Debtors could no longer be in “Lease Compliance” under a certain Consent and Undertaking Agreement (the “CUA”) to which Kmart and Debtor BSQ Transferee Corp. were parties. Thus, according to Kmart, the Debtors would lose their rights under the CUA to assume and assign the remaining non-rejected Subleases and/or to exercise any options to renew contained therein. The Debtors argued that the restrictions imposed upon the Debtors under the CUA were unenforceable anti-assignment provisions, but the Bankruptcy Court expressly refused to rule on the matter during the hearing held on August 12, 1999.

On or about September 14, 1999, the Debtors filed a motion seeking authorization to auction their real estate interests, including the Subleases (the “Sale Motion”). Again, Kmart opposed the motion on the basis that the CUA did not permit the Debtors to sell individual Subleases and simultaneously reject others. In addition, Kmart objected to the sale and alleged that the rights of lease renewal/extension provided for under the CUA could not be sold by the Debtors. At a hearing on the Sale Motion held on September 29, 1999, the Court did not rule on the applicability or severability of the CUA. In fact, to the best of the Committee’s knowledge, the Court has never ruled on the applicability or severability of the CUA.

Ultimately, the Debtors and Kmart entered into a settlement agreement dated on or around October 8, 1999 (the “Sublease Sale Agreement”). Pursuant to the Sublease Sale Agreement, Kmart and the Debtors agreed to share certain proceeds from the sale of the Subleases and, to the extent applicable, the sale of Kmart’s interest in certain master leases for those locations to which the Subleases pertained.

2.            Additional Real Property Sales

While most of the Debtors’ interest in real property was sold pursuant to the First Auction and the Second Auctions, the Debtors also separately marketed and sold certain other of the Debtors’ real property. Specifically, the following significant real property sales occurred:

(a)      Niles, Illinois. One of the properties included in the Debtors’ 34-store closing group was the Debtors’ fee owned, improved property in Niles, Illinois. On September 2, 1999, an auction was held and Costco Wholesale Corporation (“Costco”) submitted the highest and best bid. The Court approved the sale to Costco for a purchase price of $12.1 million. This sale transaction closed on September 3, 1999.

(b)     Rocky River, Ohio. In March 1999, the Debtors agreed to assign their sublease for certain property located in Rocky River, Ohio, which also was part of the thirty-four store closing group, to Home Depot USA, Inc. (“Home Depot”). In May 1999, Home Depot advised the Debtors that it was no longer interested in acquiring the sublease. After the Petition Date, continuing negotiations between the landlord, Kmart (as sublessor to the Debtors), Home Depot and the Debtors resulted in a four-party agreement to transfer the leasehold interest in the store to Home Depot for gross consideration of approximately $1.1 million, of which the Debtors received gross proceeds of $562,500. This sale transaction closed on September 30, 1999.

(c)     Landover, Maryland. The Debtors held certain vacant parcels of real property adjacent to the then existing corporate offices in Landover, Maryland. Prior to the Petition Date, the Debtors marketed the vacant land. In July 1998, the Debtors executed an agreement with Acquest Holdings, Inc. (“Acquest”) respecting the sale of the property, consisting of two lots. The agreement was extended from time to time and then the filing of the Chapter 11 Cases intervened. Ultimately, by order dated August 12, 1999, the Court approved the sale of the Landover, Maryland property to Acquest for a purchase price of $1.8 million. The sale of this property closed on October 25, 1999.

(d)     Bethesda, Maryland. The Debtors were a lessee and sublandlord of certain premises located in Bethesda, Maryland. The Bethesda location was one of the Second GOB Sale locations and part of the Kimco Bid, but ultimately was sold independent of the Second Auctions. Both prior to and after the Debtors’ announcement of their intent to liquidate their remaining assets, the Debtors received several offers to purchase the lease for the Bethesda property. On October 1, 1999 the Debtors entered into an agreement to assume and assign their interest in the Bethesda property to Finmarc Management, Inc. Subsequently, the Debtors held an auction to sell such property, with Home Depot offering the highest and best bid. The Court approved the Debtors’ agreement to assume and assign their leasehold interest to Home Depot for a purchase price of $15.6 million and a short-term sublease back to the Debtors until the conclusion of the Second GOB Sale. The transaction closed on December 8, 1999.

(e)     San Antonio, Texas (S.W. Military Highway). The S.W. Military Highway location, which was subject to a ground lease, was among the properties in the Second Auctions that, despite receiving no acceptable bids, was deemed to have value to the Debtors. Accordingly, the Debtors separately marketed the property for sale. On February 21, 2000, the Debtors entered into an agreement with A&C Ventures, Inc. (“A&C”) to assume and assign the ground lease to A&C. On February 22, 2000, the Debtors held an auction with respect to the property during which A&C submitted the highest and best bid. The Court approved the Debtors’ agreement to assume and assign the lease to A&C. The transaction was closed on March 29, 2000, with a purchase price of $1.0 million.

(f)     Columbia, Maryland (Dobbin Center). The Dobbin Center property also was among the properties in the Second Auctions that received no acceptable bids, in part because it was encumbered by a sublease. Based on the Debtors’ belief that the property had value in excess of applicable cure costs, the Debtors negotiated with several parties for transfer of the lease. The highest and best offer, containing a purchase price of $975,000, was received from MOR Acquisition, LLC (together with its affiliated assignee, “MOR”). On April 5, 2000, the Court approved the Debtors’ assumption and assignment of the lease to MOR, and the transaction closed on April 17, 2000. This transaction included a sublease termination fee to the subtenant, the subtenant’s return to the Debtors of a previously issued letter of credit for over $350,000, and payment of cure costs including prepetition and postpetition semi-annual rental payments.

(g)     Home Improvement Leasing Limited Partnership 14-Store Sale and Leaseback (the “HILLP Stores”). An agreement was negotiated to resolve certain issues between the Debtors and the holders of notes secured by the HILLP Stores (the “Note Holders”). On May 10, 2000, the Court approved a Stipulation of Compromise and Settlement Concerning Home Improvement Leasing L.P. Properties (the “HILLP Stipulation”). Pursuant to the HILLP Stipulation, the Debtors rejected their leasehold interest in 11 HILLP stores, terminated leases on 2 stores, and assumed and assigned the remaining lease, located in Glen Burnie, Maryland, to Fourteen Property LLC, the designee of the Note Holders. As a result of the compromise and Stipulation, a separate ground lease of certain land and garden yard improvements adjacent to the assigned Glen Burnie, Maryland property was assumed and assigned to Fourteen Property LLC. Pursuant to the HILLP Stipulation, on May 19, 2000, the Note Holders paid the Debtors approximately $1.3 million in consideration.

In summary, as a result of the various auctions and sales conducted by the Debtors since the commencement of the Chapter 11 Cases, 71 leases and subleases have been assumed and assigned to third parties. An additional 14 leases were sold and subsequently these leases were canceled or terminated. Due to a lack of interest and market value, approximately 175 of the Debtors’ leases or subleases have been rejected. Additionally, 26 fee properties have been sold by the Debtors and three properties were deeded back to the lenders secured thereby. The aggregate gross purchase price for the fee interests, lease and sublease interests, and designation rights totaled approximately $229 million.

3.            Sale of Personal Property

The First GOB Order authorized the Debtors to retain the Liquidation Agent to conduct the store closing sales at the 89 closing stores. The First GOB Sale was completed on or about September 30, 1999. In connection with the First GOB Sale, by order dated September 3, 1999, the Court authorized the Debtors to sell or abandon their furniture, fixtures and equipment (“FF&E”) located at the 89 closing stores. On September 22, 1999, the Court authorized the Debtors to conduct store closing sales in the remaining 117 stores and to proceed with an orderly liquidation of all of their assets. Pursuant to an Order dated September 22, 1999 (the “Second GOB Order”), the Court approved the Debtors’ agreement with the Liquidation Agent to conduct the going out of business sales at the Debtors’ remaining locations (the “Second GOB Sale”). The Second GOB Sale was completed on or about December 15, 1999. By Orders dated September 22, 1999 and November 16, 1999, the Court authorized the Debtors to sell or abandon their remaining FF&E.

The store closing sales generated approximately $556.7 million in gross proceeds from sale of inventory for the Debtors, and the FF&E sales resulted in an aggregate of approximately $14.5 million in gross proceeds for the Debtors.

The following table summarizes the cash flow of the Debtors from the Petition Date through May 26, 2001 (all amounts in millions ($,000,000’s)):

Asset Liquidation Proceeds

GOB Sale of Inventory	$556.7
Sale of Interests in Real Property	228.8
Sale of Furniture, Fixtures and Equipment	14.5

Total Asset Liquidation Proceeds (1)	800.0

Cash Used
Pay off Revolving Loan Balance as of Petition Date	540.5
Chapter 11 Professional Fees and Expenses	14.7
All Other, net (1)	172.3

Total Post-Petition Cash Usage	727.5

Net Cash Retained	72.5
Cash On Hand – June 11, 1999	8.8

Cash On Hand – May 26, 2001	$81.3

(1) During the period the Debtors continued to operate after the Petition Date, and in the course of the liquidation thereafter, the Debtors made retail sales and received miscellaneous proceeds from various other sources other than those listed above. The Debtors also incurred significant operating, and then liquidating expenses (significantly, including without limitation, merchandise inventory purchases, payroll, occupancy, advertising, general and administrative expenses, DIP loan interest and fees, etc.) which in the aggregate exceed such retail sales and miscellaneous proceeds by a total of $172.3 million. This chart reflects the remaining net cash used after such retail sales and miscellaneous proceeds.

4.            Use of Proceeds

Proceeds from the sale of assets primarily were used to pay off the Debtors’ obligations under the DIP Facility, to pay holders of debt secured by the assets sold and lease and sublease cure costs, and to fund the Debtors’ operating and administrative expenses, including their wind-down costs. The Debtors estimate that, as of the Effective Date, approximately $11.7 million of the proceeds will have not yet been applied to incurred professional fees and administrative expenses.

D.           Advertising Co-Op And Volume Rebates

The Committee and the Debtors established a procedure to recover amounts owing from vendors for certain advertising co-op and volume rebate agreements (the “1999 Vendor Agreements”). Subsequent to announcing the decision to liquidate and cease operations, the Debtors already have recovered approximately $6.3 million in cash or credits to administrative accounts payable as of May 21, 2001. The Debtors are continuing negotiations with vendors to recover additional amounts in connection with the 1999 Vendor Agreements.

E.           Environmental Issues

The Debtors are subject to various Federal, state and local environmental laws and regulations, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. Additional issues may arise in the future related to Debtors’ historic operations, which involved the limited use and disposal of hazardous substances. Currently, the Debtors are not aware of any environmental issue.

F.          Case Administration

1.          Exclusivity

By orders of the Bankruptcy Court, the Debtors obtained various extensions of each of the periods during which only the Debtors may File a plan in these cases and the period during which only the Debtors may solicit acceptances of such plan (together, the “Exclusive Periods”). In January 2001, the Committee requested, and the Debtors consented to, an extension of the Exclusive Periods on a co-exclusive basis. By order dated June 14, 2001, the Court extended each of the co-exclusive periods during which only the Debtors, the Committee and each of its members individually may file a plan in these cases and may solicit acceptance of such plan through and including June 29, 2001 and August 29, 2001, respectively.

On June 22, 2001, the Committee, as Plan Proponent, filed the Plan. The Plan Proponent has the exclusive right to solicit acceptances relating to the Plan through and including August 29, 2001.

2.          Schedules and Establishment of Bar Date

By various orders of the Court, the Debtors obtained extensions of the time to file their Schedules of Assets and Liabilities, lists and statements. On September 27, 1999, the Debtors filed their Schedules of Assets and Liabilities, lists and statements. On September 30, 1999, December 9, 1999 and January 24, 2001, the Debtors amended certain of these schedules.

In accordance with Bankruptcy Rule 3003(c)(3), by order dated November 29, 1999, the Court established January 24, 2000 (the “Bar Date”) as the final date for filing proofs of Claim against the Debtors, subject to certain exceptions. Pursuant to Bankruptcy Rule 3003(c)(2) and the Order establishing the Bar Date, any creditor: (a) whose Claim (i) was not scheduled by the Debtors or (ii) was scheduled as disputed, contingent, undetermined, unknown, “zero” or unliquidated; and (b) who failed to file a proof of Claim on or before the Bar Date, will not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution under the Plan. The Bar Date did not apply to Administrative Claims.

The Debtors intend to object to all Claims filed after the date hereof that were subject to the Bar Date on the grounds of untimeliness (unless otherwise ordered by the Court or agreed to by the Debtors) and to duplicate, excessive or otherwise meritless Claims. For more information concerning Claims, see Section III.F.4 (“Claims”), below.

Any Person who has not heretofore received timely and proper notice of the bar date for filing general unsecured claims against the Debtors or any of them and whose claim has not previously been disallowed or fixed by order of the Court, shall have until confirmation of the Plan to file a proof of claim with the claims noticing agent, Bankruptcy Services, LLC. at the address set forth herein. The Plan and Disclosure Statement shall serve as notice of such supplemental claims bar date. Any Person that fails to file such a proof of claim on or before such time and date shall be forever barred from asserting such Claim against any of the Debtors, the Estates or their property, such Claim shall be discharged, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

3.          Administrative Claims Bar Date

Pursuant to an order of the Court dated March 27, 2000 (the “First Administrative Bar Date”), all holders of claims against the Debtors arising or accruing on or before March 31, 2000 and entitled to a first priority under section 507(a)(1) of the Bankruptcy Code as administrative expenses of the Chapter 11 Cases (an “Administrative Claim”) were required to file an administrative proof of claim on or before April 28, 2000; no proof of Claim or application for payment of an Administrative Claim was required to be filed for the allowance of any: (a) postpetition Claim of any professional retained pursuant to sections 327 or 1103(a) of the Bankruptcy Code for fees and expenses subject to approval under section 330 of the Bankruptcy Code; (b) Administrative Claim arising on or after April 1, 2000; (c) Administrative Claim on account of which proofs of claim have already been properly filed with the Court; (d) Administrative Claim previously allowed by stipulation and/or order of the Court; (e) Administrative Claim of any former or current employee of the Debtors; (f) Claims of the DIP Lenders arising under the DIP Facility; (g) Administrative Claims for goods and services delivered to the Debtors in the ordinary course of business arising on or after February 1, 2000; or (h) fees of the United States Trustee arising under 28 U.S.C. § 1930(a)(6) (collectively, the “Excluded Claims”). All allowed Excluded Claims shall be paid by the Committee or Liquidation Trustee in accordance with the terms of the Plan or the applicable schedule for payment of fees of the type described in clause (h) of the Excluded Claims, or pursuant to the terms of any Final Order of the Court.

Pursuant to the proposed Confirmation Order, all holders of Administrative Claims against the Debtors not subject to the First Administrative Bar Date and arising or accruing on or before the Effective Date (including without limitation Administrative Claims arising or accruing after March 31, 2000 but on or before the Effective Date) are required to file an administrative proof of Claim on or before the first Business Day after the date that is 24 days after the Effective Date.

4.          Claims

a.          Claims Information and Estimates

The Debtors filed their lists of creditors and equity security holders, Schedules of Assets and Liabilities, and statements of financial affairs and executory contracts on or before September 27, 1999. Thereafter, by order dated November 29, 1999, the Court established January 24, 2000 as the Bar Date. On December 9, 1999, the Debtors amended certain Schedules to conform with the amounts and priorities as shown in the November 29, 1999 Bar Date Notices. On January 24, 2001, the Debtors filed an additional amendment to the Schedules of Assets and Liabilities. Claimants affected by such amendment had until February 23, 2001 to file a Claim with respect to the amendment.

Approximately 8,900 pre-Petition Date Claims aggregating in excess of $2.6 billion plus unliquidated amounts have been asserted against the Debtors. The Debtors dispute the majority of the dollar amount of the Claims asserted against them. As of May 21, 2001, the Debtors, working with the Committee, objected to over 3,500 Claims relating to the pre-Petition Date period, resulting in a reduction of over $509 million in Claims. Such reduction includes approximately $55 million of the $93 million of priority Claims filed. Because of the Debtors’ record keeping system, which does not permit easy identification of Debtor obligors, and because creditors that were issued payments by HICD had expressed uncertainty as to against which entity they had claims, the Debtors permitted all creditors to file proofs of claim naming HICD as the Debtor and have not objected to any such claim solely on the basis that such claim has been filed against the wrong Debtor. Additionally, approximately 600 Administrative Claims were filed in these cases, aggregating in excess of $49 million. The Debtors have objected to over 400 Administrative Claims, resulting in a reduction of over $25 million in such Claims.

The Plan is predicated upon substantive consolidation of the Debtors’ cases pursuant to the Substantive Consolidation Order into a single chapter 11 case solely for purposes of all actions associated with confirmation and consummation of the Plan. The Plan also is predicated upon and embodies the terms of a settlement reached with Kmart concerning Kmart’s Claims against the Debtors and the Estates, and the Debtors’ Claims against Kmart. For more information concerning the Kmart settlement, see Section III.F.7., below.

The amount of assets available to carry out the Plan and for distribution to holders of Allowed Claims is subject to significant estimation assumptions. These estimates are tentative and preliminary and are based on current information available to the Debtors. The amount of cash on hand as of the Effective Date depends on factors including, but not limited to, the pace of various legal actions, the actual costs of administering these Estates during the period up to the Effective Date, and the Debtors’ and/or the Liquidation Trustee’s effectiveness in liquidating any remaining assets.

Solely for the purpose of analyzing the potential recovery of the various classes of unsecured creditors, and taking into account the reality that many preference payment claims may be defensible as described more fully in Section III.F.5. of this Disclosure Statement, or that it may be difficult to collect preference judgments, the Committee, after consultation with the

Debtors and their special preference consultants and attorneys, ASK Financial, have used an estimated recovery range of $5 million to $40 million, net of fees for collection. These estimates are based upon the collective experience of the professionals for the Committee and the Debtors. Finally, the net proceeds, if any, of the litigations described in Section III.F.7. of this Disclosure Statement and of any other potential litigations, are not subject to any reasonable estimation by the Debtors at this time; therefore, proceeds of $0 have been assumed for purposes of this recovery analysis.

The Committee, with the assistance of the Debtors, has estimated the approximate aggregate allowed amounts of Claims and have set forth such estimates below. These estimates are preliminary and tentative given the limited review and analysis undertaken to date. Under the Plan, it will be the responsibility of the Liquidation Trustee to reconcile and resolve Disputed Claims.

THESE AMOUNTS REPRESENT ESTIMATES BY THE COMMITTEE, WITH THE ASSISTANCE OF THE DEBTORS, BASED ON CURRENT INFORMATION ONLY. THE COMMITTEE AND DEBTORS MAKE NO REPRESENTATION AS TO THE EXTENT THESE ESTIMATES MAY ULTIMATELY PROVE ACCURATE IN LIGHT OF ACTUAL CLAIMS AND THE RESOLUTION OF CLAIMS DISPUTES. FOR INFORMATION REGARDING THE LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE ESTIMATES, SEE ARTICLE VII (“Certain Risk Factors to be Considered”) BELOW.

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Chapter 11 Liquidation

(All amounts are in $,000’s)
	Estimated Proceeds Range

	From	To
Sources of Estimated Liquidation Proceeds
Cash on Hand as of the Effective Date	77,400	77,400
Proceeds from Liquidation of Remaining Assets	2,300	2,300
Collateral Account for Bank Claims (*)	13,200	13,200
Preference Proceeds	5,000	40,000
Litigation Proceeds	—	—

Total Estimated Proceeds	97,900	132,900

Application of Estimated Proceeds
Chapter 11 Wind-Down Costs	6,000	6,000
Chapter 11 Professional Fees	2,600	2,600
Litigation Reserve - Legal Fees	3,000	3,000

Total Estimated Chapter 11 Administration Costs	11,600	11,600

Estimated Proceeds Available for Distribution	86,300	121,300

	Estimated
	Aggregate
Class or Type of Claim	Allowed Claims Amounts	Notes	Claims Distributions Range		Recovery Percentages Range

			From	To	From	To
Administrative Claims	6,600	1	6,600	6,600	100%	100%
Fee Claims	5,100	2	5,100	5,100	100%	100%
Priority Tax Claims	4,800	3	4,800	4,800	100%	100%
Priority Non-Tax Claims	3,900	4	3,900	3,900	100%	100%
DIP Bank Secured Claims and Bank L/C Claims (*)	13,200	5	13,200	13,200	100%	100%
Non-Bank Secured Claims	4,100	6	4,100	4,100	100%	100%

Total Estimate - Unimpaired Classes	37,700		37,700	37,700

Senior Unsecured Claims	206,400	7	17,991	29,145	8.7%	14.1%
Unsecured Claims	506,500	8	30,391	54,237	6.0%	9.7%
Convenience Claims	2,900	9	218	218	7.5%	7.5%
Subordinated Debentures Claims	93,000	7	—	—	0.0%	0.0%
Interests	N/A		—	—	0.0%	0.0%

Total Estimate - Impaired Classes	808,800		48,600	83,600	6.0%	9.7%

Total Estimate	846,500		86,300	121,300

Notes:

1.           Administrative claims currently asserted total approximately $23 million. The Debtors are working with their counsel to finalize stipulations and agreements which would reduce this amount by approximately $12 million, and are contesting, or intend to object to, additional claims totaling in excess of $5 million, including reclamation claims. This amount excludes the incremental Chapter 11 Wind-Down Costs estimated above with respect to completing the liquidation.

2.           This amount excludes amounts already paid that are subject to final allowance by the Court. This amount also excludes the incremental Chapter 11 Professional Fees estimated above with respect to completing the liquidation.

3.           Currently, approximately $7 million of claims are asserted in the Priority Tax Claims class. Based on information provided by the Debtors, the Plan Proponent believes that approximately $3 million of such claims are either duplicates or subject to objection for other reasons, and the Debtors intend to object to such claim as appropriate.

4.           Asserted Priority Non-Tax Claims currently total in excess of $28 million. Based on information provided by the Debtors, the Plan Proponent believes, however, that a large amount of these claims have been paid or otherwise satisfied, are not entitled to priority treatment or are duplicates, or are subject to objection for other reasons. The Plan Proponent believes that the estimate of approximately $4 million represents the reasonable value of this class of claims after the Debtors’ objections to these claims are prosecuted.

5.           Substantially all of the Bank L/C Claims relate to a letter of credit guaranteeing the Debtors’ performance under its former substantially self-insured general liability and worker’s compensation programs. Fleet, the holder of the Bank L/C Claims, holds collateral in the amount of 105% of the outstanding letters of credit; therefore this Class is fully collateralized.

6.           Of the approximately $10 million of currently outstanding Non-Bank Secured Claims asserted, the Debtors expect to object to such claims, seeking to expunge or reclassify the majority of such claims as overstated and/or not in fact secured.

7.            The amount of claims distributions estimated for holders of Senior Unsecured Claims includes distributions to the holders of Subordinated Debentures Claims ranging from 6% to 9.7% of the Allowed amount of such Subordinated Debentures Claims (i.e., $5.6 million to $9.1 million), which distributions are to be paid instead to the holders of Senior Unsecured Claims pursuant to the Subordinated Debentures Indenture.

8.           The currently asserted value of General Unsecured Claims on record totals approximately $886 million. The estimate of approximately $507 million represents the reasonable value of this class after taking into account the reduction of Kmart’s claim pursuant to the terms of the Kmart Settlement and assuming the Debtors are successful in objecting to certain improper lease rejection claims and other claims that appear to be inflated, duplicative, or otherwise improper. In calculating distributions at the higher end of the assumed range, as a result of the net receipt of an estimated $40 million of preference recoveries, General Unsecured Claims are assumed to increase by $50 million to an estimated amount of $557 million, and total impaired classes increase accordingly from approximately $809 million to $859 million.

9.           Payment of unsecured claims in the Allowed amount of less than $2,500 is expedited through this class, with a one-time payment to holders of such claims of 7.5% of the Allowed amount of each such claim. This provision is intended to speed distributions to holders of smaller claims and to reduce administrative expenses of the Liquidation Trust.

b.           BSI

By order of the Court, dated June 11, 1999, Bankruptcy Services, LLC (“BSI”) was appointed the official Claims Agent of the Clerk of the Court (the “Clerk”). In its capacity as official claims agent, BSI assumed responsibility to, among other things: (a) provide notice to the Debtors’ creditors of the Bankruptcy Code section 341 meetings; (b) provide form proofs of claim and notices related thereto to creditors; (c) docket and maintain proofs of claim filed in the Chapter 11 Cases; and (d) maintain registers of Claims. In addition, the Court approved the Debtors’ retention of BSI as the Balloting Agent. BSI has agreed to perform balloting services for the Committee subject to the terms of its Court-approved retention.

c.           Alternative Dispute Resolution Program

As of the Petition Date, approximately 1,400 unresolved lawsuits and demands for payment had been filed or asserted against the Debtors or their predecessors by customers and other persons for general, automobile and other liability issues, typically involving personal injuries allegedly sustained by customers or invitees of the Debtors or their predecessors and/or based in tort and general liability and/or predicated upon Title VII of the United States Code. On June 15, 2000, the Court approved the ADR Program, which was designed to reconcile and/or liquidate Claims based on these matters (the “ADR Claims”). Pursuant to the ADR Program, if the Debtors file an objection to such Claims and if such Claims are not resolved pursuant to the Claim Objection Procedure Order, the ADR Claims may be resolved through settlement offers or subject to non-binding mediation to be conducted by The McCammon Group. As of May 21, 2001, approximately 600 of these claims have been objected to and expunged or reduced and allowed. Three claims have been mediated under the ADR Program and an additional three are scheduled for mediation in June 2001. Approximately 115 claims are in the process of being negotiated, and approximately 150 are being preliminarily evaluated. Finally, approximately 525 claims are duplicates of the claims enumerated above but were filed against an additional Debtor, which claims will be objected to and expunged upon substantive consolidation of these cases.

5.           Preferences and Fraudulent Conveyances

Pursuant to the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor’s property, including payments of cash, made while the debtor was insolvent during the 90 days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an “insider,” one year prior to the commencement of the bankruptcy case) with respect to antecedent debts to the extent the transferee received more than it would have received on account of such pre-existing debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code’s preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

However, there are certain defenses to such claims. For example, transfers made in the ordinary course of the debtor’s and the transferee’s business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and prior to the commencement of the bankruptcy case, for which the transferee was not repaid (or under certain circumstances, even if repaid), such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee may have a general unsecured claim against the debtor to the extent of the debtor’s recovery.

Under the Bankruptcy Code and under various state laws, a debtor also may recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer.

The Debtors have performed an analysis of potential preference claims against creditors based on payments made to creditors in the 90 days prior to the Petition Date. This analysis has been undertaken in conjunction with ASK Financial, a national law and financial services firm specializing in bankruptcy collections, including analysis and recovery of preferences. As of June 10, 2001, the Debtors have commenced approximately 1,800 actions seeking to recover preferential transfers.

The Debtors have concluded one adversary proceeding seeking to recover a fraudulent transfer. Specifically, on or about February 28, 2000, the Debtors filed a complaint seeking to avoid a lien asserted by Massachusetts Mutual Life Insurance Company (“Mass Mutual”) in an amount in excess of $9 million as constituting a fraudulent transfer. On May 31, 2000, the Court approved a consensual stipulation which reduced Mass Mutual’s claim by $162,743.61.

The Plan provides that any preference and fraudulent conveyance claims will be transferred to the Liquidation Trust and will be investigated and, to the extent determined to be actionable and material, be pursued by the Liquidation Trustee for the benefit of the beneficiaries of the Liquidation Trust.

6.           Other Litigation Claims

In addition to the preference and fraudulent conveyance claims described above, the Debtors or the Estates may possess claims and/or causes of action against certain parties that should be pursued after the Effective Date for the benefit of the Estates. Other Litigation Claims include, among others: (a) claims against certain suppliers based on their failure (i) to return cash advances the Debtors made for goods which such suppliers never shipped, or (ii) to provide earned advertising co-op and volume rebates, and other allowances to which the Debtors were contractually entitled. These Litigation Claims also will be transferred to the Liquidation Trust and will be investigated, prosecuted and/or settled by the Liquidation Trustee for the benefit of the beneficiaries of the Liquidation Trust, and any proceeds therefrom will be distributed in accordance with the terms of the Plan.

7.           Significant Claims, Litigation and Settlements

a.           Committee v. Fleet Retail Finance Inc. et al.

On or about May 26, 2000, the Committee filed an objection with the Bankruptcy Court, objecting to the release of any Claims against the Prepetition Lenders (as amended by the Amended Objection, dated August 21, 2000, the “Release Objection”). Fleet Retail Finance Inc. (formerly BankBoston) as Agent for the Prepetition Lenders (“Fleet”) filed a motion to strike the Committee’s Release Objection. On or about September 1, 2000, the Committee filed a complaint (as amended by the Amended Complaint, dated April 3, 2001, the “Committee Complaint”) with the Bankruptcy Court against Fleet Retail Finance Group, et al., to recover fraudulent conveyances from the Prepetition Lenders, or alternatively, to equitably subordinate the Prepetition Lenders’ Claims to those of all other creditors in the Chapter 11 Cases (the “Committee Action”).

The Committee asserts that the Merger sealed the Debtors’ financial doom. The Complaint alleges that through the Merger, the Prepetition Lenders’ predecessor facilitated the transfer of enormous value from the Debtors to the Debtors’ former shareholders for no consideration and shifted all of the risk of the Debtors’ troubled operations to their unsecured creditors. Fleet and Chase Manhattan Bank each have filed answers to the Committee Complaint.

In the event the Committee is successful on its Complaint then the Prepetition Lenders may have to disgorge to the Estates all or a portion of the amount paid to the Prepetition Lenders in connection with the Merger and/or the Roll Up.

In addition, on or about April 3, 2001, the Committee Complaint was amended to assert claims that the majority stockholders and the directors of the Debtors at the time of the Merger, as well as the new owners pursuant to the Merger, breached their fiduciary duties by authorizing, and/or were unjustly enriched by, payments made by the Debtors in connection with the Merger. The Committee Complaint seeks the return of such payments, alleged to amount to up to $127 million, to the Estates.

The underlying facts of the Committee litigation are as follows: In September of 1997, the Debtors entered into a series of interrelated transactions that comprised the 1997 Transaction including: a buy-out of Hechinger shareholders (the “LBO”), the Merger with corporations owning the assets and liabilities of the Builders Square chain of home improvement stores formerly owned by Kmart, and the incurrence of secured debt used to fund the 1997 Transaction.

Defendants Leonard Green & Partners, L.P. (together with its affiliate, Green Equity Investors II, L.P., the “LGP Entities”) agreed to pay Hechinger’s former shareholders approximately $100 million in the aggregate. Kmart received approximately $10 million and a warrant to purchase 30% of the equity of the entity that owned the combined Hechinger-Builders Square operations. The LGP Entities made a net capital contribution of approximately $15 million to the 1997 Transaction after deducting $10.5 million of transaction fees.

The 1997 Transaction was financed by a series of interim secured loans made by a bank group (the “Chase Bank Group”) led by The Chase Manhattan Bank (“Chase”). The Chase Bank Group entered into a permanent loan, the proceeds of which were used to pay off the interim loans that funded the $100 million LBO payout to Hechinger’s shareholders.

In March of 1999, the Chase Bank Group assigned the security interests it obtained in connection with the 1997 Transaction to a bank group (the “Fleet Bank Group”) led by Fleet

The Committee believes that the 1997 Transaction depleted at least $130 million of value from the Debtors (the value of the payments to the Hechinger Shareholders and related transaction fees) and significantly harmed unsecured creditors because the security interests granted in connection with the 1997 Transaction subordinated Hechinger’s unsecured creditors to the loans made by the Chase Bank Group and the Fleet Bank Group. Consequently, after a substantial investigation conducted in conjunction with the Debtors, the Committee filed the Committee Action to: (i) recover fraudulent conveyances against Chase, Fleet, Back Bay Capital

Management (an agent bank in the Fleet Bank Group), the LGP Entities and the Hechinger family shareholders, (ii) to redress breaches of fiduciary and other duties by the directors of Hechinger and the Hechinger Family shareholders, (iii) to equitably subordinate Fleet’s claims to those of all other creditors in the Debtors’ bankruptcy proceedings and (iv) recover other related relief.

Fleet, Chase, Back Bay and the LGP Entities have filed answers to the Amended Complaint filed by the Committee denying substantially all of the allegations and asserting affirmative defenses, including that the Fleet Bank Group gave value in good faith when it received the assignment of security interests from the Chase Bank Group, that Hechinger was solvent after the 1997 Transaction and other affirmative defenses. The Hechinger Director Defendants and the Hechinger Family Defendants have filed motions to dismiss the claims asserted against them in the Amended Complaint on the grounds that, among other things, the payments made to them in the LBO cannot be recovered under section 546(e) of the Bankruptcy Code and that the Amended Complaint fails to state a claim for breach of fiduciary duty. The Committee will be filing opposition thereto on or before August 24, 2001. In addition, the LGP Entities have filed a third-party complaint against Kmart relating to the 1997 Transaction, to which Kmart has not yet responded as of the date of this disclosure statement.

Discovery in the Committee Action is continuing. Upon the Effective Date, the Committee will assign the Committee Action to the Liquidation Trust. Copies of the pleadings filed by the parties to the litigation will be made available, within reason, upon written request of counsel for the Committee.]

Nothing contained herein or in the accompanying Plan shall be deemed to affect any claims asserted in or rights arising out of the Committee Complaint.

There is no assurance that the Committee will prevail on the claims asserted in the Committee Complaint.

b.           HSBC v. BankBoston Retail Finance, Inc.

On May 26, 2000 HSBC Bank USA, as Indenture Trustee, commenced an adversary proceeding (the “Bondholder Action”) against BankBoston Retail Finance Inc., individually and as agent for lenders under Credit Agreement dated as of September 26, 1997, Credit Agreement dated as of December 31, 1998, and Amended and Restated Credit Agreement dated March 18, 1999, seeking to establish an equitable lien and security interest in favor of HSBC on behalf of the holders of notes and debentures issued pursuant to the Shelf Indenture (the “Securityholders”) in the Debtors’ property, and to equitably subordinate the claims of the Prepetition Lenders to the claims of the Securityholders. The Securityholders are comprised of holders of Senior Debentures Claims in the aggregate amount of approximately $100 million and holders of Senior Notes Claims in the aggregate amount of approximately $100 million.

The underlying facts of the Bondholder Action are as follows: HSBC is the indenture trustee under the Senior Indenture governing the issuance of approximately $200 million of aggregate Senior Notes and Senior Debentures issued by Hechinger. The Senior Indenture contains a clause (the “Negative Pledge”) that prohibited Hechinger from granting security interests in certain property (including inventory, equipment and real estate) securing the repayment of debt except under certain specific conditions set forth in the Senior Indenture. The incurrence of debt used to pay shareholders in connection with a buy-out is not among the conditions permitted under the Negative Pledge. If Hechinger granted a security interest in property prohibited by the Senior Indenture, the Senior Indenture required that the holders of the Notes (the “Securityholders”) be given an equal and ratable security interest in such property.

HSBC has filed a lawsuit against Fleet contending that (i) the Securityholders are entitled to an equitable lien from Fleet because the granting of security interests securing the loans used to pay Hechinger’s former shareholders in the LBO violated the Negative Pledge and (ii) Fleet’s claims should be equitably subordinated under Section 510(c) of the Bankruptcy Code to the prior payment in full of the amounts due to the Securityholders.

Fleet has filed an answer denying the allegations in the Bondholder Action and asserting various affirmative defenses. Fleet contends that the loans made in connection with the 1997 Transaction were used for the acquisition of assets and that an opinion rendered by a law firm retained in the matter indicated that the 1997 Transaction would not violate the Negative Pledge. Fleet contends that there are no facts that would support HSBC’s equitable subordination claim, that Fleet cannot be liable for breach of the Negative Pledge because it was not a party to the Senior Indenture and that HSBC, its predecessor and the Securityholders unjustifiably delayed in commencing the Bondholder Action.

HSBC contends that the assignment of the security interests granted by the Chase Bank Group to the Fleet Bank Group was subject to the claims asserted by HSBC in the Bondholder Action and that Fleet conducted extensive due diligence in connection with the assignment from the Chase Bank Group that apprized Fleet of the details of the 1997 Transaction and the impact of the Negative Pledge that were sufficient to put Fleet on notice of HSBC’s claims. HSBC also contends that it timely commenced the Bondholder Action under all applicable law.

As part of the Plan, the Bondholder Action will be assigned to the Liquidation Trust and the Estates will bear the reasonable fees and costs of the Bondholder Action, including accrued fees and costs, up to $1 million, and HSBC, on behalf of the securityholders, will receive 60% and holders of Allowed Claims in Classes 4A, 4B and 5 shall receive a pro rata share of the remaining 40% of any net proceeds from such action, giving effect to the subordination provisions applicable to the holders of Claims in Class 5. Upon information and belief, the aggregate accrued fees and costs of the Bondholder Action through July 27, 2001 are approximately $196,250.

Because the claims of the security holders are included in Class 4A, the actual percentage of net litigation recoveries to the security holders will exceed 60%. For example, if the security holders’ claims in class 4A are $200 million, and the total claims pool is $800 million, the holders of claims in Class 4A would receive an additional approximate 10% of the net litigation recoveries.

Discovery in the Bondholder Action is continuing. Copies of the pleadings filed by the parties to the litigation will be made available, within reason, upon written request of counsel for the Committee. There is no assurance that HSBC will prevail on the claims asserted in the Bondholder Action.

In conjunction with the Kmart Settlement described below, the Plan provides that the securityholders whose claims are being asserted in the Bondholder Action by HSBC shall, by voting in favor of the Plan and/or by acceptance of distributions provided for under the Plan, be deemed to have assigned those claims to the Liquidation Trust. In exchange for the assignment of those individual claims asserted in the Bondholder Action, the Debtors’ Estates will absorb the documented actual and reasonable costs and fees associated with the Bondholder Litigation, including accrued costs and expenses, up to $1 million. Once assigned, Net Proceeds from the Bondholder Actions will be distributed sixty (60%) percent to the securityholders and forty (40%) percent to the holders of Allowed Claims in Classes 4A, 4B and 5. To the extent that any such securityholder rejects the Plan, then such securityholder’s pro rata share of the fees and costs of the Bondholder action shall be deducted from such securityholder’s pro rata recovery and/or from any Distribution that otherwise would be payable to such Holder under the Plan.

As a named defendant in both litigations, Fleet has alleged that the simultaneous prosecution of the Bondholder Action and the Committee Action by the Liquidation Trust could yield inconsistent results. The Committee disagrees with Fleet’s view of the litigations. Moreover, absent an assignment of the Bondholder Action to the Liquidation Trust, the Bondholder Action would continue to be prosecuted outside the context of the Debtors’ Estates. Were HSBC successful in the Bondholder Action, then, according to Fleet, none of the assets of the Debtors could be available for distribution to other creditors of the Estates. Assuming that were the case, the assignment of the Bondholder Action to the Liquidation Trust, and the agreement to share the litigation recoveries therefrom with other creditors of the Estates will ensure that other creditors of the Debtors are entitled to participate in a recovery that might otherwise only inure to HSBC’s benefit. The Committee has reviewed the potential benefits to the Estates in the event that the Bondholder Action is successful and has determined that the agreement to assign the Bondholder Action to the Liquidation Trust will enable the Estates’ creditors to receive greater distributions than they would receive under the Plan absent such an agreement. The Committee has determined that the potential benefits and safeguards provided by the assignment of the Bondholder Action outweigh the costs associated with the prosecution of the Bondholder Action.

c.           Kmart Settlement

As a result of the Merger, prior to the Petition Date, certain of the Debtors and Kmart entered into various lease, sublease and guaranty agreements. Based on such agreements, Kmart filed 51 proofs of claim (collectively, the “Kmart Claims”) in the Chapter 11 Cases, relating to (a) lease rejection damages, (b) workers’ compensation claims pre-dating the Merger, (c) severance payments for Builders Square executives and (d) postpetition real estate taxes, CAM and utility charges related to rejected leases. Kmart asserts theses claims against each of the Debtors based on certain purported guaranties. As a result, Kmart asserts against each Debtor an aggregate amount of approximately (a) $252 million in prepetition general unsecured claims and (b) $5.1 million in administrative claims (inclusive of cure claims). In the event that these cases are not substantively consolidated and Kmart is able to assert such claims against each of the Debtors, then the asserted Kmart Claims would aggregate approximately (a) $5.8 billion in general unsecured claims and (b) $5.1 million in administrative claims2 The Debtors dispute the amount of such claims and the appropriateness of asserting these claims against each of the Debtors.

The Debtors and the Committee have analyzed the Merger transaction and have considered pursuing a fraudulent conveyance claim against Kmart in connection therewith. Extensive negotiations between the Plan Proponent and Kmart culminated in a settlement with Kmart that set the stage for the formulation of the Plan (the “Kmart Settlement”). Due to (i) the sensitive nature of the investigation, (ii) the overlap between certain aspects of the claims against Kmart and those asserted by the Committee against the defendants in the Committee Action, and (iii) previous demands by Fleet for copies of this sensitive work product, the Committee’s discussion of its analysis of the potential claims against Kmart is necessarily limited. Among other things, the Kmart Settlement provides:

•	The Kmart Claims are reduced and allowed as followed: (a) an Allowed Administrative Claim in the amount of $2.4 million; and (b) a single Allowed General Unsecured Claim in the amount of $150 million.
•	Kmart will be allowed as an Administrative Claim all documented actual, reasonable and necessary fees and expenses incurred in these cases through July 22, 2001 as approved by the Committee. Kmart and the Committee currently estimate that those costs and fees will be in an amount of approximately $1.3 million.
•	To the extent that Kmart is entitled to recover such proceeds, Kmart will not share in the first $25 million of Net Proceeds collectively recovered by the Estates in connection with the Bondholder Action or any causes of action relating to the Merger.
•	Kmart will consent to the substantive consolidation of the Chapter 11 Cases.
•	Kmart and its current and former officers, directors, employees and agents will instruct all holders of any funds escrowed by the Debtors on its behalf to release such funds to the Debtors or to the Liquidation Trust on the Effective Date.
•	Kmart and each of its subsidiaries, affiliates, and their respective present and former officers, directors, employees, and their respective agents, representatives and professionals (in their capacity as agents, representatives and professionals of Kmart or its affiliates) (the “Kmart Released Parties”) will be fully released from any and all claims and causes of action that are derivative

[2]	This amount does not increase because any allowed amount of the administrative claim would be paid by one of the Debtors in full, therefore Kmart’s administrative claims against the remaining Debtors would be disallowed. For administrative purposes, the Debtors and Kmart had agreed that with respect to rejection damages and administrative claims Kmart would only have to file a claim against one of the Debtors that would represent a claim against each of the Debtors. If these cases are substantively consolidated then all the guarantee claims would be merged into the one principal claim.

claims and/or constitute property of the Debtors and/or the Estates pursuant to section 541 of the Bankruptcy Code, including, without limitation, any claim for relief under sections 544, 547, 548, 549, and/or 550 of the Bankruptcy Code.
•	To the extent permissible under applicable law, and only to that extent, any creditor that affirmatively votes in favor of the Plan utilizing a ballot clearly and boldly indicating the results of such affirmative vote, will be deemed to have released the Kmart Released Parties (in their capacity as agents, representatives and professionals of Kmart or its affiliates) from any direct claims and causes of action arising prior to the effective date of the Plan relating to the Merger or the Debtors’ Chapter 11 Cases.
•	The Kmart Settlement will be terminated if the following deadlines are not met, unless further extended by the Committee and Kmart: (a) the Committee must file the Plan and accompanying disclosure statement (the “Disclosure Statement”) no later than June 25, 2001; (b) the Disclosure Statement must be approved by the Bankruptcy Court no later than August 8, 2001; (c) the Plan must be confirmed by the Bankruptcy Court no later than September 14, 2001; and (d) the effective date of the Plan must be no later than September 21, 2001; provided however that upon termination of the Kmart Settlement, all parties in interest shall have until fifteen (15) days after the missed deadline to object to the validity or allowance of any of the Kmart Claims against a particular Debtor or all of the Debtors solely on the basis that the incurrence of such obligation by a particular Debtor or all of the Debtors constitutes an avoidable transfer (and no objection shall be allowed with respect to the Claim amount), and Kmart shall be entitled, without limitation, to contest any such objection and to object to the propriety of any proposed substantive consolidation of one or more of the Debtors’ Estates. There can be no assurance that these deadlines will be met or that Kmart will waive compliance with those deadlines.

The Kmart Settlement was presented to the Court for approval by motion dated June 19, 2001. Following a hearing on the Kmart Settlement on July 10, 2001, the applicable stipulation was modified to address certain concerns of the Court and the parties. The amended stipulation was submitted to the Court for approval, along with additional submissions in support thereof, and was approved by the Court on August 8, 2001. The applicable terms of the Kmart Settlement, including the releases provided for therein, have been incorporated into the Plan.

In order to effectuate the Kmart Settlement, approval of which was a necessary prerequisite to the Plan, the Committee and the Debtors entered into an agreement for the assignment to the Committee of the rights of the Debtors’ Estates respecting the Kmart Claims (the “Assignment Stipulation”). The Assignment Stipulation also was presented to the Court for approval by motion dated June 19, 2001. The Assignment Stipulation was approved by the Court on July 10, 2001.

The Committee believes that the Kmart Settlement is in the best interests of the Estates and their creditors. The Kmart Settlement fixes Kmart’s pre-petition and administrative claims at amounts which are at or near the Debtors’ estimate of their lowest possible amounts, utilizing methodologies most favorable to the Debtors’ Estates. Kmart has asserted claims against each of the Debtors and holds the largest single claim in the Debtors’ cases. By agreeing not to oppose substantive consolidation, and by agreeing not to contest the amounts of its allowed claims, Kmart has provided a benefit to the Estates that, while not easily quantifiable on a fiscal basis, will greatly assist the Committee and the Debtors’ Estates in concluding the Debtors’ cases and providing distributions to creditors.

In addition, by agreeing not to share in the first $25 million of aggregate net litigation recoveries from the Bondholder Action and from claims relating to the 1997 Transaction, Kmart has potentially left up to $5 million in distributions for the benefit of other creditors of the Estates.

The Kmart Settlement was a global settlement arrived at by a Committee comprised of very diverse interests. Because of the various components of the Kmart Settlement, it is not possible to attribute a value or consideration provided by Kmart that directly relates to the releases in favor of Kmart which are a part of the Kmart Settlement and incorporated in the Plan. Fleet and the LGP Entities disagree.

The Kmart Settlement also provides for the framework of the Plan. It provides for, among other things, the assignment of the Bondholder Action to the Liquidation Trust. The assignment of such action, including the negotiation of the compromise by which such agreement to assign was reached, required and continues to require the cooperation and efforts of Committee members HSBC and Teachers Insurance and Annuity Association of America (“Teachers”). As HSBC and Teachers have made a substantial contribution in the Chapter 11 Cases, each shall be reimbursed, subject to Committee review and approval, its documented actual, reasonable and necessary expenses in connection therewith, including without limitation attorney fees. The Committee estimates that the fees and costs of Teachers will not exceed $250,000. The Committee further estimates that the fees and costs of HSBC through confirmation will not exceed $300,000.

The Kmart Settlement further provides that the Plan and Confirmation Order must be in form and substance satisfactory to the Committee, Kmart, Teachers and HSBC. To the extent that Plan or Confirmation Order do not satisfy the requirements of any one of these parties, it is possible that the adversely affected party could, absent waiver of such modification or variation, prevent the confirmation of the Plan. The Committee is optimistic that the collective efforts of the Plan Proponents and the individual parties to the Kmart Settlement will lead to confirmation of the Plan. However, there can be no assurance that confirmation of the Plan in accordance with the Kmart settlement and the agreement of the parties will be achieved.

The validity of the releases in favor of Kmart will be decided at the hearing on confirmation of the Plan.

d.           Former Employees

In or about August 1999, certain employees of the Debtors, whose employment with the Debtors had been terminated during the period of June 1999 through August 1999 in conjunction with the 34-store closing group (the “Subject Former Employees”) filed a motion in the

Bankruptcy Court seeking allowance and immediate payment of purported administrative expense claims relating to certain retention benefits. Specifically, in connection with closing such stores, in February 1999, the Debtors offered additional severance pay and additional accrued leave allowance to eligible employees who remained through the store closing or until an authorized released date. Certain of these store closings were concluded shortly after the Petition Date. By order dated November 29, 1999 (the “Bankruptcy Court Order”), the Bankruptcy Court granted administrative expense priority to the stay-on benefits only to the extent they accrued postpetition. All stay-on benefits that accrued prepetition were entitled to priority treatment only to the extent allowed under section 507(a)(3) of the Bankruptcy Code.

The Subject Former Employees appealed the Bankruptcy Court Order to the United States District Court for the District of Delaware (the “District Court”). By order dated, March 21, 2001, the District Court affirmed the Bankruptcy Court Order. On or about April 20, 2001, the Subject Former Employees filed a notice of appeal to the Third Circuit Court of Appeals of the District.

In the event the Subject Former Employees are successful on the Appeal and any relevant subsequent proceedings, the Subject Former Employees may have in the aggregate Administrative Claims in an approximate amount of $1,018,000, replacing Allowed Claims in the same aggregate amount, of which $408,000 is currently classified as other than Administrative or Priority Claims.

For purposes of the Appeal, the Plan provides for a Former Employee Reserve of $406,612.86 or such lesser amount as may be approved by the Bankruptcy Court pursuant to appropriate estimation procedures. As with any reserve for a Disputed Claim, in the event that a creditor disputes a reserve for payment of such claim, such creditor may seek an order of the Bankruptcy Court fixing such reserve. Such motion must be made by the date on which motions seeking to allow claims for voting purposes must be made. Fleet disagrees with the amount of the Fleet Reserve and intends to file a motion seeking to estimate the amount of its potential claim at an amount greater than that which has been established by the Plan Proponent.

e.           Other Litigations

Other than as described herein, none of the Debtors is a defendant in any action or proceeding which, if such Debtor were found to be liable in such action or proceeding, would materially adversely impact the Debtors’ financial condition.

8.           Representation of the Debtors

The Debtors retained and have been represented in the Chapter 11 Cases by the law firms of Willkie Farr & Gallagher, located at 787 Seventh Avenue, New York, New York 10019 and Richards, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19899, as bankruptcy counsel, (ii) the accounting firm of KPMG LLP, located at 1660 International Drive, McLean Virginia 22101, primarily as tax accountants, (iii) the law firm of Irell & Manella LLP, located at 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067 as special corporate counsel, (iv) WP&Co., located at 31 West 52nd St., New York, New York 10019 as financial advisors and investment bankers and (v) Policano & Manzo, L.L.C. (now known as FTI/Policano

& Manzo), located at Park 80 West, Plaza II, Suite 200, Saddle Brook, New Jersey 07663 as special financial advisor and bankruptcy consultant; and preference recovery experts and counsel ASK Financial, located at 18653 Ventura Boulevard, Suite 361, Tarzana, CA 91356 (also with offices in Minnesota and Virginia). A variety of special counsel also has been retained by the Debtors, from time to time, to handle ordinary course matters pursuant to an Order of the Court dated August 12, 1999.

9.           Representation of the Committee and Other Parties in Interest

Pursuant to section 1102(a) of the Bankruptcy Code, following the commencement of a chapter 11 case, the United States Trustee appoints a committee of a debtor’s largest creditors holding unsecured claims against the chapter 11 debtor, and may appoint additional committees of creditors as deemed appropriate to assure the adequate representation of creditors in a chapter 11 case.

On June 24, 1999, the Committee was designated to represent the interests of all unsecured creditors in the Chapter 11 Cases. The Committee retained the (i) law firms of Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York 10169 and Pepper Hamilton LLP, 1201 Market Street, Suite 1600, P.O. Box 19899-1705, Wilmington, Delaware 19801, as counsel, (ii) Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway, New York, New York 10019 and Saul Ewing, Remick & Saul, LLC, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19899 as special litigation counsel (iii) PricewaterhouseCoopers LLP, located at 1177 Avenue of the Americas, New York, New York 10036, as accountants and financial advisor, and (iv) The Blackstone Group L.P., located at 345 Park Avenue, New York, New York 10134 as investment bankers and financial advisors.

A list of the current members of the Committee is set forth on Exhibit B annexed to this Disclosure Statement.

In addition, the holders of the Convertible Subordinated Debentures were represented in these proceedings by the Successor Indenture Trustee, American Stock Transfer & Trust Company (“AST&T”) and the holders of the Senior Notes and Senior Debentures, by its successor Indenture Trustee, HSBC Bank USA. AST&T retained the law firm of Parker Chapin Flattau & Klimp, LLP, located at 1211 Avenue of the Americas, New York, New York 10036. HSBC Bank USA retained the law firm of Kelley Drye & Warren, located at 101 Park Avenue, New York, New York 10178.

IV.      SUMMARY OF THE PLAN

A.           General

SET FORTH IN THIS ARTICLE IS A SUMMARY OF CERTAIN OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PLAN. THIS SUMMARY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND CAREFUL READING OF THE PLAN, A COPY OF WHICH IS ANNEXED

HERETO AS EXHIBIT A. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR THE VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATES BY THE COMMITTEE, WITH THE ASSISTANCE OF THE DEBTORS, BASED ON CURRENT INFORMATION AND ARE NOT A REPRESENTATION AS TO THE ACCURACY OF THESE AMOUNTS. FOR AN EXPLANATION OF THE BASIS FOR, LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE CALCULATIONS, SEE SECTION VII (“Certain Risk Factors to be Considered”), BELOW.

B.           Substantive Consolidation

The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order, which will effect the substantive consolidation of the Chapter 11 Cases into a single chapter 11 case solely for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Claims by and among the Debtors will be eliminated; (ii) all assets and liabilities of the Debtors will be merged or treated as though they were merged; (iii) all prepetition cross-corporate guarantees of the Debtors will be eliminated; (iv) all Claims based upon guarantees of collection, payment or performance made by one or more Debtors as to the obligations of another Debtor or of any other Person will be discharged, released and of no further force and effect; (v) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Debtors; (vi) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the consolidated Debtors; and (vii) each and every Claim filed in the individual Reorganization Case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Cases and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date; provided, however, that nothing in the Plan shall affect the obligations of each of the Debtors under the Plan.

Without agreeing that substantive consolidation is warranted, certain parties have raised the possibility that alternatives to full substantive consolidation be considered by the creditors, including no substantive consolidation or partial substantive consolidation, and that certain creditor constituencies may obtain a better distribution under the Committee’s Plan. The Committee and Kmart disagree with the position of these parties.

Unless substantive consolidation has been approved by a prior order of the Court, the Plan will serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases. The Plan Proponent will more fully brief the need and basis for substantive consolidation in a memorandum in support of confirmation to be filed at least three days prior to the hearing on confirmation of the Plan. UNLESS AN OBJECTION TO SUBSTANTIVE CONSOLIDATION IS MADE IN WRITING BY ANY CREDITOR AFFECTED BY THE PLAN ON OR BEFORE FIVE (5) DAYS PRIOR TO THE DATE THAT IS FIXED BY THE COURT AS THE LAST DATE ON WHICH ACCEPTANCES TO THE PLAN MAY BE RECEIVED, OR SUCH OTHER DATE AS MAY BE FIXED BY THE COURT, THE SUBSTANTIVE CONSOLIDATION ORDER (WHICH MAY BE THE CONFIRMATION ORDER) MAY BE ENTERED BY THE COURT. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the Confirmation Hearing.

Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in cases involving affiliated debtors. As contrasted with procedural consolidation, 3substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. The consolidated assets create a single fund from which all claims against the consolidated debtors are to be satisfied. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect the debtors’ separate corporate existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

Substantive consolidation generally has the effect of, among other things, eliminating (i) cross-corporate guaranties by one debtor of the obligation of another debtor in the substantively consolidated group, (ii) duplicative claims against more than one debtor in the substantively consolidated group and (iii) intercompany claims between the substantively consolidated debtors.

The power to substantively consolidate interrelated chapter 11 cases lies in a bankruptcy court’s general equitable powers which are set forth in section 105 of the Bankruptcy Code. Within this framework, the factors to which courts have looked to determine the appropriateness of substantive consolidation include: (i) whether creditors dealt with the debtor entities as a single economic unit and did not rely on their separate identities in extending credit, and (ii) whether the affairs of the debtors are so entangled that the consolidation will benefit all creditors of the debtors’ Estates. Additional factors include: (i) the presence or absence of consolidated financial statements; (ii) the existence of inter-company guarantees or loans; (iii) the unity of interest and ownership between the various corporate entities; (iv) the transfer of assets without observance of corporate formalities; (v) the degree of difficulty in segregating and ascertaining individual assets and liabilities; (vi) the parent, its affiliates and subsidiaries having common directors and/or officers; (vii) the parent or its affiliates financing one another; and (viii) the commingling of assets and business functions.

[3]	Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the proceedings of two or more affiliated debtors are conducted as part of a single proceeding for the convenience of the bankruptcy court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their respective creditors and interest holders. The Chapter 11 Cases were procedurally consolidated by order of the Court dated June 11, 1999.

The Plan Proponent believes that substantive consolidation of the Debtors’ Estates will facilitate implementation of the Plan and foster similarity and fairness of treatment of holders of Claims. Many of the foregoing factors supporting substantive consolidation are present with respect to these Debtors. In particular, due to complex historical transactions among the Debtors it is doubtful that the Debtors would be able to determine with reasonable accuracy the appropriate allocation of liabilities among the Debtors’ individual Estates. Such doubt coupled with, among other things, the presence of consolidated financial statements, intercompany claims and guaranties, common directors and officers and intercompany financing adequately support the substantive consolidation of the Debtors. Additionally, any attempt to do a definitive allocation might be prohibitively expensive. Substantive consolidation also is a central component to the Kmart Settlement. In addition, no prejudice is likely to result from the substantive consolidation of the Chapter 11 Cases as, given the values of the Estates and the volume of Kmart’s direct or guaranty Claims against each Debtor, no other holder of an Allowed Claim against any Debtor would likely recover a greater amount on account of such Claim if these cases were not substantively consolidated than such Claimant would recover if the Chapter 11 Cases are substantively consolidated pursuant to the Plan. Hence, the Plan Proponent believes that substantive consolidation not only is justified pursuant to applicable law, but also is in the best interests of their creditors.

Section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize such substantive consolidation. Although the United States Court of Appeals for the Third Circuit has not articulated a standard regarding substantive consolidation, several courts, including the United States Courts of Appeals for the First Circuit, Second Circuit, D.C. Circuit, Eighth Circuit and Eleventh Circuit have developed similar tests for authorizing substantive consolidation. See Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1 (1st Cir. 1992); First Nat’l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d. Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987); Bracaglia v. Manzo, et al. (In re United Stairs Corp.),176 B.R. 359, 369 (Bankr. D. N.J. 1995).

Several courts within the Third Circuit have acknowledged the existence and application of substantive consolidation of separate bankrupt estates in appropriate circumstances. See In re Molnar Bros., 200 B.R. 555 (Bankr. D. N.J. 1996) (recognizing the application of substantive consolidation of two or more bankruptcy estates); In re PWS Holding Corp., Bruno’s, Inc., et al., Case No. 98-212-223 (SLR) (D. Del. 1998) (approving substantive consolidation of debtors pursuant to a plan of reorganization); In re Smith Corona Corp. et al., Case No. 95-788 (HSB) (Bankr. D. Del., Oct. 18, 1996) (adopting substantive consolidation test articulated by the Eighth Circuit); Bracaglia, 176 B.R. at 368 (stating that it is “well established that in the appropriate circumstances the court may substantively consolidate corporate entities”); In re Buckhead American Corp., 1992 Bankr. LEXIS 2506 (Bankr. D. Del. August 13, 1992) (substantively consolidating debtors); In re Cooper, 147 B.R. 678, 681 (Bankr. D. N.J. 1992) (stating that substantive consolidation constitutes the “merger of the assets and liabilities of two or more estates, creating a common fund of assets and a single body of creditors”) (citation omitted).

In general, these tests identify two factors which must be examined in the context of a substantive consolidation analysis: (i) whether there is a “substantial identity” or an inseparable

“interrelationship” or “entanglement” between the debtors to be consolidated and (ii) whether the benefits of consolidation outweigh the harm or prejudice to creditors, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by consolidation.

The Committee believes that there is a substantial identity, extensive interrelationship, interdependence and entanglement between and among the Debtors such that the Debtors are fundamentally intertwined in virtually all operational and financial aspects. They include, but are not limited to, the following:

•	Joint Corporate Structure. With very few exceptions for Debtor entities with no material operations, all of the members of the board of directors of each of the Debtors, and all officers of each of the Debtors are substantially the same.

•	The Debtors’ Revenues. Substantially all of the Debtors’ revenues were generated by their retail stores. Although the cash flow attributable to the stores was generated by HICD, such funds were available to all of the Debtors as needed.

•	Joint Business Operations. The Debtors do not maintain separate books and records for each individual Debtor entity other than for the simple purpose of filing state tax returns. Moreover, and in part attributable to the accounting system described below, the Debtors’ books and records do not accurately reflect in full detail the intercompany claims, such as contribution claims. The Debtors’ business was operated on a day-to-day basis without strict regard for their separate assets, liabilities, employees or management. As a result, the Debtors cannot accurately determine in a cost-effective or timely manner the appropriate apportionment of costs and expenses among those Debtors whose obligations had been paid by and through HICD.

•	Joint Administrative Tasks. HICD was responsible for payment of all costs incurred by and attributable to the execution of the administrative functions that benefited all of the Debtor entities, even in instances where the particular creditor did not have any claim against the HICD estate, and believed that it had done business with another Debtor.

HICD’s employees performed, and continue to perform all administrative tasks for all of the Debtors, and HICD pays the salaries of the employees who execute such administrative functions.

•	Consolidated Financial Reports. No separate company financial statements for any of the Debtors were disseminated. Consolidated financial reports for Hechinger Company, including its 19 subsidiaries (collectively, the “Public Company”) have been routinely prepared and disseminated to, inter alia, the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders. Until the Petition Date, consolidated financial statements of all of the Debtors, including Hechinger Company’s ultimate parent company, Centers Holdings, Inc., were available only to stockholders of Centers Holdings, Inc. and to the lenders for the revolving line of credit, and were not distributed to third parties.

•	Joint Accounting System.

The Debtors’ accounting system, as well as the formulation and implementation of accounting controls, are effectuated and overseen by HICD’s employees.

The individual Debtor entities do not maintain their own separate accounting functions.

•	Joint Tax Returns. The Debtors filed consolidated federal tax returns.

•	Consolidated Cash Management. The Debtors utilized a centralized cash management system.

•	Banking and Payment Functions.

As of the Petition Date, every significant bank account of the Debtors was in the name of HICD, and funds from all accounts were regularly swept into the HICD concentration account for payments against the revolving loans and to fund the Debtors’ operating account. As indicated above, substantially all payments to third parties were made from a HICD account regardless of which Debtor was responsible for such payment.

Substantially all of the Debtors’ banking and payment functions were and continue to be performed by HICD.

•	The Debtors’ Creditors.

Kmart has asserted claims against each of the Debtors which exceed $250,000,000. The Committee and the Debtors believe that, utilizing methodologies and calculations most favorable to the Debtors’ estates, the minimum amount of Kmart’s prepetition unsecured claim is at least $138,000,000, and the proposed settlement amount is $150,000,000. Absent substantive consolidation, Kmart retains the right to assert the full amount of its claims in the amount of $150,000,000 against each of the Debtors, thus dwarfing the claims of other creditors against any Debtor entity

To the extent that a creditor may believe that any distributable cash represents proceeds from the sale of assets held or owned by an entity other than HICD, such a creditor would first have to account for the credit or payment of pre and post-petition intercompany claims before any distribution could be made to such creditor. For example, HICD could assert a post-petition claim for contribution against such Debtor entity insofar as the proceeds from the sale of HICD’s inventory was utilized to pay down and retire the Debtors’ joint obligations under their post-petition financing facility. In addition, and as noted above, Kmart would retain the right to assert the full amount of its $150,000,000 claim against those proceeds after the payment of post-petition intercompany claims.

Because all financial information disseminated to the public by the Public Company Debtors, and the limited-distribution financial information maintained with respect to Centers Holdings, Inc. was prepared and presented on a consolidated basis, it is unlikely that any creditor could be able to demonstrate that it relied on the separate identity of any of the Debtors in extending credit to the Debtors. The substantive consolidation of the Debtors reflects the economic reality of the Debtors’ businesses and operations and it appears equitable for substantially all creditors.

The second prong of the test for determining whether substantive consolidation of the Debtors is warranted is whether the benefits of consolidation will outweigh the potential prejudice to the Debtors’ creditors. As noted above, because all financial information disseminated to customers, suppliers, landlords, lenders, credit rating agencies and stockholders, appears to have been prepared and presented on a consolidated basis, the Committee believes that with very few exceptions, if any, creditors of the Debtors did not rely upon the separate identity of one Debtor in extending credit. Moreover, because the Debtors’ affairs were integrated, interrelated and entangled from both a functional and a financial perspective, the substantive consolidation of the Debtors would be equitable for all creditors. Substantive consolidation would ensure that all of the Debtors’ creditors, including the Debtors’ landlords and trade creditors, having relied on the creditworthiness of the Debtors as a unit, receive the benefit of distribution in satisfaction of their claims from the single pool of assets.

In addition, the Committee believes that the alternatives to substantive consolidation are not economically feasible and that the time and expenses that would be associated with an attempt to fully prepare and prosecute 23 separate plans would result in diminished recoveries for most, if not all, creditors. Moreover, there could be no assurance that even after expending considerable time and resources, the plans would be confirmed in the face of objections from creditors.

C.           Funding of the Plan

Pursuant to the Plan, all of the remaining assets of the Estates (other than Cash) will be sold or otherwise disposed. The proceeds from such sales, together with Cash on hand, will fund the Plan. The Debtors anticipate that as of the Effective Date they could require approximately $24.5 million to implement the Plan (the estimated sum of the Allowed Administrative, Fee, Priority Tax, Priority Non-Tax and Non-Bank Secured Claims) plus amounts necessary to administer the Chapter 11 Cases after the Effective Date.

(i)   Cash on Hand. Assuming an Effective Date of September 30, 2001, the Debtors anticipate they will have $77.8 million of Cash on hand.

(ii)  Litigation Claims. Although a formal evaluation has not been done, after discussions with A.S.K. Financial, the Debtors estimate that the proceeds from preference litigations (net of fees and costs of collection) may be valued at a range between $5 and $40 million. Too many contingencies exist to accurately value the other Litigation Claims, and therefore such claims have been valued at zero for purposes of this Disclosure Statement.

(iii)  Remaining Assets. As of the Effective Date, the Debtors expect to have additional assets, including certain potential tax refunds and accrued but unpaid interest, which the Debtors estimate aggregate approximately $2.3 million. The Debtors believe the remaining tangible assets of the Estates (excluding Cash) are de minimis.

The proceeds from the disposition of such assets and from the Litigation Claims, if any, as well as Cash held by the Estates, will be utilized to fund distributions under and in accordance with the Plan.

D.           Treatment of Claims and Interests

The treatment accorded holders of Claims against or Interests in any of the Debtors under the Plan on account of such Claims or Interests is summarized in the tables set forth in Section I.E. hereof.

All rights of any holder of a Claim against or Interest in the Debtors to seek or obtain subordination of another such claim or Interest based on contractual subordination will be preserved under the Plan and may be asserted with respect to any right or Distribution to be made under the Plan on account of such a Claim or Interest. Because holders of claims in Class 4A receive the benefit of the subordination provisions contained in the Subordinated Indenture, those claims have been classified separately from claims in Class 4B.

E.           Liquidation of the Debtors

The Plan is a liquidating plan of reorganization, and the Debtors have ceased to operate as a retail home center. The Plan provides for the dissolution of the Debtors, however, the Debtors may continue to exist to the extent necessary to consummate the Plan and perform the other tasks and functions described therein.

F.           Establishment of the Liquidation Trust

The Plan contemplates the establishment of a Liquidation Trust on the Effective Date. The Liquidation Trust will, among other things, on and after the Effective Date, make all Distributions required under the Plan, resolve, either consensually or through litigation, all Disputed Claims, pursue certain claims assigned to the Liquidation Trust, preference, fraudulent conveyance and other avoidance actions, lender liability claims, fraud claims and breach of fiduciary duties claims for the benefit of the beneficiaries of the Liquidation Trust, and liquidate any and all remaining assets of the Debtors.

The Liquidation Trust will be established pursuant to certain trust documents, which documents will be filed with the Court at least ten (10) days prior to the hearing on the Disclosure Statement. Such trust documents shall appoint a Liquidation Trustee and provide, among other things, that all employees of the Debtors as of the Effective Date shall automatically become employees of the Liquidation Trust. The Confirmation Order will provide, among other things, that the Bankruptcy Court specifically approves and designates the Liquidation Trust as a representative of the Estates and finds that the Liquidation Trust is acting on behalf of and for the benefit of the creditors of the Estates. It is intended that the Liquidation Trust will be a third-party beneficiary to the fullest extent allowable under the laws of the State of Delaware, the laws of the United States or any other applicable law. See Section VI.B. hereof for additional information regarding the Liquidation Trust.

G.            Conditions to Confirmation and Effective Date

The Plan may not be confirmed unless: (a) the Disclosure Statement has been approved by the Court; and (b) the Substantive Consolidation Order has been entered. The Effective Date may not occur, and thus the Plan will not become effective, unless: (a) the Confirmation Order, in a form and substance satisfactory to the Plan Proponent, Kmart, Teachers and HSBC, is entered and is a Final Order; (b) the Substantive Consolidation Order has become a Final Order; and (c) the Debtors have sufficient Cash on hand (or investments projected by the Debtors to provide timely Cash) to make timely Distributions of Cash to satisfy all Administrative Claims, Fee Claims, Priority Tax Claims, and Priority Non-Tax Claims required under the Plan, including reserving sufficient Cash with respect to the Disputed Claims Reserve in respect of any Administrative Claims, Fee Claims, Priority Tax Claims and Non-Tax Priority Claims that are Disputed Claims.

Each of these conditions to confirmation or the Effective Date, may be waived in whole or part by the Plan Proponent or the other affected parties.

H.            Treatment of Officers, Directors and Liquidation Trustee

On the Effective Date, the authority, power and incumbency of the persons then acting as officers and directors of the Debtors will be terminated and such directors shall be deemed to have resigned. The Plan will be administered and actions will be taken in the name of the Debtors through the Liquidation Trustee, irrespective of whether any of the Debtors have been dissolved. Each officer and employee in the employment of the Debtors as of the Effective Date will automatically on the Effective Date be deemed employees of the Liquidation Trust and cease to be officers and employees of the Debtors, and solely for this purpose the Liquidation Trust will be deemed a successor to the Debtors and the Retention and vacation Plans will remain in effect for each such individuals.

Section 6.4 of the Plan designates Conrad F. Hocking as Liquidation Trustee. The salient terms of the Liquidation Trustee’s employment, including the Liquidation Trustee’s duties and compensation are set forth in Section 6.4 of the Plan. In general, and as more fully set forth in Section 6.4 of the Plan, the Liquidation Trustee will, among other things, (a) manage the Debtors and Liquidation Trust and administer the wind-down of the Debtors’ affairs, (b) make all Distributions required to be made under the Plan, (c) hold any undistributed funds, pending distribution to creditors pursuant to the Plan, in the appropriate fund, (d) establish appropriate reserves for disputed, contingent, and unliquidated Claims, (e) be responsible for the prosecution of all Litigation Claims and authorized to enter into compromises or settlements regarding Litigation Claims, and (f) be responsible for the reconciliation of all Claims and have the power to compromise and settle Claims. Accordingly, the Liquidation Trustee will have primary responsibility for objecting, and prosecuting existing objections, to Claims, seeking estimation of such Claims for distribution purposes, entering into compromises or settlements regarding such Claims, and otherwise taking such actions to resolve Claims as the Debtors could have taken prior to the Effective Date.

I.            Employee Programs

From and after the Effective Date, to the extent not earlier terminated in accordance with their terms, the Employee Programs (excluding the Retention Plan and the associated vacation plans authorized pursuant to various orders of the Court) will be deemed terminated with no further action required by the Debtors or the Liquidation Trustee, and to the extent any of such Employee Programs constitute distinct executory contracts with individual employees or otherwise, such contracts shall be deemed rejected in accordance with the Plan. The Debtors and Liquidation Trustee will have the power and authority to take any and all actions to enforce such termination.

J.            Executory Contracts and Unexpired Leases

On the Confirmation Date, all executory contracts and unexpired leases that exist between Debtors and any Person shall be deemed rejected as of the Confirmation Date, except for any executory contract or unexpired lease (a) which has been assumed or rejected prior to the Confirmation Date, (b) as to which a motion for approval of the assumption or rejection of such contract or lease has been filed and served prior to the Confirmation Date, or (c) which was entered into after the Petition Date. Entry of the Confirmation Order shall constitute the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

Claims arising out of the rejection of an executory contract or unexpired lease pursuant the Plan must be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date. Any Claims not filed within such applicable time period will be forever barred from assertion against the Debtors, the Liquidation Trust and/or the Estates.

K.            Releases and Injunction

The Plan contains a release of all claims, causes of action and rights, arising from the Petition Date through the Effective Date, by the Debtors against all Released Parties related to such Released Parties’ acts or omissions to act as an, employee, agent, representative, attorney, accountant, financial advisor or other professional of each relevant Debtor or affiliate thereof, in that capacity.4Any such release additionally acts as an injunction against any claimant or equity interest holder of any Debtor from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is so released. In addition, the Plan provides that all persons who (a) (in the case of holders of Impaired Claims) vote to accept the Plan as set forth on the relevant Ballot and (b) directly or indirectly hold or have held any (i) Claim against the Debtors or (ii) Interest in the Debtors, will release the Debtors and the Released Parties from any and all Claims, obligations, rights, causes of action and liabilities which any holder of a (i) Claim against the Debtors or (ii) Interest in the Debtors may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or occurrence taking place from the Petition Date through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan.

[4]	The Plan does not release any former or current directors or officers of the Debtors.

In addition, the Kmart Released Parties will be fully released from any and all claims and causes of action that constitute property of the Debtors’ Estates, and to the extent permissible under applicable law, any creditor that affirmatively votes in favor of the Plan will be deemed to have released the Kmart Released Parties (in their capacity as agents, representatives and professionals of Kmart or its affiliates) from any direct claims and causes of action arising prior to the effective date of the Plan relating to the Merger or the Debtors’ Chapter 11 Cases.

With regard to injunctions, the Confirmation Order will provide, among other things, that all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Liquidation Trust, the Liquidation Trustee, or any of their property; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Liquidation Trust, the Liquidation Trustee, or any of their property; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Liquidation Trust, the Liquidation Trustee, or any of their property; (d) asserting any right of setoff of any kind, directly or indirectly, against any obligation due the Debtors, the Liquidation Trust, the Liquidation Trustee, or any of their property, except as contemplated or allowed by the Plan; (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan.

L.           Exculpation

The Released Parties and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, will not have or incur any liability to any Person for any act taken or omission occurring on or after the Petition Date in connection with or related to the Debtors or the Liquidation Trust, including but not limited to (i) the commencement and administration of the Chapter 11 Cases, (ii) the operation of the Debtors during the pendency of the Chapter 11 Cases, (iii) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (iv) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (v) any Distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

V.           CONFIRMATION OF THE PLAN

A.           Introduction

The Bankruptcy Code requires the bankruptcy court to determine whether a plan of reorganization complies with the technical requirements of chapter 11 of the Bankruptcy Code. It requires further that a debtor’s disclosures concerning such plan have been adequate and have included information concerning all payments made or promised by the debtor in connection with the plan.

To confirm the Plan, the Court must find that all of these and other requirements have been met. Thus, even if the requisite vote is achieved for each Class of impaired Claims, the Court must make independent findings respecting the Plan’s conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.

If the Plan is confirmed, the Plan Proponent expects the Effective Date to occur not later than thirty days after the Confirmation Date.

B.            Voting Procedures and Standards

With respect to Claims or Interests in Classes that are “impaired” (as defined below) under the Plan (but not deemed to reject the Plan by virtue of receiving no Distributions thereunder), holders of Claims or Interests in such Classes will receive a Ballot with this Disclosure Statement for the acceptance or rejection of the Plan. Any Claim or Interest whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code is considered “impaired.”

On August 14, 2001, the Court entered an order setting certain procedures in connection with voting on the Plan (the “Voting Procedures Order”). The Voting Procedures Order, a copy of which accompanies this Disclosure Statement, sets forth the procedures to be employed in tabulating acceptances and rejection of the Plan. Ballots, which contain comprehensive voting instructions, have been included with the copies of this Disclosure Statement sent to members of Voting Classes.

IF A BALLOT IS DAMAGED OR LOST OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE DEBTORS’ BALLOTING AGENT:

Hechinger Balloting Center
c/o Bankruptcy Services, LLC
P.O. Box 5014
FDR Station
New York, New York 10022-5014
(212) 376-8494

A VOTE MAY BE DISREGARDED IF THE COURT DETERMINES, AFTER NOTICE AND A HEARING, THAT SUCH ACCEPTANCE OR REJECTION WAS NOT MADE OR SOLICITED OR PROCURED IN GOOD FAITH OR IN ACCORDANCE WITH THE PROVISIONS OF THE BANKRUPTCY CODE.

Pursuant to the Bankruptcy Code, in order for the Plan to be “accepted,” the requisite vote is required for each Class of impaired Claims. Any impaired Class that fails to achieve the requisite vote will be deemed to have rejected the Plan.

C.           Acceptance

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of claims of that class that actually vote. Acceptance of the Plan need only be solicited from holders of Claims whose Claims are “impaired” and not deemed to have rejected the Plan. See Section I.B (“Voting”), above. Except in the context of a “cram down,” as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Class of impaired Claims accepts the Plan. The Plan Proponent intends to seek acceptances of the Plan from holders of Claims (where necessary) in the Voting Classes, and to “cram down” the Plan on holders of certain impaired Claims and Interests who are deemed to reject the Plan by virtue of receiving no Distribution thereunder.

In the event the requisite vote is not obtained, the Plan Proponent has the right, assuming that at least one Class of impaired Claims has accepted the Plan, to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of a plan notwithstanding rejection by one or more classes of impaired claims or impaired interests if the bankruptcy court finds that the plan does not discriminate unfairly and is “fair and equitable” with respect to the rejecting class or classes. This procedure is commonly referred to in bankruptcy parlance as “cram down.” For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain impaired Classes, see Section V.D.4. (“Cram Down”), below.

The Plan is predicated on all Voting Classes voting to accept the Plan. However, if any Voting Classes vote to reject the Plan, the Plan Proponent will seek a cram down of such Classes at the Confirmation Hearing. In any event, the Plan Proponent will seek a cram down of the Plan on Classes deemed to reject the Plan by virtue of receiving no Distributions thereunder.

D.           Confirmation and Consummation

At the Confirmation Hearing, the Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Section 1129(a) of the Bankruptcy Code requires that, among other things, for a plan to be confirmed:

•	The plan complies with the applicable provisions of the Bankruptcy Code.
•	The proponent of the plan has complied with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.
•	Any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.
•	The proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtors will employ or retain, and the nature of any compensation for such insider.
•	With respect to each class of impaired claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code.
•	Each class of claims or interests has either accepted the plan or is not impaired under the plan.
•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than tax claims) will be paid in full on the effective date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the effective date, equal to the allowed amount of such claim.
•	If a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class.
•	Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless, as here, such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any Distribution under the Plan, the Plan Proponent believes that (i) the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, (ii) the Plan Proponent has complied or will have complied with all of the requirements of chapter 11, and (iii) the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

1.           Best Interests of Holders of Claims and Interests

The “best interests” test requires that the bankruptcy court find either that all members of each impaired class have accepted the plan or that each holder of an allowed claim or interest of each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. See the liquidation analysis annexed as Exhibit C hereto, which demonstrates that the Plan satisfies the “best interests" test.

To calculate what holders of Claims would receive if the Debtors were hypothetically liquidated under Chapter 7 of the Bankruptcy Code, the Court must first determine the dollar amount that would be realized from the liquidation (the “Chapter 7 Liquidation Fund”) of the Debtors. The Chapter 7 Liquidation Fund would consist of the net proceeds from the disposition of the Debtors’ assets (after satisfaction of all valid liens) augmented by the Cash held by the Debtors and recoveries on actions against third parties, if any. The Chapter 7 Liquidation Fund would then be reduced by the costs of the liquidation. The costs of liquidation under chapter 7 would include the fees and expenses of a trustee, as well as those of counsel and other professionals that might be retained by the trustee, selling expenses, any unpaid expenses incurred by the Debtors during their Chapter 11 cases (such as fees for attorneys, financial advisors and accountants) which would be allowed in the Chapter 7 proceedings, interest expense on secured debt and claims incurred by the Debtors during the pendency of the cases. These claims would be paid in full out of the Chapter 7 Liquidation Fund before the balance of the Chapter 7 Liquidation Fund, if any, would be made available to holders of unsecured Claims. In addition, other claims which would arise upon conversion to a chapter 7 case (e.g., damage claims for termination of contracts, including executory contracts entered into during the Chapter 11 Cases, and the costs of lengthy litigation related to certain of these claims) would dilute the balance of the Chapter 7 Liquidation Fund available to holders of Claims. Moreover, additional claims against the Debtors’ estates would arise as the result of the establishment of a new bar date for the filing of claims in a Chapter 7 case or cases for the Debtors. The present value of the distributions out of the Chapter 7 Liquidation Fund (after deducting the amounts described above) are then compared with the present value of the property offered to each of the Classes of Claims and holders of Interests under the Plan to determine if the Plan is in the best interests of each holder of a Claim.

The Plan Proponent believes that a Chapter 7 liquidation of the Debtors’ remaining assets would result in diminution in the value to be realized under the Plan by holders of Claims. That belief is based upon, among other factors: (a) the additional administrative expenses involved in the appointment of a trustee, attorneys, accountants, and other Chapter 7 professionals; (b) the substantial time which would elapse before creditors would receive any distribution in respect of their Claims due to a trustee’s need to become familiar with the Chapter 11 Cases and the Debtors’ books and records, and his duty to conduct his own investigations; (c) the additional unsecured Claims that may be asserted against the Debtors; and (d) the substantial cost and delay which can be avoided by a largely consensual plan.

2.          Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the plan. The Plan is a liquidating plan of reorganization. Accordingly, the Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

3.           Acceptance by Impaired Classes

A class is “impaired” under a plan unless, with respect to each claim or interest of such class, the plan: (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or (ii) notwithstanding any contractual provision or applicable law which entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based upon such claim or interest. A class that is not impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. See Section I.B., above, for identification of whether a Class is deemed impaired or unimpaired under the Plan.

4.           Cram Down

THE PLAN PROPONENT RESERVES THE RIGHT TO CRAM DOWN THIS PLAN ON DISSENTING CLASSES OF HOLDERS OF CLAIMS OR INTERESTS.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the Plan. The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code. Under the “cram down ” provisions, upon the request of a plan proponent the Bankruptcy Court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that (i) the plan does not discriminate unfairly with respect to each non-accepting impaired class, (ii) the plan is fair and equitable with respect to each non-accepting impaired class, and (iii) at least one impaired class has accepted the plan. These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly ” and “fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the holders of each type of Claim and by treating each holder of a Claim in each Class identically, the Plan has been structured so as to meet the “unfair discrimination ” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority ” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

With respect to a Class of unsecured Claims that does not accept the Plan, the Plan Proponent must demonstrate to the Court that either (i) each holder of an unsecured Claim in the dissenting Class receives or retains under such Plan property of a value equal to the allowed amount of its unsecured Claim, or (ii) the holders of Claims or holders of Interests that are junior to the Claims of the holders of such unsecured Claims will not receive or retain any property under the Plan. Additionally, the Plan Proponent must demonstrate that the holders of Claims that are senior to the Claims of the dissenting Class of unsecured Claims receive no more than payment in full on their Claims under the Plan. If Classes 4A, 4B, 4C or 5 votes to reject the Plan, the Plan is nevertheless designed to satisfy these standards, as the holders of Interests will receive no recovery under the Plan.

If all the applicable requirements for confirmation of the Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more of Classes of impaired Claims or Interests have failed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, the Plan Proponent will request that the Bankruptcy Court confirm the Plan over the objections of such Classes in accordance with section 1129(b) of the Bankruptcy Code. The Plan Proponent believes that the Plan satisfies the “cram down ” requirements of the Bankruptcy Code. The Plan Proponent may seek confirmation of the Plan over the objection of dissenting Classes, as well as over the objection of individual holders of Claims or Interests who are members of an accepting Class. In addition, the Plan Proponent intends to seek “cram down ” of the Plan on Classes deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code by virtue of receiving no Distributions thereunder. However, there can be no assurance that the Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

5.           Classification of Claims and Interests

The Plan Proponent believes that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests which are “substantially similar."

VI.            CERTAIN EFFECTS OF THE PLAN

A.           The Debtors

The Debtors already have ceased to operate as a retail home center. On the Effective Date, the Liquidation Trustee will succeed to such powers as would have been applicable to the Debtors’ officers, directors, and shareholders. On the Effective Date, all of the property of the

Estates will be transferred into the Liquidation Trust, from which the Liquidation Trustee will establish and fund the appropriate reserves, including, without limitation, the Wind-down Reserve, the Litigation Reserve, the Disputed Claim Reserve, Fleet Reserve and minimum reserve account. Any property of the Estates not distributed to the holders of Claims on the Effective Date including, without limitation, litigation assets and any moneys held in escrow or separate segregated accounts during the pendency of the Chapter 11 Cases will be managed by the Liquidation Trustee and will be held in the name of the Liquidation Trust free and clear of all Claims against and Interests in the Debtors, except for the rights to Distribution afforded to holders of Claims under the Plan.

B.           The Liquidation Trust

As of the Effective Date, the Liquidation Trust shall be established in accordance with Section 6.1 of the Plan. The Plan Proponent has designated a Liquidation Trustee, as set forth in Section 6.4 of the Plan. The Liquidation Trust is an intended third-party beneficiary to the fullest extent allowable under the laws of the State of Delaware, the laws of the United States or any other applicable law.

On the Effective Date, all right, title and interest in all of the Debtors’ property and assets, including without limitation, all rights and causes of action, whether arising by contract, under the Bankruptcy Code, under the Plan or under other applicable law, including, without limitation, all rights the Debtors have under the Plan and the Confirmation Order, shall vest in the Liquidation Trust and the Debtors will be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of Debtors or payments to be made in connection therewith. From and after the Effective Date, Debtors will not be required to file any document, or take any other action, to withdraw their business operation from any state in which Debtors were previously conducting their business operations.

When all Disputed Claims filed against Debtors have become Allowed Claims or have been disallowed by Final Order, and all remaining assets of Debtors have been liquidated and converted into Cash (other than those assets abandoned by Debtors or Liquidation Trustee), and such Cash has been distributed in accordance with the Plan, or at such earlier time as Debtors or Liquidation Trustee deem appropriate, the Liquidation Trustee shall seek authority from the Bankruptcy Court to close the Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

C.           The Role of the Committee

Pursuant to Section 12.3 of the Plan, prior to the Effective Date, the Committee shall appoint up to six members of the Committee as of the Confirmation Date to remain and serve on the Committee. The Liquidation Trust Agreement shall govern changes in the composition of the Committee after the Effective Date and other matters related to the role, responsibilities and governance of the Committee, which responsibilities shall include, without limitation, overseeing the operations of the Liquidation Trust. The Committee shall have fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such committee. The Committee shall continue to retain its current attorneys as set forth in Section III.F.9 as of the Effective Date.

D.           Post-Confirmation Jurisdiction of the Court

Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court will retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i)   To determine the allowability, classification, or priority of Claims against the Debtors upon objection by the Debtors, the Liquidation Trustee or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii)   To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Chapter 11 Cases on or before the Effective Date with respect to any Person;

(iii)  To protect the property of the Estates, including Litigation Claims, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estates;

(iv)  To determine any and all applications for allowance of Fee Claims;

(v)   To determine any Priority Tax Claims, Priority Non-Tax Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi)  To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions thereunder;

(vii)  To determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, or to determine any motion to reject an executory contract or unexpired lease pursuant to section 9.1(a) of the Plan;

(viii) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(ix)    To enter a Final Order closing the Chapter 11 Cases;

(x)     To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi)    To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable Non-Bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii)   To enable the Liquidation Trustee to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii)  To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv)  To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv)   To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the applicable Claims bar date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi)  To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors;

(xvii)  To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Chapter 11 Cases;

(xviii) To authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

(xix)    To hear and resolve Litigation Claims to the extent that such claims are not pending before another court;

(xx)     To resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising under the Plan;

(xxi)    To approve any Distributions, or objections thereto, under the Plan;

(xxii)   To approve any Claims settlement entered into or offset exercised by the Liquidation Trustee; and

(xxiii)  To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or the Liquidation Trust Agreement, or as may be authorized under provisions of the Bankruptcy Code.

VII.           CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.            Risk that Distributions will be Less Than Estimated by Plan Proponent

A substantial amount of time may elapse between the Effective Date and the receipt of a final Distribution (if any) under the Plan for Classes 4A, 4B and 5, because: (a) Classes 4A, 4B and 5 may have substantial and/or complicated Disputed Claims; (b) the Plan Proponent’s estimate of allowable Claims in Classes 4A, 4B and 5 could be contested at an estimation hearing; and (c) it may take a substantial amount of time to obtain a recovery, if any, from the pursuit of the Litigation Claims, Committee Action and Bondholder Action.

The projected distributions and recoveries set forth in this Disclosure Statement are based on the Plan Proponent’s estimate (made with assistance of the Debtors) of Allowed Claims. The Plan Proponent projects that the Claims asserted against the Debtors will be resolved in and reduced to an amount that approximates their estimates. However, there can be no assurance that the Plan Proponent’s estimates will prove accurate. Distributions to creditors also will be affected by the amount of Cash the Debtors are able to realize from the sales of their remaining assets and recoveries, if any, from the Litigation Claims, as well as the costs of continuing to administer the Chapter 11 Cases and to pursue the Litigation Claims.

The Plan Proponent reserves the right to object to the amount or classification of any Claim. Thus, the estimates set forth in this Disclosure Statement cannot be relied upon by any creditor whose Claim is subject to a successful objection. Any such creditor may not receive the estimated Distributions set forth herein.

B.           Litigation Risks

Pending litigations or potential litigations against the Debtors are discussed in Sections III.A.5. and III.F.7. Other than as set forth therein, the Plan Proponent does not believe there are any risks respecting pending or threatened litigations against them that would significantly or materially negatively impact the Plan. The Plan Proponent also notes that there are no assurances with respect to potential recoveries from the Litigation Claims held by the Debtors’ estates against third parties. The Plan Proponent estimated a recovery of between $5 and $40 million from preference claims. As noted herein, however, the amount recovered may vary significantly. Further, up to $3 million in fees and costs of pursuing the Litigation Claims, the Committee Action, and Bondholder Action (exclusive of (i) contingency fees and other costs paid to ASK directly out of preference recoveries and (ii) Vendor Litigations) will be borne by the Liquidation Trust, and there can be no assurances that the Liquidation Trust will prevail in such litigations. For purposes of this Disclosure Statement, the Plan Proponent estimated recoveries from such litigations at zero.

C.           Bankruptcy Risks

1.           Objection to Classifications

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan Proponent believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Court would reach the same conclusion.

2.           Risk of Nonconfirmation of the Plan

Even if all Voting Classes accept the Plan, the Plan might not be confirmed by the Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization unless, as here, such liquidation is proposed in the plan, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity security holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Plan Proponent believes that the Plan satisfies all the requirements for confirmation of a liquidating plan of reorganization under the Bankruptcy Code. There can be no assurance, however, that the Court would also conclude that the requirements for confirmation of the Plan have been satisfied. See Section V (“Confirmation of the Plan”), above.

VIII.           CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The Debtors and their counsel have provided the following discussion summarizing some of the more significant United States federal income tax consequences of the Plan to certain holders of Claims or Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the “IRC ” or “Tax Code”), the Treasury Regulations promulgated and proposed thereunder (the “Regulations”), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address foreign, state or local income tax, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign companies, nonresident alien individuals, S corporations, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations). Accordingly, it should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of a Claim or Interest.

Due to the complexity of certain aspects of the Plan, some of which are discussed below, the lack of applicable legal precedent and the possibility of changes in law, the differences in the nature of various Claims, the differences in individual Claim or Interest holders’ methods of accounting, and the potential for disputes as to legal and factual matters, the federal income tax consequences described herein are subject to significant uncertainties.

THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE LAW. NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED OR OBTAINED BY THE PLAN PROPONENT WITH RESPECT THERETO. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

A.           Federal Income Tax Consequences to the Debtors

Under the substantive consolidation provided in the Plan, all of the assets of the Debtors will be combined, the Intercompany Claims of the Debtors will be released (except to the extent otherwise provided in the Plan), the Claims of the holders will be recognized as claims against the consolidated estates, and the Debtors will be liquidated.

The Debtors generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income that is realized during their taxable year. COD income is the difference between the amount of a taxpayer’s indebtedness that is canceled and the amount or value of the consideration exchanged therefore. Because the Debtors are in a Chapter 11 bankruptcy proceeding, however, the Debtors will not be required to recognize COD income, but must instead reduce certain tax attributes (“Tax Attributes”) by the amount of unrecognized COD income on the first day of the following tax year in the manner prescribed by IRC section 108(b). Tax Attributes include net operating losses, capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property.

In addition, under the Plan, assets of the Debtors will be transferred to the Liquidation Trust. The transfer of assets to the Liquidation Trust will result in the recognition by the Debtors of gain or loss based on the difference between the fair market value and tax basis of the assets being so transferred. To the extent that the Debtors recognize a net gain from the transfer of these assets, such gain will be offset by the Debtors’ net operating loss and/or capital loss carryforwards. The Debtors may, however, recognize some alternative minimum tax as a result of the transfers of these assets. Any resulting tax will be paid by the Debtors to the IRS.

B.           Alternative Minimum Tax

The Tax Code provides that, for any taxable year, a corporation’s federal income tax liability equals the greater of (i) the regular tax computed at the regular 35% corporate tax rate on taxable income and (ii) the alternative minimum tax (“AMT”) computed at a lower tax rate (20%) but on a broader income base (alternative minimum taxable income (“AMTI”)). For purposes of computing a corporation’s regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Tax Code). In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than 90% of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2% of its pre-NOL AMTI (10% of the 20% AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtors are otherwise able to fully shelter their income with NOLs, it will be subject to current taxation in any year in which it has positive net pre-NOL AMTI (including as a result of gain and income recognition in connection with the transactions contemplated by the Plan). To the extent that a corporation’s AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against regular tax liability in subsequent years.

C.           Federal Income Tax Treatment of the Liquidation Trust

As of the Effective Date all remaining assets of the Debtors will be transferred to the Liquidation Trust. In consideration thereof, the Liquidation Trust will assume the Debtors’ obligations to make distributions thereof in accordance with the Plan. The Plan Proponent believes that the Liquidation Trust will qualify as a liquidating trust, as defined in Treasury Regulation section 301.7701-4(d), and pursuant to Rev. Proc. 94-95 would therefore be taxed as a grantor trust, of which the holders of Allowed Class 4A, 4B and 5 Claims and Disputed Class 4A, 4B and 5 Claims will be treated as the grantors. Thus, no tax should be imposed on the Liquidation Trust itself on the income earned or gain recognized by the Liquidation Trust. Instead, holders of Allowed Class 4A, 4B and 5 Claims would be taxed on their allocable shares of such income and gain in each taxable year, whether or not they received any distributions from the Liquidation Trust in such taxable year. The Liquidation Trust would pay federal, state and local tax on the taxable income and gain allocable to holders of Disputed Class 4A, 4B and 5 Claims on behalf of such holders and, when such Disputed Claims were ultimately resolved, holders whose Disputed Claims were determined to be Allowed Claims would receive distributions from the Liquidation Trust net of taxes which the Liquidation Trust had previously paid on their behalf.

It is possible, however, that the IRS could require a different characterization of the Liquidation Trust, which could result in different and possibly greater tax liability to the Liquidation Trust and/or the holders of Allowed Class 4A, 4B and 5 Claims. If the IRS determines that the powers granted to the Liquidation Trustee are greater than those normally associated with carrying out the liquidation and distribution of assets transferred to a liquidating trust, as described in Treasury Regulation section 301.7701-4(d), the IRS may attempt to re-characterize the Liquidation Trust as a complex trust under IRC section 641. A complex trust generally is subject to tax on income received, less deductions allowed for its expenses and for distributions that it makes to creditor-beneficiaries up to the amount of its distributable net income (“DNI”), as defined in IRC section 643(a). The Liquidation Trust would be taxed on any current DNI not distributed to the holders of Allowed Class 4A, 4B and 5 Claims, and such holders would be taxed on income currently distributed to them by the Liquidation Trust (up to the amount of their proportionate share of the Liquidation Trust’s DNI for that year).

Alternatively, the IRS may attempt to characterize the Liquidation Trust as a Qualified Settlement Fund (“QSF”) pursuant to Treasury Regulations under IRC section 468B(g) (the “QSF Regulations”). The QSF Regulations generally do not apply to trusts which are established to satisfy claims of general trade creditors and debt holders in a bankruptcy case. The QSF Regulations, however, do apply to a trust which is established to satisfy liabilities which arise out of a tort, breach of contract, or violation of law or are otherwise designated by the IRS. Thus, if the IRS asserted that Allowed Unsecured Claims arose from such causes, the Liquidation Trust could be treated as a QSF. If the Liquidation Trust were treated as a QSF, it would be treated as a separate taxable entity subject to federal income tax at the maximum tax rate applicable to trusts (currently 39.1%). Amounts transferred to the QSF to resolve or satisfy a liability for which the QSF was established are not included in gross income of the QSF. Pursuant to the foregoing, if the Liquidation Trust were treated as a QSF, holders of Allowed Class 4A, 4B and 5 Claims could receive decreased distributions.

The Debtors have advised the Committee that they will not request any advance ruling from the IRS regarding the tax characterization of the Liquidation Trust as a liquidating trust. However, to the extent possible, the Debtors will comply with the requirements and guidelines set forth in Rev. Proc. 94-45, 1994-2 C.B. 684, which specifies conditions under which the IRS will consider issuing advance rulings, including the possibility that the Liquidation Trust will pay taxes on income which is retained to maintain the value of its assets or to meet Disputed Claims and contingent liabilities. If the Liquidation Trust were determined by the IRS to be taxable not as a liquidating trust, the taxation of the Liquidation Trust and the transfer of assets by the Debtors to the Liquidation Trust could be materially different than is described herein and could have a material adverse effect on the holders of Claims.

D.           Federal Income Tax Consequences to Holders of Claims

The federal income tax consequences of the Plan to a holder of a Claim will depend upon several factors, including but not limited to: (i) whether the holder’s Claim (or a portion thereof) constitutes a Claim for principal or interest, (ii) the origin of the holder’s Claim, (iii) the type of considerations received by the holder in exchange for the Claim, (iv) whether the holder is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above), (v) whether the holder reports income on the accrual or cash basis method, (vi) whether the holder has taken a bad debt deduction or worthless security deduction with respect to this Claim, and (vii) whether the holder receives distributions under the Plan in more than one taxable year. HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

Generally, a holder of a Claim will recognize gain or loss equal to the difference between the “amount realized ” by such holder and such holder’s adjusted tax basis in the Claim. The “amount realized ” is equal to the sum of the Cash and the fair market value of any other consideration received under the Plan in respect of a holder’s Claim, including, in the case of holders of Allowed Class 4A, 4B and 5 Claims, the fair market value of each such holder’s proportionate share of the assets transferred to the Liquidation Trust on the behalf of and for the benefit of such holder (to the extent that such Cash or other property is not allocable to any portion of the Claim representing accrued but unpaid interest (see discussion below)).

Unless the IRS requires otherwise, the transfer of Cash and assets to the Liquidation Trust by the Debtors will be treated for federal income tax purposes as a transfer of such Cash and assets (net of amounts payable to Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Non-Bank Secured Claims and Fee Claims) to the holders of Class 4A, 4B and 5 Claims to the extent they are creditor-beneficiaries, followed by a deemed transfer of such assets by such beneficiaries to the Liquidation Trust. As a result of such treatment, holders of Allowed Class 4A, 4B and 5 Claims will have to take into account the fair market value of their pro rata share, if any, of the Cash and assets transferred on their behalf to the Liquidation Trust in determining the amount of gain realized and required to be recognized upon consummation of the Plan on the Effective Date. In addition, since a holder’s share of the assets held in the Liquidation Trust may change depending upon the resolution of Disputed Claims, the holder may be prevented from recognizing any loss in connection with consummation of the Plan until the time that all such Disputed Claims have been resolved. The Liquidation Trustee will provide the holders of Allowed Claims with valuations of the assets transferred to the Liquidation Trust and such valuations will be used consistently by the Liquidation Trust and such holders for all federal income tax purposes. Furthermore, a tax credit may be available to holders whose Disputed Claims are determined to be Allowed Claims to the extent that the Liquidation Trust has previously paid taxes on their behalf, as discussed above.

The character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the holder, the nature of the Claim in its hands, the purpose and circumstances of its acquisition, the holder’s holding period of the Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLAIMS.

E.           Allocation of Consideration to Interest

A portion of the consideration received by a holder in satisfaction of an Allowed Claim pursuant to the Plan may be allocated to the portion of such Allowed Claim (if any) that represents accrued but unpaid interest. The Plan does not provide an allocation of the consideration to be received by the holders of Allowed Claims. Accordingly, the manner in which such allocation must be made for federal income tax purposes is not clear. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the holder as interest income, except to the extent the holder has previously reported such interest as income.

In that event, only the balance of the distribution would be considered received by the holder in respect of the principal amount of the Allowed Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the holder with respect to the Allowed Claim. If any such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

To the extent that any portion of the distribution is treated as interest, holders may be required to provide certain tax information in order to avoid the withholding of taxes. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX TREATMENT OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS.

F.           Federal Income Tax Treatment of Holders of Interests

In accordance with the Plan, holders of an Interest in the Debtors shall receive no Distribution of any kind. Holders of an Interest in the Debtors generally will recognize loss in the amount of the holder’s adjusted tax basis in its Interest. The character of any recognized loss will depend upon several factors including, but not limited to, the status of the holder, the nature of the Interest in the holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period, and the extent to which the holder had previously claimed a deduction for the worthlessness of all or a portion of the Interest.

A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered. HOLDERS OF INTERESTS IN THE DEBTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF LOSS FOR FEDERAL INCOME TAX PURPOSES, ON THE CONSUMMATION OF THE PLAN.

G.           Backup Withholding and Information Reporting

Payors of interest, dividends, and certain other reportable payments are generally required to withhold thirty-one percent (31%) of such payments if the payee fails to furnish such payee’s correct taxpayer identification number (social security number or employer identification number) to the payor. The Debtors and/or the Liquidation Trustee may be required to withhold a portion of any payments made to a holder of an Allowed Claim who does not provide its taxpayer identification number.

THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND

IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IX.           CONCLUSION

The Committee urges holders of impaired Claims to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received not later than 5:00 p.m. (Eastern time) on September 19, 2001.

Dated: Cleveland, Ohio
            August 14, 2001

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HECHINGER INVESTMENT CO. OF DELAWARE, INC., ET AL.

By:	/s/ Richard S. Kulik

Richard S. Kulik
The Sherwin Williams Company

Co-Chairperson of the Official Committee of Unsecured Creditors

EXHIBIT A

CONSOLIDATED PLAN OF LIQUIDATION

THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

	)	Chapter 11 Cases
In re	)
	)	Case No. 99-02261 (PJW)
HECHINGER INVESTMENT COMPANY,	)
OF DELAWARE, INC., et al.,	)
)
Debtors.	)	Jointly Administered

REVISED FIRST AMENDED CONSOLIDATED
PLAN OF LIQUIDATION

August 14, 2001

OTTERBOURG, STEINDLER,		PEPPER HAMILTON LLP
HOUSTON & ROSEN, P.C.		1201 Market Street, Suite 1600
230 Park Avenue, 30th Floor	-and-	P.O. Box 19899-1705
New York, New York 10160		Wilmington, Delaware 19801
(212) 661-9100		(302) 777-6500

Co-Counsel to the Official		Co-Counsel to the Official
Committee of Unsecured Creditors		Committee of Unsecured Creditors

The official committee of unsecured creditors appointed in the above-captioned cases (the “Committee”), hereby proposes and files this Consolidated Plan of Liquidation with respect to BSQ Acquisition, Inc., BSQ Transferee Corp., BucksProp Holding Company, Centers Holdings, Inc., Hechinger Company, Hechinger Finance, Inc., Hechinger Financial Holdings Company, Hechinger International, Inc., Hechinger Investment Company of Delaware, Inc., Hechinger Property Company, Hechinger Royalty Company, Hechinger Stores Company, Hechinger Stores East Coast Company, Hechinger Towers Company, HIDS, Inc., HProp, Inc., HQ Mid-Atlantic, LLC, HQ Partners, L.P., HQ Southwest, LLC, ManProp Holding Company, Pennsy, Inc., PhilProp Holding Company and RemProp, Inc., as debtors and debtors in possession (collectively, the “Debtors”) under chapter 11 of title 11 of the United States Code, in each of their separate reorganization cases, which have been consolidated for procedural purposes only.

ARTICLE I. DEFINITIONS		1
1.1.	Administrative Claim	1
1.2.	ADR Claim	1
1.3.	ADR Program	1
1.4.	Allowed ADR Claim	1
1.5.	Allowed Claim	1
1.6.	Allowed [Class Designation] Claim	2
1.7.	Allowed Kmart Claim	2
1.8.	Allowed Reclamation Claim	2
1.9.	Available Cash	2
1.10.	Ballot	2
1.11.	Ballot Deadline	2
1.12.	Balloting Agent	2
1.13.	Bank L/C Claim	2
1.14.	Bank L/C Fund	2
1.15.	Bankruptcy Code	3
1.16.	Bankruptcy Rules	3
1.17.	Bondholder Action	3
1.18.	Business Day	3
1.19.	Cash	3
1.20.	Centers Holdings	3
1.21.	Chapter 11 Cases	3
1.22.	Claim	3
1.23.	Claim Objection Procedures Order	3
1.24.	Class	3
1.25.	Class [ ] Reserve	3
1.26.	Committee	3
1.27.	Committee Action	3
1.28.	Confirmation Date	4
1.29.	Confirmation Hearing	4
1.30.	Confirmation Order	4
1.31.	Convenience Claim	4
1.32.	Court	4
1.33.	Debtors	4
1.34.	DIP Agent	4
1.35.	DIP Banks	4
1.36.	DIP Bank Secured Claim	4
1.37.	DIP Facility	4
1.38.	DIP Order	4
1.39.	Disallowed Claim	4
1.40.	Disclosure Statement	4
1.41.	Disclosure Statement Order	5
1.42.	Disputed Claim	5
1.43.	Disputed [Class Designation] Claim Reserve	5
1.44.	Distribution	5
1.45.	Distribution Address	5

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1.46.	Distribution Date	5
1.47.	Distribution Fund	6
1.48.	Distribution Record Date	6
1.49.	Effective Date	6
1.50.	ERISA	6
1.51.	Estate	6
1.52.	Estimation Order	6
1.53.	Face Amount	6
1.54.	Fee Claim	6
1.55.	Fee Order	6
1.56.	Final Order	7
1.57.	Fleet Reserve	7
1.58.	Former Employee Reserve	7
1.59.	General Unsecured Claim	7
1.60.	Hechinger	7
1.61.	HICD	7
1.62.	Indenture Trustee	7
1.63.	Intercompany Claim	8
1.64.	Interest	8
1.65.	Kmart	8
1.66.	Litigation Claim	8
1.67.	Litigation Reserve	8
1.68.	Liquidation Trust	8
1.69.	Liquidation Trust Agreement	8
1.70.	Liquidation Trustee	8
1.71.	Net Proceeds	8
1.72.	Non-Bank Collateral	9
1.73.	Non-Bank Secured Claim	9
1.74.	Person	9
1.75.	Petition Date	9
1.76.	Plan	9
1.77.	Plan Proponent	9
1.78.	Prepetition Credit Agreement	9
1.79.	Prepetition Lenders	9
1.80.	Priority Non-Tax Claim	9
1.81.	Priority Tax Claim	9
1.82.	Ratable, Ratably or Ratable Share	10
1.83.	Released Party	10
1.84.	Retention Plan	10
1.85.	Schedule of Assets and Liabilities	10
1.86.	Secured Claim	10
1.87.	Senior Debentures	10
1.88.	Senior Debentures Claim	10
1.89.	Senior Notes	10
1.90.	Senior Notes Claim	11
1.91.	Senior Indenture	11

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1.92.	Senior Unsecured Claim	11
1.93.	Stock of [Debtor]	11
1.94.	Subordinated Debentures	11
1.95.	Subordinated Debentures Claim	11
1.96.	Subordinated Debentures Indenture	11
1.97.	Substantive Consolidation Order	11
1.98.	Unclaimed Property	11
1.99.	United States Trustee	11
1.100.	Vendor Litigations	11
1.101.	Wind-down Budget	12
1.102.	Wind-down Reserve	12
1.103.	1997 Transaction	12
ARTICLE II. TREATMENT OF ADMINISTRATIVE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS		12
2.1.	Administrative Claims	12
2.2.	Bar Date for Administrative Claims/General Unsecured Claims	13
2.3.	Fee Claims	13
2.4.	Bar Date for Fee Claims	13
2.5.	Priority Tax Claims	14
ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS		14
3.1.	Class 1	14
3.2.	Class 2	14
3.3.	Class 3	14
3.4.	Class 4A	14
3.5.	Class 4B	14
3.6.	Class 4C	14
3.7.	Class 5	14
3.8.	Class 6	15
3.9.	General Rules of Classification	15
ARTICLE IV. TREATMENT OF UNIMPAIRED CLASSES		15
4.1.	Non-Bank Secured Claims	15
4.2.	Bank L/C Claims and DIP Bank Secured Claims	16
4.3.	Priority Non-Tax Claims	16
ARTICLE V. TREATMENT OF IMPAIRED CLASSES		16
5.1.	Treatment of Class 4A Claims (Senior Unsecured Claims).	16
5.2.	Treatment of Class 4B Claims (General Unsecured Claims).	17
5.3.	Treatment of Class 4C Claims (Convenience Claims).	17
5.4.	Treatment of Class 5 Claims (Subordinated Note Claims).	17
5.5.	Interests	17
ARTICLE VI. IMPLEMENTATION		18
6.1.	Liquidation Trust	18

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6.2.	Dissolution of Corporate Entities	18
6.3.	Powers	19
6.4.	Liquidation Trustee	19
6.5.	Investments	22
6.6.	Resignation, Death or Removal of Liquidation Trustee	22
6.7.	Tax Treatment of Liquidation Trust	22
6.8.	Liquidation Trust Interests	22
6.9.	Funding of the Plan	22
6.10.	Litigation Claims and Bondholder Action	23
6.11.	Wind-down Reserve	24
6.12.	Distribution Fund	24
6.13.	Exemption from Certain Transfer Taxes	25
6.14.	Employee Programs	25
6.15.	Asset Sales	26
6.16.	Setoffs	26
6.17.	Compromise of Controversies	26
6.18.	Withdrawal of the Plan	27
6.19.	Cramdown	27
6.20.	Kmart Claims and Waiver	27
6.21.	Substantial Contribution to Cases	28
6.22.	Fleet Reserve	28
6.23.	Insurance Preservation	28
6.24.	Closing of Bank L/C Fund	29
6.25.	Continuation of ADR Program	29
6.26.	Retention of Actions and Defenses	29
ARTICLE VII. SUBSTANTIVE CONSOLIDATION		29
7.1.	Substantive Consolidation	29
7.2.	Order Granting Substantive Consolidation	30
ARTICLE VIII. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		30
8.1.	Surrender of Securities and Cancellation of Stock	30
8.2.	Releases, Exculpation and Related Injunction	31
ARTICLE IX. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		34
9.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	34
9.2.	Bar Date for Rejection Damages	34
9.3.	Assumption and Cure of Executory Contracts and/or Unexpired Leases	35
ARTICLE X. DISTRIBUTIONS		35
10.1.	Objections to and Estimation of Claims	35
10.2.	Amendments to Claims	36
10.3.	No Recourse to Liquidation Trustee	36
10.4.	Non-Cash Property	36
10.5.	Transmittal of Distributions and Notices	37
10.6.	Unclaimed Property	37
10.7.	Withholding Taxes and Expenses of Distribution	37

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10.8.	Distributions to Holders of Existing Debt Securities	38
10.9.	Disputed Payment	39
10.10.	Distribution Record Date	40
10.11.	Miscellaneous Distribution Provisions	40
ARTICLE XI. CONDITIONS TO CONFIRMATION AND CONSUMMATION		40
11.1.	Conditions to Confirmation	40
11.2.	Conditions to Consummation	41
11.3.	Waiver of Conditions to Confirmation and Consummation	41
11.4.	Effect of Nonoccurrence of the Conditions to Consummation	42
ARTICLE XII. ADMINISTRATIVE PROVISIONS		42
12.1.	Retention of Jurisdiction	42
12.2.	Amendments	44
12.3.	The Role of the Committee	44
12.4.	Successors and Assigns	45
12.5.	Governing Law	45
12.6.	Corporate Action	45
12.7.	Effectuating Documents and Further Transactions	45
12.8.	Confirmation Order and Plan Control	45
12.9.	Rules of Construction	45
12.10.	Notices	46
12.11.	No Admissions	48

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INDEX OF EXHIBITS

EXHIBIT A    List of Outstanding Letters of Credit

EXHIBIT B    Executory Contract Schedule

EXHIBIT C    Form of Liquidation Trust Agreement

-vi-

INTRODUCTION

These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Court. The Plan contemplates and moves for the substantive consolidation of the Debtors for voting and distribution purposes. The Plan is proposed by the Official Committee of Unsecured Creditors (the “Committee”). Reference is made to the Disclosure Statement For Consolidated Plan of Liquidation, dated June 25, 2001 (the “Disclosure Statement”) for a discussion of the Debtors’ history, businesses, results of operations, historical financial information and properties, and for a summary and analysis of the Plan. The Debtors provided information to the Committee that was necessary for the Committee to prepare the Plan and Disclosure Statement. All creditors entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan. In addition, there are other agreements and documents that have been filed which are referenced in the Plan and/or the Disclosure Statement and which are available for review. No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Court, have been authorized by the Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINITIONS

The capitalized terms set forth below shall have the following meanings:

1.1.           Administrative Claim means an unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Reclamation Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code.

1.2.           ADR Claim means a Claim asserted pursuant to the ADR Program or other personal injury Claims treated under the ADR Program.

1.3.           ADR Program means the Debtors’ alternative dispute resolution program related to certain Claims, as approved by order of the Court dated June 15, 2000.

1.4.           Allowed ADR Claim means an ADR Claim which is the subject of a Stipulated Order between either the Debtors or the Committee and the holder of such Claim after negotiation and/or mediation in accordance with the ADR Program.

1.5.           Allowed Claim means, subject to Section 10.1 of the Plan, a Claim (i) which has been scheduled as undisputed, noncontingent and liquidated in the Schedules and as to which (a) no proof of Claim has been timely filed, and (b) no objection thereto has been timely filed; (ii) as to which a proof of Claim has been timely filed in a liquidated, non-contingent amount and either (a) no objection thereto has been timely filed, or (b) such Claim has been allowed (but only to the extent allowed) by a Final Order of the Bankruptcy Court; (iii) which has been expressly allowed under the provisions of this Plan; or (iv) which is an Administrative

Expense Claim approved by Final Order of the Bankruptcy Court. An Allowed Claim: (y) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed when the context so requires; and (z) shall be net of any valid setoff amount against such Claim based on a valid offset right, which valid setoff amount shall be deemed to have been setoff in accordance with the provisions of this Plan. Unless otherwise specified herein or by order of the Bankruptcy Court, Allowed Administrative Expense Claims and Allowed Claims shall not, for any purpose under the Plan, include interest on such Administrative Expense Claims or Claims on or after the Petition Date.

1.6.           Allowed [Class Designation] Claim means an Allowed Claim in the specified Class. For example, an Allowed General Unsecured Claim is an Allowed Claim in the General Unsecured Claims Class designated herein as Class 4B.

1.7.           Allowed Kmart Claim means collectively Kmart’s Allowed Administrative Claim and Allowed General Unsecured Claim as set forth in Section 6.20 of this Plan.

1.8.           Allowed Reclamation Claim means any Claim for the reclamation of goods pursuant to section 546(c) of the Bankruptcy Code, to the extent such Claims have been Allowed but not paid in full pursuant to a Final Order of the Court allowing such claim.

1.9.           Available Cash means, as determined from time to time by the Liquidation Trustee, all unrestricted Cash of the Estates or Liquidation Trust on or after the Effective Date, after deduction of, without duplication: (a) amounts to be distributed to holders of Fee Claims; (b) actual post-Petition Date expenses and liabilities of the Estates that have not been paid, including expenses which accrued prior to the Effective Date; (c) amounts held in the Wind-down Reserve or Litigation Reserve; and (d) Cash to be distributed to or reserved for holders of Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, DIP Bank Secured Claims, Bank L/C Claims, Fee Claims, Non-Bank Secured Claims, and Convenience Claims.

1.10.           Ballot means the ballot distributed to each eligible claimant by the Balloting Agent, on which ballot such claimant may, inter alia, vote for or against the Plan.

1.11.           Ballot Deadline means the date and time set by the Court by which the Balloting Agent must receive all Ballots.

1.12.           Balloting Agent means the entity designated by the Court to distribute, collect and tally Ballots from claimants. Initially, the Balloting Agent is Bankruptcy Services, LLC.

1.13.           Bank L/C Claim means a Claim for reimbursement of obligations under certain outstanding letters of credit issued under either the Prepetition Credit Agreement or DIP Facility.

1.14.           Bank L/C Fund means the bank account (#27404041) maintained by Fleet Bank as collateral for reimbursement of obligations under certain outstanding standby letters of credit issued under either the Prepetition Credit Agreement or DIP Facility. The outstanding standby letters of credit are identified on Exhibit A annexed hereto.

1.15.           Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

1.16.           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Court (including any applicable local rules of the United States Bankruptcy Court for the District of Delaware), as now in effect or hereafter amended.

1.17.           Bondholder Action means the action entitled HSBC Bank USA v. BankBoston Retail Finance Inc., et al., Adv. Proc. No. 00-00644.

1.18.           Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.19.           Cash means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar items.

1.20.           Centers Holdings means Centers Holdings, Inc., a Delaware corporation and the Debtor in Case No.99-02265 (PJW)

1.21.           Chapter 11 Cases means the chapter 11 cases of the Debtors, jointly administered under Case No. 99-02261 (PJW), pending before the Court.

1.22.           Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code.

1.23.           Claim Objection Procedures Order means the order of the Court, dated June 9, 2000, establishing uniform procedures for (a) objections to claims, and (b) issuing distributions to the holders of allowed litigation claims.

1.24.           Class means a group of Claims or Interests described in Articles II and III of the Plan.

1.25.           Class [ ] Reserve means a reserve established to pay Allowed Claims and a reserve for Disputed Claims in the respective Class in accordance with the funding priorities established pursuant to Sections 6.9 through 6.12 of this Plan.

1.26.           Committee means the Official Committee of Unsecured Creditors in the Chapter 11 Cases, as appointed by the United States Trustee and amended from time to time.

1.27.           Committee Action means the Committee objection to the release of any Claims against the Prepetition Lenders and the Committee complaint, as amended, against Fleet Retail Finance Group, et al., to recover fraudulent conveyances from the Prepetition Lenders, or alternatively, to equitably subordinate the Prepetition Lenders’ Claims to those of all other creditors in the Chapter 11 Cases.

1.28.           Confirmation Date means the date the Court enters the Confirmation Order on its docket.

1.29.           Confirmation Hearing means the hearing held by the Court to consider confirmation of the Plan.

1.30.           Confirmation Order means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.31.           Convenience Claim means any Claim that otherwise would be an Allowed General Unsecured Claim against the Debtors in an amount (i) equal to or less than $2,500, or (ii) greater than $2,500 but which is reduced to $2,500 by an irrevocable written election of the holder of such Claim made on a validly executed and timely delivered Ballot.

1.32.           Court means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

1.33.           Debtors has the meaning ascribed to such term on the first page of this Plan (each of the Debtors is individually referred to herein as a Debtor).

1.34.           DIP Agent means Fleet Retail Finance Group, previously known as BankBoston Retail Finance Inc., as the Administrative Agent and Collateral Agent for the syndicate of lenders under the DIP Facility.

1.35.           DIP Banks means the lenders under the DIP Facility.

1.36.           DIP Bank Secured Claim means a Claim in respect of any and all remaining liens of the DIP Banks against property of the Debtors pursuant to the DIP Facility.

1.37.           DIP Facility means that certain Debtor-in-Possession Credit Agreement, dated as of June 11, 1999 (among each of the Debtors, as borrower, each of the lenders from time to time parties thereto, and the DIP Agent), as the same has been or may be modified, supplemented or amended from time to time (and all exhibits and schedules annexed thereto or referred to therein).

1.38.           DIP Order means, collectively, the Orders of the Court dated June 11, 1999 and July 20, 1999 authorizing and approving the DIP Facility.

1.39.           Disallowed Claim means a Claim or portion thereof that (i) has been disallowed by a Final Order; (ii) is identified in the Schedules in an amount of zero dollars or as contingent, unliquidated, or disputed and as to which a proof of Claim was not filed by the applicable Bar Date; or (iii) is not identified in the Schedules and as to which no proof of Claim has been filed or deemed filed by the applicable Bar Date.

1.40.           Disclosure Statement means the Disclosure Statement that relates to this Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such

Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein).

1.41.           Disclosure Statement Order means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

1.42.           Disputed Claim means any Claim or any portion thereof which has not become Allowed and which is not a Disallowed Claim. In the event that any part of a Claim is a Disputed Claim, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless the Debtors or Liquidation Trustee, the objecting party and the holder thereof agree otherwise; provided, however, that nothing in this definition of “Disputed Claim” is intended to or does impair the rights of any holder of a Disputed Claim to pursue its rights under section 502(c) of the Bankruptcy Code. Without limiting any of the foregoing, but subject to the provisions of this Plan, a Claim that is or becomes, prior to thirty days after the Effective Date, the subject of an application, motion, complaint, objection, or any other legal proceeding seeking to disallow, limit, subordinate, or estimate such Claim shall be deemed to constitute a Disputed Claim.

1.43.           Disputed [Class Designation] Claim Reserve means the reserve established by the Liquidation Trustee to hold an amount of Cash equal to the aggregate amount which each holder of a Disputed Claim in such Class would be entitled to receive if such Disputed Claim was then an Allowed Claim in the full amount asserted by such holder, or based upon an estimation of such Disputed Claim pursuant to the Estimation Order, as the case may be.

1.44.           Distribution means the distribution in accordance with this Plan of Cash or other property, as the case may be.

1.45.           Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, such defined term means the address set forth in the relevant Debtor’s Schedules of Assets and Liabilities.

1.46.           Distribution Date means (a) with respect to Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, Non-Bank Secured Claims, and Convenience Claims, the date that is the later of: (i) the Effective Date (or as soon thereafter as reasonably practicable); and (ii) the date (or as soon thereafter as reasonably practicable) such Claims become Allowed Claims or otherwise become payable under the Plan, (b) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Court, (c) with respect to the Bank L/C Claim, the payment date pursuant to Section 4.2, below (or as soon thereafter as reasonably practicable) and (d) with respect to Senior Unsecured Claims, General Unsecured Claims and Subordinated Debentures Claims (subject to the priority scheme set forth in the Plan), (i) initially, as soon as reasonably practicable after the later of (aa) the Effective Date and (bb) ten (10) days after the date on which the Bankruptcy Court has entered the Estimation Order and such order is final and non-appealable, and (ii) subsequently, the first Business Day that is three (3) full months after the immediately preceding Distribution Date for Classes 4A, 4B or 5, or in the case of either (i) or (ii), such earlier or later date established by the Court or designated by the Liquidation Trustee in his/her reasonable discretion in a filing with the Court (on notice to the Debtors and the Committee only). With respect to Non-Bank Secured Claims, occurrence of the Distribution Date shall be subject, if applicable, to the sale of the relevant Non-Bank Collateral.

1.47.           Distribution Fund means the fund which shall be established on the Effective Date by the Liquidation Trustee to pay (in the event any payments are to be made to holders of such Claims) Allowed Senior Unsecured Claims, General Unsecured Claims and Subordinated Debentures Claims pursuant to the provisions of the Plan.

1.48.           Distribution Record Date means initially, the Confirmation Date, and subsequently, the last Business Day that is 30 days prior to any subsequent Distribution Date.

1.49.           Effective Date means: (a) if no stay of the Confirmation Order is in effect, the first Business Day after the date each of the conditions set forth in Section 11.2 hereof has been satisfied or waived as set forth in Section 11.3 hereof, or such later date as may reasonably be determined by the Plan Proponent; or (b) if a stay of the Confirmation Order is in effect, on the first Business Day (or such later date as may reasonably be determined by the Plan Proponent) after the later of: (i) the date such stay is vacated or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order; and (ii) the date each condition set forth in Section 11.2 hereof has been satisfied or waived as set forth in Section 11.3 hereof.

1.50.           ERISA means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), as the same was in effect on the Petition Date, as amended by any amendments effective against the Debtors.

1.51.           Estate means the relevant estate created in each of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.52.           Estimation Order means an order or orders of the Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the aggregate (and if applicable, individual) Face Amount of Disputed Claims in each relevant Class. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.53.           Face Amount means: (a) with respect to any Claim for which a proof of claim is filed, an amount equal to: (i) the liquidated amount, if any, set forth therein; or (ii) any other amount set forth in an Estimation Order; or (b) with respect to any Claim scheduled in the relevant Debtor’s Schedules of Assets and Liabilities, but for which no proof of claim is filed, the amount of the Claim scheduled as undisputed, noncontingent and liquidated.

1.54.           Fee Claim means a Claim for compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Chapter 11 Cases. “Fee Claims” shall not include any claims for professional fees or expenses of the lenders under the DIP Facility.

1.55.           Fee Order means the Court’s Administrative Order Establishing Procedures For Allowance and Payment of Monthly Interim Compensation and Reimbursement

of Expenses of Professionals, dated June 28, 1999, and the Order Pursuant to Sections 105(a) and 331 of the Bankruptcy Code Establishing Revised Procedures for Interim Compensation and Reimbursement of Professionals, dated December 28, 2000, as such Orders may be subsequently amended and superceded.

1.56.           Final Order means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.57.           Fleet Reserve means a reserve established in the amount of $500,000, or in such other amount as may be ordered by the Bankruptcy Court, to provide adequate protection under the Prepetition Credit Agreement to Fleet Retail Finance, Inc. (f/k/a BankBoston Retail Finance, Inc.), with respect to reimbursement of its costs and expenses, including documented actual, reasonable and necessary attorney fees, incurred by Fleet Retail Finance, Inc. in connection with the Bondholder Action and the Committee Action, in the event Fleet Retail Finance, Inc. prevails in such actions, and to the extent that Fleet establishes its entitlement to such reimbursement.

1.58.           Former Employee Reserve means a reserve of the lesser of $406,612.86, or such amount as may be approved by the Bankruptcy Court pursuant to appropriate estimation procedures, with respect to the appeal before the United States Court of Appeals for the Third Circuit in Case No. 01-2018, prosecuted on behalf of certain former employees of the Debtors.

1.59.           General Unsecured Claim means any Claim that is not: (a) an Administrative, Priority Non-Tax, or Priority Tax Claim; (b) a Non-Bank Secured Claim; (c) a Bank L/C Claim; (d) a DIP Bank Secured Claim; (e) a Fee Claim; (f) a Senior Unsecured Claim or Subordinated Debentures Claim; or (g) a Claim included within any other Class of Claims or Interests.

1.60.           Hechinger means Hechinger Company, a Delaware corporation and the Debtor in Case No. 99-02266 (PJW).

1.61.           HICD means Hechinger Investment Company of Delaware, Inc., a Delaware corporation and the Debtor in Case No. 99-02261 (PJW).

1.62.           Indenture Trustee means, as applicable, (i) with respect to the Subordinated Debentures Indenture, American Stock Transfer & Trust Company (“AST&T”) as successor indenture trustee to First Union National Bank of North Carolina (“First Union”), as indenture trustee, and/or any other successor indenture trustee under the Subordinated Debentures Indenture and (ii) with respect to the Senior Indenture, HSBC Bank USA as successor indenture trustee to AST&T as successor Indenture Trustee to First Union, as Indenture Trustee, and/or any other successor indenture trustee under the Senior Indenture.

1.63.           Intercompany Claim means a Claim of any Debtor against another Debtor.

1.64.           Interest means an equity security, within the meaning of section 101(16) of the Bankruptcy Code, in a Debtor, including but not limited to the stock of the Debtors.

1.65.           Kmart means Kmart Corporation, a Michigan corporation, together with its subsidiaries.

1.66.           Litigation Claim means any claim, right or cause of action of a Debtor including but not limited to a claim, right or cause of action accruing or incorporated under chapter 5 of the Bankruptcy Code which may be asserted by or on behalf of a Debtor, whether known or unknown, in law, equity or otherwise, including (a) a claim, right or cause of action accruing under section 547 of the Bankruptcy Code, or under section 550 of the Bankruptcy Code to recover a transfer avoided under section 547 of the Bankruptcy Code, and which may be asserted by or on behalf of a Debtor, (b) any claims the Debtors may have against current or former officers, directors or insiders of the Debtors, other than claims released hereby; (c) any fraudulent conveyance or fraudulent transfer claims the Debtors may have, pursuant to sections 544, 548 and/or 550 of the Bankruptcy Code or applicable nonbankruptcy law, and (d) all claims of the Debtors respecting Vendor Litigations; excluding, however, any claim, right or cause of action which has been waived pursuant to the Plan, the Confirmation Order or another Court order in the Chapter 11 Cases entered prior to the Effective Date. As used in this Section 1.63, the term Debtor includes the Estate of any and all Debtors.

1.67.           Litigation Reserve means the reserve in an amount of up to $3 million (excluding fees and costs incurred for pursuing and collecting claims (i) under section 547 of the Bankruptcy Code, to the extent that fees and claims are incurred on a contingency fees basis and deducted from the amount of gross recoveries on such claims and (ii) relating to Vendor Litigations), subject to increase pursuant to further order of the Court, to be established on the Effective Date by the Liquidation Trustee to fund the costs of pursuing the Litigation Claims and Bondholder Action in accordance with this Plan.

1.68.           Liquidation Trust means the trust created pursuant to Section 6.1 herein.

1.69.           Liquidation Trust Agreement means the Liquidation Trust Agreement to be dated as of the Effective Date establishing the terms and conditions of the Liquidation Trust in form and substance substantially identical in all material respects to the proposed Liquidation Trust Agreement previously filed with the Court, a copy of which is annexed hereto as Exhibit C.

1.70.           Liquidation Trustee means the trustee of the Liquidation Trust, as designated in Section 6.4 of this Plan and the Liquidation Trust Agreement.

1.71.           Net Proceeds means the Cash consideration received from the sale, transfer, or collection of property of the Estates or the conversion of such property to Cash in some other manner as contemplated in this Plan (including, without limitation, any recoveries from the Litigation Claims and Bondholder Action), whether occurring prior to or after the Effective Date, less the reasonable, necessary and customary expenses attributable to such sale, transfer, collection or conversion, including costs of curing defaults under executory contracts or unexpired leases that are assigned, paying personal property or other taxes accruing in connection with such sale, transfer or conversion or such property, brokerage fees and commissions, collection costs, reasonable attorneys’ fees and expenses and any applicable taxes or other claims of any governmental authority in connection with such property and any escrows or accounts established to hold funds for purchase price adjustments, indemnification claims, or other purposes in connection with such sale, transfer or collection; provided, however, that upon the release to the Debtors or the Liquidation Trustee of funds from such escrows or accounts, such funds shall become Net Proceeds of the relevant sale, transfer or collection.

1.72.           Non-Bank Collateral means property of any of the Debtors or their Estates that secures a Non-Bank Secured Claim up to the amount of such Claim.

1.73.           Non-Bank Secured Claim means a Secured Claim other than a DIP Bank Secured Claim.

1.74.           Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Committee, Interest holders, holders of Claims, current or former employees of any Debtor, or any other entity.

1.75.           Petition Date means June 11, 1999.

1.76.           Plan means this Consolidated Plan of Liquidation, dated as of the date set forth on the first page hereof, for each of the Debtors, together with any amendments or modifications hereto as may be filed hereafter in accordance with the terms of the Plan, the Bankruptcy Code and other applicable law.

1.77.           Plan Proponent means the Committee.

1.78.           Prepetition Credit Agreement means the Amended and Restated Credit Agreement dated as of March 18, 1999, among certain of the Debtors as borrower and/or guarantors, the lenders parties thereto and BankBoston Retail Financial Inc., as agent, as such agreement may have been amended from time to time.

1.79.           Prepetition Lenders means the bank lenders under the Prepetition Credit Agreement.

1.80.           Priority Non-Tax Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; or (c) a Fee Claim.

1.81.           Priority Tax Claim means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.82.           Ratable, Ratably or Ratable Share means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of: (a) Allowed Claims plus (b) Disputed Claims (in their aggregate Face Amount) in such Class as of any date of determination. For purposes of calculating the Ratable Share with respect to Senior Unsecured Claims, General Unsecured Claims and Subordinated Debentures Claims, Classes 4A, 4B and 5 shall be treated as one Class.

1.83.           Released Party means the Debtors, the Liquidation Trustee, the Committee and former and current members thereof (in their capacity as such, and specifically excluding any member of the Committee as a vendor of, or in similar relationship to, the Debtors) and any current or former agent, representative, employee benefit plan fiduciary, employee benefit plan administrator, employee, attorney, accountant, financial advisor or other professional of the Liquidation Trustee, the Debtors, the Committee and members thereof, but only if and to the extent, in each case, such party served in such capacity on or after the Petition Date.

1.84.           Retention Plan means the various employee retention incentive and severance plans approved by the Bankruptcy Court pursuant to orders dated September 10, 1999 and November 1, 2000.

1.85.           Schedule of Assets and Liabilities means a Debtor’s schedule of assets and liabilities filed with the Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code, as the same may have been amended.

1.86.           Secured Claim means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of any of the Debtors in and to property of the Estates, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is: (i) subject to an offset right under applicable law; and (ii) a secured claim against any of the Debtors pursuant to sections 506(a) and 553 of the Bankruptcy Code. Such defined term shall not include for voting or Distribution purposes any such Claim that has been or will be paid in connection with the cure of defaults under an assumed executory contract or unexpired lease under section 365 of the Bankruptcy Code.

1.87.           Senior Debentures means the 9.45% Senior Debentures due 2012, issued by Hechinger in the amount of $100,000,000 under the Senior Indenture and Prospectus Supplement dated November 12, 1992.

1.88.           Senior Debentures Claim means the Claim of the Indenture Trustee under the Senior Indenture or any holder of Senior Debentures arising under the Senior Debentures.

1.89.           Senior Notes means the 6.95% Senior Notes due 2003, issued by Hechinger in the amount of $100,000,000 under the Senior Indenture and Prospectus Supplement dated October 21, 1993.

1.90.            Senior Notes Claim means the Claim of the Indenture Trustee under the Senior Indenture or any holder of Senior Notes arising under the Senior Notes.

1.91.           Senior Indenture means the Indenture, dated as of October 1, 1992, between Hechinger as issuer, and the Indenture Trustee thereunder, as the same may have been amended or supplemented as of the Petition Date.

1.92.           Senior Unsecured Claim means any unsecured, pre-Petition Date Claim which is a Claim respecting “Senior Indebtedness” as defined under the Subordinated Debentures Indenture, including, but not limited to a Senior Note Claim and Senior Debenture Claim.

1.93.           Stock of [Debtor] means the pre-confirmation common stock of a specified Debtor issued and outstanding or held in treasury as of the applicable record date.

1.94.           Subordinated Debentures means the 5½% Convertible Subordinated Debentures due 2012, issued in the amount of $118,800,000 under the Indenture for the Hechinger Company 5½% Debentures, dated as of March 15, 1987 and First Supplemental Trust Indenture dated as of January 31, 1997.

1.95.           Subordinated Debentures Claim means a Claim respecting the payment of a Subordinated Debenture.

1.96.           Subordinated Debentures Indenture means the Indenture, dated as of March 15, 1987 as amended by Supplemental Indenture, dated January 31,1997, between Hechinger as issuer and the Indenture Trustee thereunder, as the same may have been amended or supplemented as of the Petition Date.

1.97.           Substantive Consolidation Order means the order, or provisions of the Confirmation Order, substantively consolidating the Chapter 11 Cases as provided in Article VII of the Plan.

1.98.           Unclaimed Property means any Cash or other distributable property unclaimed on or after the Effective Date or the date that is 90 days subsequent to the date of a Distribution made in respect of an Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) not mailed or delivered because no Distribution Address to mail or deliver such property was available, notwithstanding efforts by the Debtors or the Liquidation Trustee to locate such address which were commercially reasonable under the circumstances.

1.99.           United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.100.         Vendor Litigations means all claims of the Debtors for amounts owed by vendors, service providers or other persons to the Debtors, including but not limited to, rebates, returns, discounts, open account balances, deposits, incentives, volume purchase initiatives, and any other claims of the Debtors against any vendor in connection with the purchase of product from, or the return of product to, such vendor.

1.101.         Wind-down Budget means a budget acceptable to the Committee to be prepared by the Debtors and/or Committee or their financial advisors, estimating the funds necessary to administer the Plan and wind-down the Debtors’ affairs, including, but not limited to, the costs of holding and liquidating Estate property, objecting to Claims, making the Distributions required by the Plan, paying cure amounts for contracts or leases on the Executory Contract Schedule, prosecuting Litigation Claims in accordance with the Plan, paying taxes, filing tax returns, paying professionals’ fees, providing for the purchase of errors and omissions insurance and/or other forms of indemnification for the Liquidation Trustee, and other necessary and usual business expenses.

1.102.         Wind-down Reserve means the reserve to be established on the Effective Date by the Liquidation Trustee in accordance with the terms of the Wind-down Budget to fund the winding up of the affairs of the Debtors and administering the Plan and Liquidation Trust. After the Effective Date, the Wind-down Reserve shall be supplemented to the extent necessary with 100% of the Net Proceeds from the collection, sale, liquidation or other disposition of any non-Cash property of the Debtors or the Liquidation Trust existing on or created after the Effective Date, including Litigation Claims, to the extent such property has not otherwise been allocated pursuant to the terms of the Plan (e.g., in the case of Non-Bank Secured Claims).

1.103.         1997 Transaction means the transactions in or about 1997 pursuant to which (i) Hechinger Company acquired certain assets, operations and liabilities of Builders Square, Inc. from Kmart, and (ii) proceeds from a Credit Agreement dated September 26, 1997, as supplemented, between the Debtors and a lending group led by The Chase Manhattan Bank, were used to obtain the leveraged buy-out of the Hechinger Company from its existing shareholders and to provide revolving credit facilities to the new entity.

ARTICLE II.

TREATMENT OF ADMINISTRATIVE CLAIMS, FEE CLAIMS
AND PRIORITY TAX CLAIMS

Administrative Claims, Fee Claims and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.1.             Administrative Claims

Unless otherwise provided for herein, each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Notwithstanding the immediately preceding sentence: (i) any Administrative Claims for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases involving trade, service or vendor Claims, subject to compliance with any applicable bar date, shall be paid by the Debtors or Liquidation Trustee in the ordinary course in accordance with the terms and conditions of any agreements relating thereto; and (ii) Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Debtor or Liquidation Trustee, as applicable.

2.2.             Bar Date for Administrative Claims/General Unsecured Claims

(a) With respect to Administrative Claims relating to the period from the Petition Date through March 31, 2000, except to the extent set forth in the Court’s Order, dated March 27, 2000 (the “First Administrative Bar Date Order”), establishing a bar date for Administrative Claims, a holder of such Administrative Claim must have filed proof of such Claim by the applicable bar date of April 28, 2000 in order to be eligible to receive Distributions under the Plan on account of such Administrative Claim.

(b) To be eligible to receive Distributions under the Plan on account of an Administrative Claim not subject to the First Administrative Bar Date Order, all proofs of claim or applications for payment of such Administrative Claims (other than Fee Claims) incurred before the Effective Date and not subject to the First Administrative Bar Date Order must be filed with the Court on or before 5:00 p.m. on the date that is the first Business Date after the date that is 24 days after the Effective Date. Any Person that fails to file such a proof of claim or application with the Court on or before such time and date shall be forever barred from asserting such Claim against any of the Debtors, the Estates or their property, such Claim shall be discharged, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

(c) Any Person who has not heretofore received timely and proper notice of the bar date for filing general unsecured claims against the Debtors or any of them, and whose claim has not previously been disallowed or fixed by prior order of the Court, shall have until confirmation of the Plan to file a proof of claim with the claims noticing agent, Bankruptcy Services, LLC at the address set forth in the Disclosure Statement. This Plan and Disclosure Statement shall serve as notice of such supplemental claims bar date. Any Person that fails to file such a proof of claim on or before such time and date shall be forever barred from asserting such Claim against any of the Debtors, the Estates or their property, such Claim shall be discharged, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

2.3.             Fee Claims

Each holder of an Allowed Fee Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash on or as soon as reasonably practicable after the Distribution Date.

2.4.             Bar Date for Fee Claims

All proofs or applications for payment of Fee Claims through the Effective Date must be filed with the Court by the date that is the first Business Date after the date that is 44 days after the Effective Date. Any Person or entity that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against any of the Debtors, the Liquidation Trust or their property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

2.5.             Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in either (i) Cash on or as soon as reasonably practicable after the Distribution Date or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the Distribution Date, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the federal judgment statutory rate as of the Effective Date. Allowed Priority Tax Claims may be prepaid, at any time, at the sole discretion of the Liquidation Trustee, without penalty. Any claim or demand for penalty relating to any Priority Tax Claim shall be disallowed, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors or the Liquidation Trustee. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or the Liquidation Trustee.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS

The following is the designation of the Classes of Claims and Interests under the Plan:

3.1.           Class 1 shall consist of all Priority Non-Tax Claims.

3.2.           Class 2 shall consist of all DIP Bank Secured Claims and Bank L/C Claims.

3.3.           Class 3 shall consist of all Non-Bank Secured Claims, whether validly perfected under applicable state law prior to the Petition Date or validly perfected after the Petition Date in accordance with section 546(b) of the Bankruptcy Code. Each Allowed Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

3.4.           Class 4A shall consist of all Senior Unsecured Claims.

3.5.           Class 4B shall consist of all General Unsecured Claims.

3.6.           Class 4C shall consist of all Convenience Claims.

3.7.           Class 5 shall consist of all Subordinated Debentures Claims.

3.8.           Class 6 shall consist of all Interests in any Debtor.

3.9.           General Rules of Classification

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim has not been paid, released or otherwise satisfied and qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. For voting and distribution purposes, a holder of more than one Claim in a Class shall be deemed to have a single Claim in such Class.

ARTICLE IV.

TREATMENT OF UNIMPAIRED CLASSES

Pursuant to section 1126(f) of the Bankruptcy Code, holders of unimpaired Claims shall be deemed to have accepted the Plan.

4.1.           Non-Bank Secured Claims

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Non-Bank Secured Claim shall receive, at the Liquidation Trustee’s option and to the extent such Claim is secured by collateral in the possession of the Liquidation Trustee: (a) 100% of the Net Proceeds from the sale of the relevant collateral, up to the unpaid allowed amount of such Claim (with such payments to be made, if applicable, from accounts set up by the Debtors, during the Chapter 11 Cases, in connection with the sale of such collateral), subject to applicable inter-creditor lien priorities; (b) the return of the relevant collateral; (c) such treatment that leaves unaltered the legal, equitable and contractual rights of the holder of such Allowed Non-Bank Secured Claim; or (d) such other treatment as shall be agreed to between the holder of such Claim and the Liquidation Trustee. Such Distribution shall be made on or as soon as reasonably practicable after the relevant Distribution Date (subject, if applicable, to the Liquidation Trustee’s receipt of the proceeds of the sale of the relevant collateral). To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, such Non-Bank Secured Claim shall be deemed to have been (x) setoff (and thus no longer due and payable) only to the extent of the allowed amount of the allowed, liquidated, non-disputed, non-contingent claim owing to the Debtors, and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off. If a Claim is fully a Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the relevant Debtor that are in an amount in excess of the amount validly offset and the payment, in full and in cash, of all amounts due and owing as of the Effective Date to such Debtor and the turnover of any property of such Debtor held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Secured Claim. Notwithstanding the foregoing, the holder of an Allowed Non-Bank Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Debtors or the Liquidation Trustee, as applicable. Any Allowed Claim based on any deficiency Claim by a holder of an Allowed Non-Bank Secured Claim shall become, and shall be treated for all purposes under this Plan as an Allowed General Unsecured Claim and shall be classified as a Class 4B Claim.

Upon receipt of such Distributions by such holder, such holder’s lien or other security interest in the relevant collateral shall be deemed released.

4.2.           Bank L/C Claims and DIP Bank Secured Claims

Each holder of a Bank L/C Claim shall be paid 100% of the reimbursement amount due under the Bank L/C Claim, if and when such obligation arises, solely from the funds held in the Bank L/C Fund or shall receive such treatment that leaves unaltered the legal, equitable, or contractual rights to which the holder of such Bank L/C Claim is entitled. Upon the Effective Date, the DIP Credit Agreement shall be deemed terminated and the obligations or rights issued or granted pursuant thereto shall be canceled, except with respect to the Bank L/C Claims. Except with respect to the Bank L/C Fund, all liens, security interests and like encumbrances of a holder of a DIP Bank Claim on property of the Debtors or the Estates respecting such Claim shall be deemed released pursuant to Section 8.2.C. of the Plan as of the Effective Date. Upon the expiration or termination of the subject letters of credit, the liens, security interests and like encumbrances on the Bank L/C Fund shall be deemed released as and to the letter(s) of credit that expires or terminates.

4.3.           Priority Non-Tax Claims

Each holder of an Allowed Priority Non-Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in Cash on or as soon as reasonably practicable after the applicable Distribution Date. Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or the Liquidation Trustee, as applicable.

ARTICLE V.

TREATMENT OF IMPAIRED CLASSES

Except as otherwise provided herein, holders of impaired Claims shall be entitled to vote to accept or reject the Plan.

5.1.           Treatment of Class 4A Claims (Senior Unsecured Claims).

On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, the holders of Allowed Claims in Class 4A shall receive a beneficial interest in the Liquidation Trust as set forth in Section 6.8 hereof entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed Senior Unsecured Claims, which distributions shall be made in accordance with the priority and subordination provisions set forth in Sections 6.9 through 6.12 hereof. Notwithstanding the foregoing, the holder of such Allowed Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Debtors or the Liquidation Trustee, as applicable.

Holders of Allowed Claims in Class 4A who vote in favor of the Plan and/or accept Distributions hereunder shall be deemed to have assigned to the Liquidation Trust their individual causes of action asserted on their behalf in the Bondholder Action. To the extent that any Holder of a Claim in Class 4A rejects the Plan, then such Holder’s pro rata share of fees and costs of the Bondholder Action shall be deducted from such Holder’s pro rata share of any recovery and/or from any Distribution that otherwise would be payable to such Holder under the Plan.

5.2.           Treatment of Class 4B Claims (General Unsecured Claims).

On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, each holder of an Allowed Claim in Class 4B shall receive a beneficial interest in the Liquidation Trust as set forth in Section 6.8 hereof entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed General Unsecured Claims, which distributions shall be made in accordance with the provisions set forth in Sections 6.9 through 6.12 hereof. Notwithstanding the foregoing, the holder of such Allowed Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Debtors or the Liquidation Trustee, as applicable.

5.3.           Treatment of Class 4C Claims (Convenience Claims).

On or as soon as reasonably practicable after the initial Distribution Date, holders of an Allowed Claim in Class 4C shall be paid 7.5% of their Allowed Convenience Claim amount in full satisfaction of any Claims against the Debtors or the Estates, which distributions shall be made in accordance with the provisions set forth in Sections 6.9 through 6.12 hereof. Such Distribution shall be the sole Distribution to which holders of Class 4C claims shall be entitled.

5.4.           Treatment of Class 5 Claims (Subordinated Note Claims).

On or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, each holder of an Allowed Claim in Class 5 shall receive a beneficial interest in the Liquidation Trust as set forth in Section 6.8 hereof entitling them to receive on account of such Claims their Ratable Share of any cash distribution from the Distribution Fund to holders of Allowed Subordinated Note Claims, which distributions shall be made in accordance with the priority and subordination provisions set forth in Sections 6.9 through 6.12 hereof. Notwithstanding the foregoing, the holder of such Allowed Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Debtors or the Liquidation Trustee, as applicable.

5.5.           Interests

All holders of Interests shall receive no Distribution of any kind under the Plan on account of such Interests. On the Effective Date, all Interests in the Debtors shall be deemed canceled. Holders of Interests in Class 6 shall be deemed to have rejected the Plan.

ARTICLE VI.

IMPLEMENTATION

In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means of execution and implementation of the Plan.

6.1.           Liquidation Trust

(a)            Creation of Liquidation Trust. As of the Effective Date, the Liquidation Trust shall be created and established for the benefit of all creditors of the Estates holding Allowed Claims, into which trust all assets of the Debtors and Estates existing as of the Effective Date shall be transferred pursuant to and in accordance with the terms of this Plan. The Liquidation Trust shall operate pursuant and subject to the provisions of an agreement, acceptable to the Committee, between the Debtors and the Liquidation Trustee establishing the Liquidation Trust, a copy of which in substantially final form is annexed hereto as Exhibit C and has been filed with the Bankruptcy Court.

After the Effective Date, the Debtors shall have no liability to holders of Claims or Interests other than as provided for in the Plan. The Plan will be administered and actions will be taken in the name of the Debtors or Liquidation Trust, as appropriate, through the Liquidation Trustee irrespective of whether any of the Debtors have been dissolved.

(b)            Transfers to the Liquidation Trust. On the Effective Date, the Debtors and Estates shall and shall be deemed to have transferred and/or assigned any and all assets of the Debtors and the Estates as of the Effective Date, including, without limitation, (i) cash and accounts, including, without limitation, any and all moneys held in escrow or separate segregated accounts during the pendency of the Chapter 11 Cases, (ii) Litigation Claims, and (iii) any and all other interests, rights, claims, defenses and causes of action of the Debtors or Estates, and other matters identified in Section 6.25 of this Plan, to the Liquidation Trust, and such transferred assets shall be held in the name of the Liquidation Trust free and clear of all Claims, Liens and contractually imposed restrictions, except for the rights to Distribution afforded to holders of Claims under the Plan.

(c)            Creation of Reserves Within Liquidation Trust. On the Effective Date, and upon receipt of the assets transferred pursuant to Section 6.1(b) hereof, the Liquidation Trustee shall establish and use the transferred assets to fund the Wind-down Reserve, Disputed Claim Reserve, Litigation Reserve, Class 4C Reserve, Fleet Reserve, Former Employee Reserve and the minimum reserve required pursuant to Section 6.9 hereof, in accordance with the terms hereof.

6.2.           Dissolution of Corporate Entities

On the Effective Date, the Liquidation Trustee shall, in accordance with all applicable law, be issued one (1) share of stock for each Debtor and thereafter shall be the sole shareholder, officer and director of each Debtor, replacing the existing shareholders, officers and directors of the Debtors; provided, however, that the Liquidation Trustee may elect not to receive shares in one or more (including all) of the Debtors, if the Liquidation Trustee determines that it would be in the best interests of the Estates to so act. On or as soon as practicable after the Effective Date, except as otherwise determined by the Liquidation Trustee as necessary or appropriate under the circumstances, (including with respect to the pursuit of causes of action in the name of the Estates), the Debtors shall be dissolved without any further action by the stockholders or directors of the Debtors. If necessary or appropriate, the Liquidation Trustee shall file a certificate of dissolution of the Debtors and shall take all other actions necessary or appropriate to effect the dissolutions of each of the Debtors under the state law where the respective Debtors were incorporated. All applicable regulatory or governmental agencies shall take all steps necessary to allow and effect the prompt dissolution of the Debtors as provided herein, without the payment of any fee, tax, or charge and without need for the filing of reports or certificates.

6.3.           Powers

(a)            Directors, Officers and Employees. On the Effective Date, the authority, power and incumbency of the persons then acting as directors of the Debtors shall be terminated and such directors shall be deemed to have resigned. Each officer and employee in the employment of the Debtors as of the Effective Date shall automatically on the Effective Date be deemed employees of the Liquidation Trust and cease to be officers and employees of the Debtors, and solely for this purpose the Liquidation Trust shall be deemed a successor to the Debtors and the Retention and vacation Plans shall remain in effect for each such individual.

(b)            Succession by Liquidation Trustee. The Liquidation Trustee shall succeed to such powers as would have been applicable to the Debtors’ officers, directors and shareholders, and the Debtors shall be authorized to be (and, by the conclusion of the winding up of their affairs, shall be) dissolved.

6.4.           Liquidation Trustee

The Plan Proponent has designated Conrad F. Hocking as Liquidation Trustee. The salient terms of the Liquidation Trustee’s employment, including the Liquidation Trustee’s duties and compensation (which compensation shall be negotiated by the Liquidation Trustee and the Plan Proponent), to the extent not set forth in the Plan, shall be set forth in the Liquidation Trust Agreement. In general, the Liquidation Trustee shall be the exclusive trustee of the Liquidation Trust for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The Liquidation Trustee shall have fiduciary duties to beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such a committee. The Liquidation Trust Agreement shall specify the terms and conditions of the Liquidation Trustee’s compensation, responsibilities and powers. The duties and powers of the Liquidation Trustee shall include, without limitation, the following, but in all cases shall be consistent with the terms of the Plan:

(a)             To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the

Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders; including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtors, merger of any Debtor into another Debtor and the dissolution of any Debtor;

(b)            To maintain escrows and other accounts, make Distributions and take other actions consistent with the Plan and the implementation hereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Debtors or the Liquidation Trustee, even in the event of the dissolution of the Debtors;

(c)            Subject to the applicable provisions of the Plan, to collect and liquidate all assets of the Estates pursuant to the Plan and to administer the winding-up of the affairs of the Debtors;

(d)            To object to any Claims (Disputed or otherwise), including, without limitation, as discussed in Section 10.1 hereof, in consultation with the Committee and to defend, compromise and/or settle any Claims prior to objection without supervision or approval of the Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of the Court, and the guidelines and requirements of the United States Trustee, other than those restrictions expressly imposed by the Plan or the Confirmation Order, and/or to seek Court approval for any Claims settlements, to the extent thought appropriate by the Litigation Trustee or to the extent such approval is required by prior order of this Court;

(e)            To make decisions in consultation with the Committee, without further Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Trust and to pay, from the Wind-down Reserve, the fees and charges incurred by the Liquidation Trust on or after the Effective Date for fees of professionals, disbursements, expenses or related support services relating to the winding down of the Debtors and implementation of the Plan without application to the Court;

(f)            To cause, on behalf of the Liquidation Trust, the Debtors and the Estates, all necessary tax returns and all other appropriate or necessary documents related to municipal, State, Federal or other tax law to be prepared or filed timely;

(g)            To take all other actions not inconsistent with the provisions of the Plan which the Liquidation Trustee deems reasonably necessary or desirable with respect to administering the Plan; and

(h)            To make all Distributions to holders of Allowed Claims provided for or contemplated by the Plan;

(i)             To invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Liquidation Trustee;

(j)             To collect any accounts receivable or other claims of the Debtors or the Estates not otherwise disposed of pursuant to the Plan;

(k)            To enter into any agreement or execute any document required by or consistent with the Plan and perform all of the obligations of the Debtors or the Liquidation Trustee thereunder;

(l)             To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Liquidation Trustee’s choice, any assets that the Liquidation Trustee concludes are of no benefit to creditors of the Estates or, at the conclusion of the Chapter 11 Cases, are determined to be too impractical to distribute;

(m)           To prosecute and/or settle Litigation Claims at the request of the Committee and exercise, participate in or initiate any proceeding before the Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and litigate or settle such Litigation Claims on behalf of the Liquidation Trust, and pursue to settlement or judgment such actions;

(n)            To utilize Trust Assets to purchase or create and carry all appropriate insurance policies and pay all insurance premiums and costs it deems necessary or advisable to insure the acts and omissions of the Liquidation Trustee, and if appropriate, the Committee;

(o)            To implement and/or enforce all provisions of the Plan;

(p)            To maintain appropriate books and records;

(q)            To collect and liquidate all assets of the Estates pursuant to the Plan and administer the winding-up of the affairs of the Debtors including, but not limited to, causing the dissolution of each Debtor and closing the Chapter 11 Cases;

(r)             To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to File with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;

(s)             To provide the Committee, as soon as reasonably practicable after the end of each month, with a monthly report setting forth (i) the receipt and disposition by the Liquidation Trustee of property of the Estates or the Debtors during the prior month, including the disposition of funds in the Liquidation Trust, the Wind-down Reserve and Distribution Fund; (ii) all Disputed Claims resolved by the Liquidation Trustee during such period and all remaining Disputed Claims; (iii) all known material non-Cash assets of the Debtors remaining to be disposed of; (iv) an itemization of all expenses the Liquidation Trustee anticipates will become due and payable within the subsequent three months; and (v) the Liquidation Trustee’s forecast of cash receipts and expenses for the subsequent three months; and

(t)             To do all other acts or things not inconsistent with the provisions of the Plan that the Liquidation Trustee deems reasonably necessary or desirable with respect to implementing the Plan.

6.5.           Investments

All Cash held by the Liquidation Trustee shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Liquidation Trustee.

6.6.           Resignation, Death or Removal of Liquidation Trustee

The Liquidation Trustee may resign at any time upon 30 days’ written notice in accordance with section 12.10 of the Plan, to the Committee. The Committee, in the exercise of its reasonable discretion, may remove the Liquidation Trustee upon notice to parties in interest pursuant to section 12.10 hereof and in accordance with the Liquidation Trust Agreement. No successor Liquidation Trustee hereunder shall in any event have any liability or responsibility for the acts or omissions of any of his or her predecessors. Every successor Liquidation Trustee appointed pursuant hereto shall execute, acknowledge and deliver to the Court and the Committee an instrument in writing accepting such appointment hereunder, and thereupon such successor Liquidation Trustee, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his or her predecessor.

6.7.            Tax Treatment of Liquidation Trust

The Plan Proponent intends that the Liquidation Trust will be treated as a “liquidating trust” within the meaning of Section 301.7701-4(d) of the Treasury Regulations. The transfer of the Debtors’ and the Estates remaining assets to the Liquidation Trust shall be treated as a transfer to the beneficiaries of the Liquidation Trust for all purposes of the Internal Revenue Code (e.g., sections 61(a)(12), 483, 1001, 1012 and 1274) followed by a deemed transfer by such beneficiaries to the Liquidation Trust. The Liquidation Trust shall be considered a “grantor” trust, and the beneficiaries of the Liquidation Trust shall be treated as the grantors and deemed owners of the Liquidation Trust. To the extent valuation of the transferred property to the Liquidation Trust is required under applicable law, the Liquidation Trustee shall value the transferred property and notify in writing the beneficiaries of the Liquidation Trust of such valuations. The assets transferred to the Liquidation Trust shall be valued consistently by the Liquidation Trustee and the Trust beneficiaries, and these valuations will be used for all federal income tax purposes.

6.8.            Liquidation Trust Interests

The beneficial interests in the Liquidation Trust will not be represented by certificates and may only be transferred upon notice satisfactory to the Committee and the Liquidation Trustee or pursuant to the laws of descent and distribution or otherwise by operation of law; provided however, that such prohibition on transferability of beneficial interests is not intended to impair the ability of holders of Claims to assign their Claims pursuant to and in accordance with the Bankruptcy Rules, the Plan and applicable law.

6.9.            Funding of the Plan

The Cash Distributions to be made pursuant to the Plan and the Cash necessary to fund the Liquidation Trust will be available from funds realized in connection with past operations of the Debtors, existing Cash assets of the Debtors and the liquidation of the non-Cash assets of the Debtors, and any release of funds from the Disputed Claims Reserve after the Effective Date.

To the extent not otherwise provided for herein or ordered by the Bankruptcy Court, the Liquidation Trustee shall estimate appropriate reserves of Cash to be set aside in order to pay or reserve for the payment of actual expenses and liabilities of the Estates after the Effective Date and expenses which accrued prior to the Effective Date, including Fee Claims, Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.

(a)            Establishment of Minimum Reserves. To insure adequate liquidity after the Effective Date, there shall be maintained by the Liquidation Trustee a minimum reserve balance to be approved by the Bankruptcy Court as part of the Confirmation Order which shall be maintained until the earlier of: (a) the final Distribution, or (b) the date on which an order entered by the Bankruptcy Court becomes a Final Order which order reduces the minimum balance.

(b)            No Segregation of Funds. Notwithstanding any contrary provision contained herein, the Liquidation Trustee shall not be obligated to physically segregate and maintain separate accounts for reserves or for the Distribution Fund. Separate reserves and funds may be merely bookkeeping entries or accounting methodologies, which may be revised from time to time, to enable the Liquidation Trustee to determine Available Cash, reserves and amounts to be paid to parties in interest.

6.10.         Litigation Claims and Bondholder Action

(a)            Litigation Claims. All Litigation Claims shall be transferred into the Liquidation Trust, and may be prosecuted, settled or abandoned by the Liquidation Trustee at the direction of the Committee after the Effective Date. Notwithstanding anything to the contrary herein, no Distribution shall be made to the holder of any Claim, including by way of setoff or recoupment by such claimant, if the Debtors or the Liquidation Trustee has taken action to recover, or given notice to the applicable party of intent to take such action, on a Litigation Claim against the holder of such Claim (or the direct or indirect transferor of such holder), until such Litigation Claim is resolved by Final Order.

(b)            Bondholder Action. In exchange for distributions to be made hereunder, individual bondholders shall assign to the Liquidation Trust their non-derivative, direct causes of action asserted by HSBC Bank USA, as successor Indenture Trustee under the Senior Indenture, in the Bondholder Action. HSBC shall use its best efforts to have such causes of action assigned to the Liquidation Trust and shall cooperate with the Debtors and/or Liquidation Trustee in connection with effectuating, and execute all necessary documents and take all necessary steps to effectuate, such transfer. Subject to Section 6.10(c) hereof, all costs of pursing the Bondholder Action, including accrued costs and expenses, shall be borne by the Liquidation Trust. Subject to Sections 6.12 and 6.20(b) herein, Net Proceeds of the Bondholder Action shall be distributed 60% to holders of Senior Note Claims and Senior Debentures Claims in Class 4A and 40% to all

holders of Allowed Claims in Classes 4A, 4B and 5 on a pro rata basis, giving effect to the subordination provisions applicable to the holders of Claims in Class 5.

(c)            Funding of Litigation Claims and Bondholder Action. The fees and costs of pursuing the Litigation Claims (exclusive of (i) contingency fees and other costs paid to ASK with respect to preference recoveries and (ii) claims respecting Vendor Litigations) and the Bondholder Action shall be funded with up to $3 million of cash from the Litigation Reserve or Available Cash in the Liquidation Trust; provided that such $3 million cap shall contain a sub-cap of $1 million of funds that may be utilized to pursue the Bondholder Actions, without prejudice to the right to seek to increase these caps upon approval by the Bankruptcy Court or upon agreement of the Committee, Kmart and the Debtors or Liquidation Trustee.

6.11.         Wind-down Reserve

On the Effective Date, or as soon thereafter as reasonably practicable, the Liquidation Trustee shall create the Wind-down Reserve and shall transfer an appropriate amount into such reserve from the assets transferred by the Debtors to the Liquidation Trust. The Liquidation Trustee shall pay plan administration costs and costs of holding and liquidating any non-Cash property, including but not limited to taxes, insurance proceeds, rent, wages and professionals’ fees, from the Wind-down Reserve. To the extent the Liquidation Trustee determines that funds allocated to the Wind-down Reserve are insufficient for such purposes, the Net Proceeds of the continuing liquidation of the Debtors’ assets and any other Available Cash shall, to the extent necessary for such purposes, be allocated to the Wind-down Reserve. After all costs associated with the Wind-down Reserve have been paid, and/or upon the reasonable determination of the Liquidation Trustee that the funds in the Wind-down Reserve exceed the amounts necessary to pay the expenses for which such fund is established, the remaining or excess funds, as applicable, in the Wind-down Reserve shall be designated Available Cash.

6.12.         Distribution Fund

(a)            Funding of Distribution Fund. Subject to Sections 6.10(b) and 6.20(b) of this Plan, after all payments have been made or properly reserved for holders of Administrative, Priority Non-Tax, Priority Tax Claims, Fee Claims, Bank Secured Claims, Non-Bank Secured Claims and Convenience Claims and all costs associated with the Wind-down Reserve and Litigation Reserve have been paid, and/or upon the reasonable determination of the Liquidation Trustee that the funds in the Wind-down Reserve and Litigation Reserve exceed the amounts necessary to pay the expenses for which such reserve is established, the Available Cash at such point in time in excess of any minimum reserve established by the Court or Liquidation Trustee shall be allocated to the Distribution Fund.

(b)            Allocation of Available Cash. Distributions of cash, if any, to holders of Class 4A, 4B or 5 Claims shall be paid solely from the Distribution Fund. The Plan follows the absolute priority rule established by the Bankruptcy Code and enforces the subordination provisions of the Subordinated Notes. Accordingly, the Liquidation Trustee shall allocate Available Cash in the following manner with respect to Claims.

Until such time as all holders of Senior Unsecured Claims have received the full amount of their Allowed Claims and an amount has been reserved to pay the full amount of any such Disputed Claims if subsequently allowed, any amounts allocated for payment to Class 5 shall be distributed on the next Distribution Date to holders of Claims in Class 4A or reserved for Disputed Class 4A Claims, as appropriate; provided that the receipt of any amounts allocable to Class 5 shall not reduce the aggregate amount of the Claims in Class 4A. On and after the date that all holders of Senior Unsecured Claims have received the full amount of their Allowed Claims and an amount has been reserved to pay the full amount of any Disputed Claims in Class 4A if subsequently allowed, any amounts that would be allocated to Class 4A without considering amounts that the Class 4A Reserve received from Class 5 shall be distributed on the next Distribution Date to holders of Claims in Class 5 that have not waived their rights to receive payments therefrom.

6.13.         Exemption from Certain Transfer Taxes

(a)            Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, the Plan or the sale of any assets of the Debtors or the Liquidation Trustee, including any deeds, bills of sale or assignments executed in connection with the Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under section 1146(c) of the Bankruptcy Code.

(b)            Each of the asset sales entered into by the Debtors during the Chapter 11 Cases and approved by the Court pursuant to section 363 of the Bankruptcy Code was a sale in contemplation of this Plan and, therefore, all such actions taken pursuant to such sales are entitled to the exemptions provided for under and to the fullest extent permitted by section 1146(c) of the Bankruptcy Code; notwithstanding the foregoing, with respect to the sale of property located in Maryland, the effect of section 1146(c) on such sales is subject to the outcome of that certain appeal to the United States District Court for the District of Delaware filed by the State of Maryland, Baltimore County, Maryland, Montgomery County, Maryland and Prince George’s County, Maryland pending under case number AP-00-71.

6.14.         Employee Programs

From and after the Effective Date, to the extent not earlier terminated in accordance with their terms, all employee programs (excluding the Retention Plan and the associated vacation plan authorized pursuant to various orders of the Court), including but not limited to any retirement plans or agreements and health benefits and disability plans shall be deemed terminated in accordance with their terms with no further action required by the Debtors or the Liquidation Trustee, and to the extent any of such employee programs constitute distinct executory contracts with individual employees or otherwise, such contracts shall be deemed terminated in accordance with Section 9.1 hereof. The Liquidation Trustee shall be authorized to take any actions and make payment of the actual amount, if any, required to be contributed to or on account of an employee program to permit the termination of such programs and discharge all benefit liabilities to participants and beneficiaries of such programs, including, without limitation, continuation of the termination of the Debtors’ 401(k) plan.

6.15.         Asset Sales

All non-Cash assets of the Estates (other than Non-Bank Collateral returned to the holder of a Non-Bank Secured Claim pursuant to Section 4.1 hereof) not previously disposed of shall be sold or otherwise liquidated or, if appropriate in the judgment of the Liquidation Trustee, abandoned in any commercially reasonable manner, including to a charitable organization or organizations designated by the Liquidation Trustee in respect of assets of inconsequential value. Subject to the provisions of Section 10.4 of the Plan, all other non-Cash assets of the Estates as of the Effective Date shall similarly be sold, liquidated or abandoned by the Liquidation Trustee.

Notwithstanding anything to the contrary in the Plan, to the extent any sale of non-Cash assets requires the Liquidation Trustee to escrow or otherwise retain any consideration received in the sale (for example, pending post-closing adjustments), no such escrowed or retained funds shall be deposited in the Wind-down Reserve, Litigation Reserve, Distribution Fund or distributed to holders of Claims as set forth in the Plan, until the Liquidation Trustee or the Debtors are contractually allowed to distribute such funds or the Court otherwise authorizes such distribution.

6.16.         Setoffs

Except as otherwise provided in the Plan, the Confirmation Order, or in agreements previously approved by Final Order of the Court, the Debtors, or the Liquidation Trustee may, pursuant to applicable law, set off against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made and before any Distribution is made on account of such Claim), any and all of the claims, rights and causes of action of any nature that the Debtors, the Estates or the Liquidation Trust may hold against the holder of such Claim; provided, however, that neither the failure to effect such a setoff, the allowance of any Claim hereunder, any other action or omission of the Debtors or the Liquidation Trust, nor any provision of this Plan shall constitute a waiver or release by the Debtors or the Liquidation Trust of any such claims, rights and causes of action that the Debtors or the Liquidation Trustee may possess against such holder. To the extent the Debtors or the Liquidation Trustee fail to setoff against a creditor and seek to collect a claim from such creditor after a Distribution to such creditor pursuant to the Plan, the Debtors or the Liquidation Trustee, if successful in asserting such claim, shall be entitled to full recovery on the claim of such party or parties against such creditor. The Liquidation Trustee may seek Court approval for any such setoff or, on a quarterly basis, for any such setoffs effected or proposed to be effected within such quarterly period.

6.17.         Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Liquidation Trust, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

6.18.         Withdrawal of the Plan

The Plan Proponent reserves the right, in the exercise of its reasonable discretion, to revoke and withdraw or to modify the Plan in accordance with Section 12.2 hereof at any time prior to the Confirmation Date or, if the Plan Proponent is for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Plan Proponent revokes or withdraw the Plan, (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtors or their respective Estates or to prejudice in any manner the rights of the Debtors or any Person in any further proceeding involving the Debtors and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and the Effective Date did not occur.

6.19.         Cramdown

With respect to Class 6, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. If any other Impaired Class(es) vote(s) to reject the Plan, the Debtors reserve their right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class(es) as well.

6.20.         Kmart Claims and Waiver

(a)            Pursuant to a settlement previously approved by the Court, Kmart has agreed to a reduced Allowed Administrative Claim in the amount of $2.4 million plus documented actual, reasonable and necessary fees and expenses incurred by Kmart with respect to these Cases, including, without limitation, reasonable fees and disbursements of Kmart’s counsel incurred through July 22, 2001. In addition, Kmart has an Allowed General Unsecured Claim in Class 4B in the amount of $150 million. Any and all other claims asserted or filed by Kmart other than the foregoing Allowed Administrative Claim and Allowed General Unsecured Claim have been waived and expunged, and Kmart shall not file or assert any other claims against the Debtors, these Estates or the Released Persons.

(b)            To the extent that Kmart is entitled to recover such proceeds, Kmart waives its right to share in the distribution of the first $25 million of Net Proceeds collectively from the Bondholder Action and from any causes of action relating to the 1997 LBO. On the Effective Date, the Debtors and the Estates each waive and release Kmart and each of its subsidiaries, affiliates, and their respective present and former officers, directors, employees, agents, representatives and professionals (in their capacity as agents, representatives and professionals of Kmart or its affiliates) (the “Kmart Released Parties”) from any and all claims and causes of action that are derivative claims and/or constitute property of the Debtors and/or the Estates pursuant to section 541 of the Bankruptcy Code, including, without limitation, any claim for relief under sections 544, 547, 548, 549, and/or 550 of the Bankruptcy Code. To the

extent not previously approved by separate motion and order of the Court, the entry of the Confirmation Order shall constitute the Court’s approval of the settlement of Kmart’s Claims as set forth herein, and the Court’s findings shall constitute its determination that such settlement is in the best interests of the Debtors, the Liquidation Trustee, the Estates, creditors and other parties in interest, and is fair, equitable and within the range of reasonableness.

(c)            To the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, and only to such extent, any creditor that affirmatively votes in favor of the Plan, utilizing a ballot clearly and boldly indicating the results of such affirmative vote, shall be deemed to have released the Kmart Released Parties (in their capacity as agents, representatives and professionals of Kmart or its affiliates) from any direct claims and causes of action arising prior to the Effective Date relating to the 1997 Transaction or the Chapter 11 Cases.

(d)            Kmart shall instruct all holders of any funds escrowed by the Debtors on its behalf to release such funds to the Debtors or to the Liquidation Trust on the Effective Date, to the extent such funds have not already been released.

6.21.         Substantial Contribution to Cases

HSBC, Teachers Insurance and Annuity Association of America and Kmart, each a member of the Committee, are deemed to have made a substantial contribution in the Chapter 11 Cases, and each shall be reimbursed its documented actual, reasonable and necessary expenses in connection therewith, including without limitation attorney fees, provided however that reimbursement of Kmart’s legal fees shall be limited to documented actual, reasonable and necessary fees incurred through July 22, 2001.

6.22.         Fleet Reserve

Fleet Retail Finance, Inc. has asserted during these Chapter 11 Cases that it is entitled to adequate protection as a result of, and in connection with, the Bondholder Action and Committee Action. The Committee and the Debtors dispute that such adequate protection is required. Nevertheless, and without waiver of any rights or defenses, on the Effective Date, or as soon thereafter as reasonably practicable, the Liquidation Trustee shall establish the Fleet Reserve. No amounts shall be distributed or released from the Fleet Reserve unless and until provided by further order of the Bankruptcy Court. As with any reserve for a Disputed Claim, in the event that a creditor disputes a reserve for payment of such claim, such creditor may seek an order of the Bankruptcy Court fixing such reserve. Such motion must be made by the date on which motions seeking to allow claims for voting purposes must be made.

6.23.         Insurance Preservation

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any Insurance Policies or other policies of insurance that may cover Insurance Claims or other claims against the Debtors or any other Person.

6.24.         Closing of Bank L/C Fund

When all payments to be made from the Bank L/C Fund have been made, and/or upon the reasonable determination of the Liquidation Trustee in accordance with the terms of the relevant Letters of Credit that amounts in such fund exceed the amounts necessary to make the Distributions for which such fund was established, the remaining or excess amounts, as applicable, in such fund shall be deposited into the Liquidation Trust.

6.25.         Continuation of ADR Program

Except as may otherwise be ordered by the Court, the ADR Program shall be continued after the Effective Date in accordance with its terms. Allowed ADR Claims shall be paid in accordance with the ADR Program.

6.26.         Retention of Actions and Defenses

All claims, rights, defenses, offsets, recoupments, causes of action, actions in equity, or otherwise, whether arising under the Bankruptcy Code or federal, state, or common law, which constitute property of the Estates within the meaning of section 541 of the Bankruptcy Code, as well as all claims, rights, defenses, offsets, recoupments, and causes of action arising under chapter 5 of the Bankruptcy Code (including without limitation the Litigation Claims) with respect to the Debtors or their Estates, shall be and hereby are preserved for the benefit of the beneficiaries of the Liquidation Trust, and shall be and hereby are deemed to be part of the assets transferred and assigned to the Liquidation Trust as of the Effective Date. Prosecution and settlement of such claims, rights, defenses, and causes of action shall be the sole responsibility of the Liquidation Trustee, pursuant to the provisions of the Liquidation Trust Agreement, and the Liquidation Trustee shall pursue those claims, rights, defenses, and causes of action, as appropriate, in accordance with the Liquidation Trustee’s sole judgment of what is in the best interests, and for the benefit of, the beneficiaries of the Liquidation Trust; provided, however, that nothing in this Plan is intended to or does confer upon the Liquidation Trustee standing to pursue claims or causes of action that do not constitute property of the Estates.

ARTICLE VII.

SUBSTANTIVE CONSOLIDATION

7.1.           Substantive Consolidation

The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order, which shall effect the substantive consolidation of the Chapter 11 Cases into a single chapter 11 case solely for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Claims by and among the Debtors shall be eliminated (including, without limitation, the automatic retirement/cancellation of the Debtors’ Subordinated Debentures Claim in its own issuance of Subordinated Debentures); (ii) all assets and liabilities of the Debtors shall be merged or treated as though they were merged; (iii) all prepetition cross-corporate guarantees of the Debtors shall be eliminated; (iv) all Claims based upon guarantees of collection, payment or performance made by one or more Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; (v) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (vi) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; and (vii) each and every Claim filed in the individual Reorganization Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Cases and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date; provided, however, that nothing herein shall affect the obligations of the Debtors under the Plan.

7.2.           Order Granting Substantive Consolidation

Unless substantive consolidation has been approved by a prior order of the Court, this Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Plan as herein provided on or before five (5) days prior to the date that is fixed by the Court as the last date on which acceptances to this Plan may be received, or such other date as may be fixed by the Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Court. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the Confirmation Hearing.

ARTICLE VIII.

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1.          Surrender of Securities and Cancellation of Stock

(a)           Surrender of Securities. Each holder of any Claim against or Interest in the Debtors shall surrender to the Liquidation Trustee any note (including but not limited to the Senior Notes, the Senior Debentures and Subordinated Debentures), instrument, document, certificate, agreement, certificated security or other item evidencing such Claim. No Distribution hereunder shall be made to or on behalf of any holder of a Claim unless and until such holder surrenders such items to the Liquidation Trustee, or demonstrates the non-availability of such items to the satisfaction of the Liquidation Trustee, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold the Debtors and the Liquidation Trustee harmless in respect of such instrument or other item described above and any Distributions made in respect thereof. Any such holder that fails to surrender such items described above or satisfactorily explain their non-availability to the Liquidation Trustee within 180 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Liquidation Trust or their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property. Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to surrender such items until the time such Claim is allowed or disallowed.

(b)           Cancellation of Stock/Instruments. All Stock of the Debtors, Senior Notes, Senior Debentures, Subordinated Debentures and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of any of the Debtors shall be deemed canceled on the Effective Date, provided, however, that the Subordinated Debentures Indenture, Senior Debentures Indenture and Senior Note Indenture shall continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make the Distributions, if any, to be made on account of Senior Notes, Senior Debentures and Subordinated Debentures Indentures, (ii) allowing the Indenture Trustee to enforce the subordination provisions contained in the Senior Note Indenture, Senior Debentures Indenture and Subordinated Debentures Indenture and (iii) permitting the Indenture Trust to maintain any rights or liens it may have against such Distributions for fees, costs and expenses under such indenture (subject, to the extent required by section 1129(a)(4) of the Bankruptcy Code, to the Bankruptcy Court’s power to determine the reasonableness of such fees, costs and expenses), provided, further, that the provisions of clause (iii) of this subsection shall not impair or limit the release of the Debtors’ liabilities under the Plan or result in any expense or liability to the Debtors or Liquidation Trust.

8.2.          Releases, Exculpation and Related Injunction

(a)           Satisfaction of Claims and Interests in any Debtor. The treatment to be provided for respective Allowed Claims against or Interests in the Debtors pursuant to the Plan shall be in full satisfaction, settlement and release of such respective Claims and Interests. Except as otherwise expressly provided for herein, any claims of the Debtors or the Estates against holders of any Allowed Claims or Interests shall not be compromised.

(b)           Release and Waiver of Claims. As of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Confirmation Order or herein, all Persons who (a) directly or indirectly, have held, hold or may hold Claims against the Debtors or Interests in any of the Debtors and (b) (in the case of holders of Impaired Claims) vote to accept the Plan as set forth on the relevant Ballot, shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, to have forever covenanted with the Debtors and with each of the Released Parties and, to the extent provided in Section 6.20, the Kmart Released Parties, to waive, release and not to (a) sue, or otherwise seek any recovery from the Debtors, any Released Party, or the Kmart Released Parties whether for tort, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken from the Petition Date through the Effective Date arising out of the business or affairs of the Debtors, or (b) assert any Claim, obligation, right, cause of action and liability which any such holder of a Claim against the Debtors or Interest in the Debtors may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions or the occurrence taking place from the Petition Date through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan to the fullest extent permissible under applicable law, as such may be extended or interpreted subsequent to the Effective Date.

(c)           Release of Liens and Perfection of Liens. Except as otherwise specifically provided in the Plan or in any agreement, instrument or document created in connection with the Plan: (i) each holder of: (1) a Non-Bank Secured Claim or DIP Bank Claim; (2) a Claim that is purportedly secured; and/or (3) a judgment, personal property or ad valorem tax, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, on or immediately before the Effective Date and regardless of whether such Claim has been Scheduled or proof of such Claim has been Filed: (y) turn over and release to the Estates or the Liquidation Trustee, as the case may be, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim, or such lien and/or Claim shall automatically, and without further action by the Debtors, the Estates or Liquidation Trustee, be deemed released; and (z) execute such documents and instruments as the Liquidation Trustee requires to evidence such Claim holder’s release of such property or lien, and if such holder refuses to execute appropriate documents or instruments the Liquidation Trustee may, in his/her discretion, file a copy of the Confirmation Order which shall serve to release any Claim holder’s rights in such property; and (ii) on the Effective Date, all right, title and interest in such property shall revert to the Debtors or the Estates or be transferred to the Liquidation Trust, free and clear of all Claims and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

Without limiting the automatic release provisions of the immediately preceding paragraph: (i) no distribution hereunder shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtors, the Estates or the Liquidation Trust (as applicable) such release of liens or otherwise turns over and releases such Cash, pledge or other possessory liens; and (ii) any such holder that fails to execute and deliver such release of liens within 180 days of the Effective Date shall be deemed to have no Claim against the Debtors or the Estates or their assets or property in respect of such Claim and shall not participate in any distribution hereunder.

(d)           Debtors’ Releases. Each Debtor hereby waives, releases and discharges all Released Parties and the Kmart Released Parties from any claim (as such term “claim” is defined in section 101(5) of the Bankruptcy Code) arising from the Petition Date through the Effective Date related to such party’s acts or omissions to act as an, employee, agent, representative, attorney, accountant, financial advisor or other professional of each relevant Debtor or affiliate thereof, in that capacity. Any such release shall additionally act as an injunction against any claimant or equity interest holder of any Debtor from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is so released.

(e)           Injunction. The Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee or any of their property; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estates, the Liquidation

Trust, the Liquidation Trustee or any of their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee or any of their property; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee or any of their property, except as contemplated or allowed by the Plan; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan.

(f)           Indemnification. Notwithstanding anything to the contrary in this Plan, the obligations to indemnify the Persons who served during these Cases as the Debtors’ respective officers and employees existing under applicable nonbankruptcy law (whether arising under contract, bylaw or certificate of incorporation) with respect to all present and future actions, suits, and proceedings against any of such indemnified Persons, based upon any act or omission related to service with, for, or on behalf of the Debtors at any time during the period from the Petition Date through the Effective Date (including acting as employee benefit plan fiduciaries or employee benefit administrative trustees), in all cases net of applicable insurance proceeds, other than for acts constituting willful misconduct, gross negligence or as it relates to claims asserted by the Committee, shall continue after the Effective Date; provided, however, that unless otherwise ordered by the Bankruptcy Court (which order may be entered at any time) no entity shall be required to reserve for any such obligations and such obligations shall be terminated and discharged upon the closing of these Cases. Moreover, nothing contained herein shall elevate the priority of any indemnification claim from a General Unsecured Claim to an Administrative Claim.

(g)           Exculpation. The Released Parties, the Kmart Released Parties and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, will not have or incur any liability to any Person for any act taken or omission occurring on or after the Petition Date in connection with or related to the Debtors or the Liquidation Trust, including but not limited to (i) the commencement and administration of the Chapter 11 Cases, (ii) the operation of the Debtors during the pendency of the Chapter 11 Cases, (iii) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (iv) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (v) any Distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Proponents, the Liquidation Trustee and each of their respective present or former officers, directors, professionals, employees, members, trustees, agents, attorneys, financial advisors, partners and accountants shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to, among others, section 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the foregoing.

(h)           Direct Claims. Notwithstanding anything herein to the contrary, this Plan shall in no manner act or be construed to waive, release or enjoin any direct, non-derivative claims or actions held by a non-Debtor against any third party including, without limitation, any Released Party or Kmart Released Parties, based upon any act or occurrence, or failure to act, taking place prior to the Petition Date, except as provided for in Section 6.20(c) hereof.

ARTICLE IX.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1.           Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Confirmation Date, all prepetition executory contracts and unexpired leases of the Estates shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except (a) any executory contract or unexpired lease that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order or (b) any executory contract or unexpired lease listed on Exhibit B hereto (the “Executory Contract Schedule”), which sets forth the executory contracts and/or unexpired leases to be assumed or assumed and assigned under this Plan; provided, however, that upon denial or withdrawal of any such motion, or deletion from the Executory Contract Schedule, such executory contract or unexpired lease shall automatically be rejected as if rejected hereunder as of the Confirmation Date. Subject to this Section 9.1 and Section 9.3 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection or assumption, as applicable, of any contract or lease rejected or assumed pursuant to this Plan. Any order entered after the Confirmation Date by the Court, after notice and hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date. Further, any postpetition executory contract or unexpired lease to which the Debtors are a party shall on the Effective Date automatically be assigned by the Debtors to the Liquidation Trust. Listing a contract or lease on the Executory Contract Schedule shall not in and of itself constitute an admission by any Person that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Estates have any liabilities thereunder. Notwithstanding anything in this Plan to the Contrary, no executory contract or unexpired lease shall be deemed assumed or rejected pursuant to the terms of this Article IX if the Effective Date fails to occur for any reason.

9.2.           Bar Date for Rejection Damages

If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified in Class 4B; provided, however, that the General Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Liquidation Trustee, their successors or properties, unless a proof of such Claim is filed and served on the Liquidation Trustee no later than thirty (30) days after the date of notice of the entry of the order of the Court rejecting the executory contract or unexpired lease which may include, if applicable, the Confirmation Order.

9.3.           Assumption and Cure of Executory Contracts and/or Unexpired Leases

On the Confirmation Date, and subject to the occurrence of the Effective Date, the executory contracts and unexpired leases, if any, listed on the Executory Contract Schedule shall be deemed assumed pursuant and subject to section 365 of the Bankruptcy Code and this Article IX hereof. If a party to an exeutory contract or unexpired lease disagrees with the cure amount stated or opposes the assumption of that contract or lease on any ground, such party must file with the Bankruptcy Court and serve an objection at least seven (7) Business Days’ prior to the Confirmation Hearing on the Committee and the Debtors. All such objections shall be determined at the Confirmation Hearing or on such other date designated by the Bankruptcy Court. THE FAILURE TO TIMELY FILE AND SERVE SUCH AN OBJECTION SHALL CONSTITUTE A WAIVER OF ANY OBJECTION TO SUCH ASSUMPTION OR THE CURE AMOUNT, AND THE WAIVING PARTY, ITS SUCCESSORS AND ASSIGNS, SHALL BE FOREVER BARRED FROM CONTESTING SUCH ASSUMPTION OR ASSERTING A CLAIM FOR AN ADDITIONAL AMOUNT AGAINST THE DEBTORS, THE ESTATES OR THE LIQUIDATION TRUST, OR THEIR SUCCESSORS OR ASSIGNS.

ARTICLE X.

DISTRIBUTIONS

10.1.           Objections to and Estimation of Claims

The Liquidation Trustee will attempt to resolve consensually any disputes regarding the amount of any Claim. The Liquidation Trustee may file with the Court an objection to the allowance of any Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections may be litigated to Final Order; provided, however, that the Liquidation Trustee may at the request of the Committee compromise and settle, withdraw or resolve by any other method approved by the Court (including, without limitation, methods previously approved by the Court during the Chapter 11 Cases), any objections to any Claim. In addition, the Liquidation Trustee may, at any time, request that the Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Claim that is contingent or unliquidated, regardless of whether a Debtor has previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Court estimates any contingent or unliquidated Claim, the amount of such estimation will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidation Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Administrative, Priority Non-

Tax, Priority Tax or Non-Bank Secured Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.

10.2.           Amendments to Claims

A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors, the Committee and the holder of such Claim, or as otherwise permitted by the Court, the Bankruptcy Rules or applicable law. After the Confirmation Date, a Claim may not be filed or amended without the authorization of the Court and, even with such Court authorization, may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority. Except as otherwise provided herein, any new or amended Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtors or Liquidation Trustee, unless the Claim holder has obtained prior Court authorization for the filing.

10.3.           No Recourse to Liquidation Trustee

Notwithstanding that the allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is allowed in an amount for which there is insufficient Cash in the relevant fund or reserve to provide a recovery equal to that received by other holders of Allowed Claims in the relevant Class, no Claim holder shall have recourse to the Debtors, the Liquidation Trust, the Liquidation Trustee, the Committee and its former and current members, or any of their respective professionals, or their successors or assigns, or the holder of any other Claim, or any of their respective property. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. THUS, THE COURT’S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

10.4.           Non-Cash Property

Any non-Cash property of the Estates may be sold, transferred or abandoned by the Liquidation Trustee. Notice of such sale, transfer or abandonment shall be provided to the Committee and to the holders, if any, of Secured Claims holding liens on such assets. Subject to the provisions hereof with regard to Distributions to any holders of Non-Bank Secured Claims, in the case of Non-Bank Collateral, the Net Proceeds of such sales shall be deposited in the Liquidation Trust. If such property cannot, in the Liquidation Trustee’s judgment, be sold in a commercially reasonable manner, the Liquidation Trustee shall have the right to abandon or otherwise dispose of such property, including by donation of such property to a charity designated by the Liquidation Trustee. Except in the case of willful misconduct, no party in interest shall have a cause of action against the Debtors, their directors, officers, employees, consultants or professionals, the Liquidation Trustee, its employees, consultants or professionals, or the Committee, its former and current members, consultants or professionals, arising from or related to: (a) the disposition of non-Cash property in accordance with this Section; or (b) the investment of amounts by the Liquidation Trustee.

10.5.           Transmittal of Distributions and Notices

(a)              Any property or notice which a Person is or becomes entitled to receive pursuant to the Plan may be delivered by regular mail, postage prepaid, in an envelope addressed to that Person at the address indicated on any notice of appearance filed by that Person or his authorized agent prior to the Effective Date. If no notice of appearance has been filed, notice shall be sent to the address indicated on a properly filed proof of Claim or, absent such a proof of Claim, the address set forth in the relevant Schedule of Assets and Liabilities for that Person. Property distributed in accordance with this Section shall be deemed delivered to such Person regardless of whether such property is actually received by that Person.

(b)              A holder of a Claim or Interest may designate a different address for notices and Distributions by notifying the Debtors or the Liquidation Trustee, or with respect to a holder of a Subordinated Debentures Claim, Senior Notes Claim or Senior Debentures Claim, the applicable Indenture Trustee, of that address in writing. Any change of address of a party entitled to receive Distributions hereunder must be provided to the Liquidation Trustee by registered mail in order to be effective. Such notification shall be effective upon receipt.

10.6.           Unclaimed Property

(a)              If any Distribution remains unclaimed for a period of 90 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such Unclaimed Property shall be forfeited by such holder, whereupon all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably vest in the Liquidation Trust, the holder of the Allowed Claim previously entitled to such Unclaimed Property shall cease to be entitled thereto, and such property shall be retained by the Liquidation Trust for distribution pursuant to the terms of the Plan.

(b)              If a holder of an Allowed Claim with respect to which any Distribution has become Unclaimed Property makes a written request (containing the information required for Distribution to such holder) to the Liquidation Trustee no later than 30 days prior to any subsequent Distribution Date, such Allowed Claim will be included in each subsequent Distribution to the extent eligible under the Plan, provided however that Unclaimed Property shall remain vested in the Liquidation Trust. Unless such written request is timely made, and notwithstanding any contrary provision of the Plan, no subsequent Distribution shall otherwise be made to any holder of an Allowed Claim with respect to which any Distribution has become Unclaimed Property. Property which would have been distributed to such holders shall be retained by the Liquidation Trust for distribution pursuant to the terms of the Plan to other holders of Allowed Claims.

10.7.           Withholding Taxes and Expenses of Distribution

Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes, and the Liquidation Trustee shall be authorized to withhold Distribution on such

Claims until the requisite information is received. In addition, all Distributions under the Plan shall be net of the actual and reasonable costs of making such Distributions.

10.8.           Distributions to Holders of Existing Debt Securities

(a)              Indenture Trustee as Claim Holder (Senior Notes). Any individual proof of Claim filed by the holder of a Senior Notes Claim solely for the principal face amount of the Claim set forth on the registry of record holders, plus unpaid interest thereon calculated through the Petition Date on account of a Claim under or evidenced by the Senior Notes, with respect to which Senior Notes Claim a proof of Claim has been deemed filed or filed by the applicable Indenture Trustee, shall be disallowed for distribution (but not voting) purposes. Instead, one Claim shall be allowed in the name of the applicable Indenture Trustee in the amount of $101,061,805.56, and any and all other Claims asserted respecting the Senior Notes shall be disallowed. The Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Senior Notes issued under the Senior Notes Indenture. Accordingly, any Distributions provided for in the Plan on account of Allowed Senior Notes Claims shall be made to the applicable Indenture Trustee and will thereafter be distributed to the holders of Senior Note Claims pursuant to the terms of the applicable indenture. In addition, without further order of the Court, the Indenture Trustee shall have an Allowed Administrative Claim in the amount of its fees and reasonable and documented expenses, including attorney fees, earned or incurred from the Petition Date through the Effective Date and shall further be entitled to reimbursement of its documented actual, reasonable and necessary fees and costs incurred after the Effective Date in connection with undertaking its contractual obligations respecting Distributions under the Plan. Upon full distribution by the Indenture Trustee to the holders of the Senior Note Claims, the Indenture Trustee will have no further obligations with respect to the Senior Notes, the applicable indenture or this plan.

(b)              Indenture Trustee as Claim Holder (Senior Debentures). Any individual proof of Claim filed by the holder of a Senior Debentures Claim solely for the principal face amount of the Claim set forth on the registry of record holders, plus unpaid interest thereon calculated through the Petition Date on account of a Claim under or evidenced by the Senior Debentures, with respect to which Senior Debentures Claim a proof of Claim has been deemed filed or filed by the Indenture Trustee, shall be disallowed for distribution (but not voting) purposes. Instead, one Claim shall be allowed in the name of the applicable Indenture Trustee in the amount of $105,381,250.00, and any and all other Claims asserted respecting the Senior Debentures shall be disallowed. The applicable Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Senior Debentures issued under the Senior Debentures Indenture. Accordingly, any Distributions provided for in the Plan on account of Allowed Senior Debentures Claims shall be made to the applicable Indenture Trustee and will thereafter be distributed to the holders of the Senior Debentures Claim pursuant to the terms of the applicable indenture. In addition, without further order of the Court, the Indenture Trustee shall have an Allowed Administrative Claim in the amount of its fees and reasonable and documented expenses, including attorney fees, earned or incurred from the Petition Date through the Effective Date and shall further be entitled to reimbursement of its documented actual, reasonable and necessary fees and costs incurred after the Effective Date in connection with undertaking its contractual obligations respecting Distributions under the Plan. Upon full distribution by the Indenture Trustee to the holders of the Senior Debentures Claims, the

Indenture Trustee will have no further obligations with respect to the Senior Debentures, the applicable indenture or this plan.

(c)              Indenture Trustee as Claim Holder (Subordinated Debentures). Any individual proof of Claim filed by the holder of a Subordinated Debentures Claim solely for the principal face amount of the Claim set forth on the registry of record holders, plus unpaid interest thereon calculated through the Petition Date on account of a Claim under or evidenced by the Subordinated Debentures, with respect to which Subordinated Debentures Claim a proof of Claim has been deemed filed or filed by the applicable Indenture Trustee, shall be disallowed for distribution (but not voting) purposes. Instead, one Claim shall be allowed in the name of the applicable Indenture Trustee in the amount of $92,988,942.00, and any and all other Claims asserted respecting the Subordinated Debentures shall be disallowed. The applicable Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Subordinated Debentures issued under the Subordinated Debentures Indenture. Accordingly, any Distributions provided for in the Plan on account of Allowed Subordinated Debentures Claims shall be made to the applicable Indenture Trustee. In addition, without further order of the Court, the Indenture Trustee shall have an Allowed Administrative Claim in the amount of its fees and reasonable and documented expenses, including attorney fees, earned or incurred from the Petition Date through the Effective Date and shall further be entitled to reimbursement of its documented actual, reasonable and necessary fees and costs incurred after the Effective Date in connection with undertaking its contractual obligations respecting Distributions under the Plan.

(d)              Cancellation of Indentures. To the extent that the Senior Indenture and Subordinated Debentures Indenture are not executory contracts rejected pursuant to Section 9.1 hereof (which rejection shall not give rise to rejection damages or additional Claims by the holders of the Senior Notes, Senior Debentures, Subordinated Debentures or the Indenture Trustee), the rights and obligations of the Debtors, if any, under any indenture shall be deemed canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code on the Effective Date, except to the extent that any provisions of the Indentures are incorporated by reference into the Plan. Notwithstanding the rejection or cancellation of the Indentures, such rejection or cancellation shall not impair the rights of the holders of Senior Notes Claims, Senior Debentures Claims or Subordinated Debentures Claims to receive Distributions on account of such Claims under the Plan pursuant to and in accordance with the Indentures, and the Indentures shall continue in effect to the extent necessary to allow the Indenture Trustee to receive Distributions pursuant to the Plan and make distributions under the Indentures on account of Senior Notes Claims, Senior Debentures Claims and Subordinated Debentures Claims, including the enforcement of the subordination provisions of the Subordinated Debentures Indenture.

10.9.           Disputed Payment

If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Liquidation Trustee may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute.

10.10.         Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors or Liquidation Trustee shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date unless notice of the transfer of such claim or interest, in form and substance satisfactory to the Committee or Liquidation Trustee, shall have been received by the Committee or Liquidation Trustee prior to the following Distribution Record Date. The Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

10.11.         Miscellaneous Distribution Provisions

(a)              Method of Cash Distributions. Any Cash payment to be made by the Liquidation Trustee pursuant to the Plan will be in U.S. dollars and may be made, at the sole discretion of the Liquidation Trustee, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

(b)              Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(c)              No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the allowed amount of such Claim. Except as otherwise expressly provided herein, no Claim shall be allowed to the extent that it is for postpetition interest.

(d)              Minimum Distributions. If a Distribution to be made to a given holder of an Allowed Claim on or after the Effective Date or any subsequent Distribution Date would be $10.00 or less in the aggregate, notwithstanding any contrary provision of this Plan, no such distribution will be made to such holder unless a request therefore is made in writing to the Liquidation Trustee no later than twenty (20) days after the Confirmation Date. Any unclaimed Distributions hereunder shall be retained by the Liquidation Trust for distribution pursuant to the terms of the Plan.

ARTICLE XI.

CONDITIONS TO CONFIRMATION AND CONSUMMATION

11.1.           Conditions to Confirmation

The Plan may not be confirmed unless each of the conditions set forth below is satisfied. Except as provided in Section 11.3 below, any one or more of the following conditions may be waived at any time by the Committee, with the consent, which shall not unreasonably be withheld, of the Debtors:

(a)               The Disclosure Statement Order shall have been entered;

(b)               The Substantive Consolidation Order shall have been entered or be entered as part of the Confirmation Order;

(c)               The Wind-down Budget shall be delivered and be reasonably satisfactory to the Plan Proponent;

(d)               The order confirming the Plan is in form and substance reasonably satisfactory to the Plan Proponent, Teachers Insurance and Annuity Association of America and Kmart and shall contain, among other provisions, findings of fact and conclusions of law to the effect that specifically enumerated classes of potential or alleged claims, e.g., fraudulent conveyance claims and any other claims arising out of the 1997 Transaction, constitute property of the Debtors’ estates pursuant to section 541 of the Bankruptcy Code, and that the release of such estate claims by the Debtors’ estates in favor of the Kmart Released Parties is binding on all creditors, shareholders and other parties in interest.

11.2.            Conditions to Consummation

This Plan may not be consummated, and the Effective Date shall not occur, unless and until each of the conditions set forth below is satisfied. Except as provided in Section 11.3 below, any one or more of the following conditions may be waived at any time by the Committee, with the consent, which shall not unreasonably be withheld, of the Debtors:

(a)              The Substantive Consolidation Order shall have become a Final Order;

(b)              The Confirmation Order shall be a Final Order; and

(c)              the Debtors and/or Liquidation Trust have sufficient Cash on hand (or investments projected by the Debtors to provide timely Cash) to make timely Distributions of Cash (including allocating Cash into the appropriate reserve for Disputed Claims) to satisfy all Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims required under the Plan.

11.3.           Waiver of Conditions to Confirmation and Consummation

Other than the requirements that the Disclosure Statement Order, the Substantive Consolidation Order and the Confirmation Order must be entered and the Debtors and/or Liquidation Trust must have sufficient Cash on hand, none of which can be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Committee, with the consent, which shall not unreasonably be withheld, of the Debtors without notice and a hearing, and the relevant Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy any condition may be asserted by the Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by any of the Debtors). If the Committee fails to assert the non-satisfaction of any such conditions, such failure shall not be deemed a waiver of any other rights hereunder.

11.4.           Effect of Nonoccurrence of the Conditions to Consummation

If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 30 days after the Confirmation Date, or such later date as shall be agreed by the Debtors and the Committee, the Confirmation Order may be vacated by the Court. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against or Interests in any of the Debtors.

ARTICLE XII.

ADMINISTRATIVE PROVISIONS

12.1.          Retention of Jurisdiction

(a)             Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i)             To determine the allowability, classification, or priority of Claims upon objection by the Committee, the Debtors, the Liquidation Trustee or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii)            To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Chapter 11 Cases on or before the Effective Date with respect to any Person;

(iii)           To protect the property of the Estates, including Litigation Claims, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estates;

(iv)          To determine any and all applications for allowance of Fee Claims;

(v)           To determine any Priority Tax Claims, Priority Non-Tax Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi)          To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii)         To determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, or to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan;

(viii)        To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(ix)           To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(x)            To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xi)           To enable the Liquidation Trustee to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xii)          To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiii)         To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xiv)         To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the applicable Claims bar date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xv)          To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Chapter 11 Cases;

(xvi)         To authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

(xvii)        To hear and resolve Litigation Claims to the extent that such claims are not pending before another court;

(xviii)       To resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix)          To approve any Distributions, or objections thereto, under the Plan;

(xx)           To approve any Claims settlement entered into or offset exercised by the Liquidation Trustee;

(xxi)           To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors;

(xxii)         To enter a Final Order closing the Chapter 11 Cases; and

(xxiii)        To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or the Liquidation Trustee Agreement, or as may be authorized under provisions of the Bankruptcy Code.

12.2.         Amendments

(a)            Preconfirmation Amendment.  The Plan Proponent may modify the Plan at any time prior to the entry of the Confirmation Order, provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements.

(b)           Postconfirmation Amendment Not Requiring Resolicitation.  After the entry of the Confirmation Order, the Plan Proponent may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Plan Proponent obtains approval of the Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment or Distributions of any Class of Allowed Claims or Interests under the Plan. Any waiver under Section 11.3 hereof shall not be considered to be a modification of the Plan.

(c)           Postconfirmation/Preconsummation Amendment Requiring Resolicitation.  After the Confirmation Date and before substantial consummation of the Plan, the Plan Proponent or Liquidation Trustee may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Plan Proponent or Liquidation Trustee obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Plan Proponent or Liquidation Trustee comply with the provisions of the Bankruptcy Code, including section 1125 of the Bankruptcy Code, with respect to the Plan as modified.

12.3.       The Role of the Committee

Prior to the Effective Date, the Committee shall appoint up to six members of the Committee as of the Confirmation Date to remain and serve on the Committee after the Effective Date. The other member(s) of the Committee shall be deemed to have resigned as of the Effective Date. The Liquidation Trust Agreement shall govern changes in the composition of the Committee after the Effective Date and other matters related to the role, responsibilities and governance of the Committee. The Committee shall have fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such committee. The Committee shall continue to retain its current attorneys as of the effective date.

12.4.        Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

12.5.        Governing Law

Except to the extent that the Bankruptcy Code, Bankruptcy Rules or other federal laws apply, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.6.        Corporate Action

The dissolution of the Debtors and any other matters provided for under the Plan involving the corporate or entity structure of any Debtor or corporate action, as the case may be, to be taken by or required of any Debtor shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of any of the Debtors or the Liquidation Trustee, as the case may be.

12.7.        Effectuating Documents and Further Transactions

Each Debtor and the Liquidation Trustee shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other actions as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

12.8.       Confirmation Order and Plan Control

To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, the Liquidation Trustee Agreement, any other agreement entered into between or among any Debtors, or any of them and any third party, the Plan controls the Disclosure Statement and any such agreements, and the Confirmation Order (and any other orders of the Court) controls the Plan.

12.9.        Rules of Construction

(a)           Undefined Terms. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

(b)           Miscellaneous Rules. (i) The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, or clause, unless the context requires otherwise; (ii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order; (iii) any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date; (iv) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; and (v) whenever the Plan provides that a payment or Distribution shall occur “on” any date, it shall mean “on, or as soon as reasonably practicable after” such date.

12.10.     Notices

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a)	if to the Debtors:

Hechinger
1801 McCormick Drive
Largo, Maryland 20774
Attn: Conrad F. Hocking

with copies to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Attn: Tonny K. Ho, Esq.
Carollynn H.G. Callari, Esq.

and

Richards, Layton & Finger, P.A.,
One Rodney Square
Wilmington, Delaware 19899
Attn: Mark D. Collins, Esq.
Deborah E. Spivack, Esq.

(b)	if to the Liquidation Trustee or the Liquidation Trust:

Hechinger
c/o Liquidation Trustee
1801 McCormick Drive
Largo, Maryland 20774
Attn: Conrad F. Hocking

with copies to:

Otterbourg, Steinder, Houston & Rosen, P.C.
230 Park Avenue, 30th Floor
New York, New York 10169
Attn: Scott L. Hazan, Esq.

and

Pepper Hamilton LLP
1201 Market Street
Suite 1600
Wilmington DE 19801
Attn: David B. Stratton, Esq.

and

Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attn: Kay Standridge Kress, Esq.

(c)	If to the Committee:

Otterbourg, Steindler, Houston & Rosen, P.A.
230 Park Avenue, 30th Floor
New York, New York 10169
Attn: Scott L. Hazan, Esq.
Brett H. Miller, Esq.

and

Pepper Hamilton LLP
1201 Market Street, Suite 1600
P.O. Box 19899-1705
Wilmington, Delaware 19801
Attn: David B. Stratton, Esq.

and

Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attn: Kay Standridge Kress, Esq.

12.11.     No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Plan Proponent or Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of a Claim’s classification.

Dated: Cleveland, Ohio
            August 14, 2001

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HECHINGER INVESTMENT CO. OF DELAWARE, INC., ET AL.

By:	/s/ Richard S. Kulik

Richard S. Kulik The Sherwin Williams Company Co-Chairperson of the Official Committee of Unsecured Creditors

EXHIBIT A

EXHIBIT A

Outstanding Standby Letters of Credit as of 5/21/01

Beneficiary	L/C#	Balance

Lumberman’s Mutual	50087856	$12,898,566.53
Conrad F. Hocking	50088006	$278,087.00

		$13,176,653.53

EXHIBIT B

EXHIBIT B
EXECUTORY CONTRACT SCHEDULE

EXECUTORY CONTRACTS TO BE ASSUMED

Non-Debtor Party to Contract	Contract	Cure Amount	Purpose

American Express Trust Company	Trust Agreement, dated as of September 1, 1995.	None	This agreement governs the services performed by American Express Trust Company as Trustee of the Hechinger Profit Sharing and 401(k) Plan Trust.

American Express Trust Company	The Profit Sharing and 401(k) Plan Administrative Services Agreement, dated September 1, 1995, as amended.	$96,425.04	This agreement governs the various administrative services provided by American Express Trust Company to the Hechinger Profit Sharing and 401(k) Plan.

EXHIBIT C

LIQUIDATION TRUST AGREEMENT

This LIQUIDATION TRUST AGREEMENT is made and entered into as of the          day of August, 2001, by and among Hechinger Investment Company of Delaware, Inc., a Delaware corporation (“Hechinger”), and each of the other Debtors (as such term is defined in the Plan (as hereinafter defined)) (such other Debtors, together with Hechinger, being referred to herein as the “Debtors”), the official committee of unsecured creditors appointed in the Debtors’ Chapter 11 Cases (the “Committee”) and Conrad F. Hocking (the “Liquidation Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan (as hereinafter defined).

R E C I T A L S:

WHEREAS, on June 11, 1999, the Debtors filed voluntary petitions for reorganization under chapter 11 of title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, on June 25, 2001, the Committee filed a consolidated plan of liquidation (as the same may be amended or modified from time to time, the “Plan”) pursuant to the Bankruptcy Code; and

WHEREAS, by order dated           , 2001, the Bankruptcy Court confirmed the Plan; and

WHEREAS, under the terms of the Plan, all cash and other property of the Debtors as of the Plan Effective Date will be transferred to and held by the Liquidation Trust created by this Agreement (the “Liquidation Trust”) so that, among other things: (i) the Trust Assets (defined below) can be disposed of in an orderly and expeditious manner, including prosecution of Litigation Claims; (ii) objections to claims can be pursued, and disputed claims can be resolved; and (iii) distributions can be made to the beneficiaries of the Liquidation Trust in accordance with the Plan; and

WHEREAS, the Plan also provides for the appointment of the Liquidation Trustee to administer the Liquidation Trust to and for the benefit of creditors of the Debtors as provided in the Plan, and to provide administrative services relating to the implementation of the Plan; and

WHEREAS, the Liquidation Trustee has agreed to serve as such upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in accordance with the Plan and in consideration of the promises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

DECLARATION OF TRUST

The Debtors hereby absolutely assign to the Liquidation Trust, and to its successors in trust and its successors and assigns, all right, title and interest of the Debtors in and to the Trust Assets (as defined below);

TO HAVE AND TO HOLD unto the Liquidation Trust and its successors in trust and its successors and assigns forever;

IN TRUST NEVERTHELESS upon the terms and subject to the conditions set forth herein and for the benefit of the holders of Allowed Claims, as and to the extent provided in the Plan, and for the performance of and compliance with the terms hereof and of the Plan;

PROVIDED, HOWEVER, that upon termination of the Liquidation Trust in accordance with Article V hereof, this Agreement shall cease, terminate and be of no further force and effect; and

IT IS HEREBY FURTHER COVENANTED AND DECLARED that the Trust Assets are to be held and applied by the Liquidation Trustee upon the further covenants and terms and subject to the conditions herein set forth.

I.                NAME; PURPOSE; TRUST ASSETS

1.1.            Name of Trust. The trust created by this Agreement shall be known as the “Hechinger Liquidation Trust” or sometimes herein as the “Liquidation Trust”. The Liquidation Trust is authorized to retain Otterbourg, Steindler, Houston & Rosen, P.C. and Pepper Hamilton LLP as co-counsel and such other professional persons retained by the Committee or by the Debtors as have previously been approved by the Bankruptcy Court, or as necessary and appropriate, who shall be compensated from the Trust Assets on a monthly basis.

1.2.            Purpose. The purpose of the Liquidation Trust is to hold and effectuate an orderly disposition of the Trust Assets and to distribute or pay over the Trust Assets or proceeds thereof in accordance with this Agreement and the Plan, with no objective or authority to engage in any trade or business.

1.3.            Transfer of Trust Assets. In accordance with the provisions of the Plan, on the Effective Date, the Debtors and their Chapter 11 estates shall be deemed to have transferred, assigned and conveyed to the Liquidation Trust any and all assets of the Debtors, including but not limited to the Litigation Claims (all such assets, together with the income, proceeds, rents, offspring, products and profit therefrom, being the “Trust Assets”), to be held by the Liquidation Trustee in trust for the holders, from time to time, of Allowed Claims as and to the extent provided in the Plan (such holders collectively the “Trust Beneficiaries”), on the terms and subject to the conditions set forth herein and in the Plan.

1.4.            Acceptance by the Liquidation Trustee. The Liquidation Trustee is willing and hereby accepts the appointment to serve as Liquidation Trustee pursuant to this Agreement and the Plan and agrees to observe and perform all duties and obligations imposed upon the Liquidation Trustee by this Agreement and under the Plan, including, without limitation, to accept and hold and administer the Trust Assets and otherwise to carry out the purpose of the Liquidation Trust in accordance with the terms and subject to the conditions set forth herein. The Liquidation Trustee shall have the fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such a committee.

1.5.            New Committee.

(a)             Pursuant to the Plan, prior to the Plan Effective Date, the Committee shall appoint up to six members of the Creditors Committee as of the Confirmation Date to remain and serve on the Committee after the Effective Date (the “New Committee”). The other members of the Committee shall be deemed to have resigned as of the Effective Date. Any member of the New Committee may resign upon reasonable notice to the Liquidation Trustee and other members of the New Committee and may be removed by the Bankruptcy Court for cause. Twenty (20) days prior written notice shall constitute reasonable notice under this section. In the event of a vacancy on the New Committee, the remaining members of the New Committee, without further order of the Court but upon 7 business days prior notice to the U.S. Trustee, the Liquidation Trustee and any party who serves the New Committee with written request for such notice, shall select a proposed member who, to the extent reasonably possible, shall be a holder of an Allowed General Unsecured Claim that has been classified in Class 4B under the Plan. The New Committee is authorized to retain Otterbourg, Steindler, Houston & Rosen, P.C. as counsel and such other professional persons as have previously been approved by the Bankruptcy Court, including counsel for the Debtors, or as it deems necessary and appropriate, who shall be compensated from the Trust Assets on a monthly basis. Members of the New Committee shall have fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such committee.

(b)             A majority of members of the New Committee must be present to constitute a quorum, and no business of the New Committee may be conducted absent a quorum. Meetings may be held in person, telephonically or electronically, as determined by the New Committee as appropriate. The New Committee shall elect a chairperson who shall be charged with the responsibility of scheduling, arranging for minutes to be kept and overseeing administration of all New Committee matters. Any member of the New Committee shall not participate in and shall abstain from any discussion of or vote with respect to any New Committee matter, claim objection or litigation involving such New Committee member. The New Committee shall meet at least quarterly during the first year after the Plan Effective Date, and at least semi-annually thereafter, unless the New Committee, in its discretion, elects to meet more or less frequently. The New Committee shall adopt the existing Committee By-Laws or adopt new By-Laws addressing its conduct.

(c)             The Liquidation Trustee shall report to the New Committee on at least a monthly basis, or such other period as subsequently agreed to between the New Committee and the Liquidation Trustee, as to the status of all material litigations and claims objections, and all other material matters affecting the Liquidation Trust. The Liquidation Trustee shall obtain approval of the New Committee prior to taking any action regarding the following matters:

(i)      All settlements for which prior procedures approved by the Bankruptcy Court required approval by the Committee;

(ii)     All distributions to creditors made pursuant to the terms of the Plan;

(iii)    Engaging and compensating consultants, agents, employees and all professional persons to assist the Liquidation Trustee with respect to the Liquidation Trustee’s responsibilities, other than those professionals and persons already approved by the Bankruptcy Court to be retained by the Debtors; and

(iv)    All other material matters and decisions.

For purposes of this Section, the Liquidation Trustee’s failure to receive objections from a majority of the members of the New Committee within ten (10) days after written notice is provided to the New Committee of such proposed action (which notice may be in the form of the monthly report submitted to the Committee) shall be deemed approval of the New Committee for purposes of this Section.

II.              RIGHTS, POWERS AND DUTIES OF LIQUIDATION TRUSTEE

2.1.            General. As of the Effective Date, the Liquidation Trustee shall take charge of the Trust Assets and, subject to the provisions hereof and the Plan, shall have full right, power and discretion to manage the affairs of the Liquidation Trust, subject to Section 1.5.(c.) above. Except as otherwise provided herein and in the Plan, the Liquidation Trustee shall have the right and power to enter into any covenants or agreements binding the Liquidation Trust and in furtherance of the purpose hereof and to execute, acknowledge and deliver any and all instruments which are necessary or deemed by the Liquidation Trustee to be consistent with and advisable in connection with the performance of his duties hereunder. In addition, subject to Section 1.5.(c.) above, the Liquidation Trustee shall have the power and responsibility to do all acts contemplated by the Plan to be done by the Liquidation Trustee and all other acts that may be necessary or appropriate in connection with the disposition of the Trust Assets and the distribution of the proceeds thereof in consultation with the New Committee, as contemplated by the Plan, including, without limitation:

(a)             To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders; including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtors, merger of any Debtor into another Debtor and the dissolution of any Debtor;

(b)             To maintain escrows and other accounts, make Distributions to holders of Allowed Claims and take other actions consistent with the Plan and the implementation hereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Debtors or the Liquidation Trust, even in the event of the dissolution of the Debtors;

(c)             To make decisions in consultation with the New Committee, without further Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Trust and to pay, from the Wind-down Reserve, the fees and charges incurred by the Liquidation Trust on or after the Effective Date for fees of professionals, disbursements, expenses or related support services relating to the winding down of the Debtors and implementation of the Plan and this Agreement without application to the Court;

(d)             To enter into any agreement or execute any document required by or consistent with the Plan and this Agreement and perform all of the obligations of the Debtors or the Liquidation Trustee thereunder;

(e)             To implement and/or enforce all provisions of the Plan;

(f)              To invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Liquidation Trustee;

(g)             To collect and liquidate any accounts receivable or other claims or assets of the Debtors or the Estates pursuant to the Plan and this Agreement or not otherwise disposed of pursuant to the Plan;

(h)             To prosecute and/or settle Litigation Claims and exercise, participate in or initiate any proceeding before the Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and litigate or settle such Litigation Claims on behalf of the Liquidation Trust, and pursue to settlement or judgment such actions;

(i)              To utilize Trust Assets to purchase or create and carry all appropriate insurance policies and pay all insurance premiums and costs he deems necessary or advisable to insure the acts and omissions of the Liquidation Trustee, and if appropriate, the Committee;

(j)             To object to any Claims (Disputed or otherwise), including, without limitation, as discussed in Section 10.1 of the Plan, in consultation with the New Committee and to defend, compromise and/or settle any Claims, and to seek Court approval if required by existing Order of the Court;

(k)             To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to File with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;

(l)             To maintain appropriate books and records;

(m)           To cause, on behalf of the Liquidation Trust, the Debtors and the Estates, all necessary tax returns and all other appropriate or necessary documents related to municipal, State, Federal or other tax law to be prepared or filed timely;

(n)            To provide the New Committee, as soon as reasonably practicable after the end of each month, with a monthly report setting forth (i) the receipt and disposition by the Liquidation Trustee of property of the Estates or the Debtors during the prior month, including the disposition of funds in the Liquidation Trust, the Wind-down Reserve and Distribution Fund; (ii) all Disputed Claims resolved by the Liquidation Trustee during such period and all remaining Disputed Claims; (iii) all known material non-Cash assets of the Debtors remaining to be disposed of; (iv) an itemization of all expenses the Liquidation Trustee anticipates will become due and payable within the subsequent three months; and (v) the Liquidation Trustee’s forecast of cash receipts and disbursements for the subsequent three months;

(o)             To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Liquidation Trustee’s choice, any assets that the Liquidation Trustee concludes, in consultation with the New Committee, are of no benefit to creditors of the Estates or, at the conclusion of the Chapter 11 Cases, are determined to be too impractical to distribute;

(p)             To administer the winding-up of the affairs of the Debtors including, but not limited to, causing the dissolution of each Debtor and closing the Chapter 11 Cases; and

(q)             To do all other acts or things not inconsistent with the provisions of the Plan and this Agreement that the Liquidation Trustee deems reasonably necessary or desirable with respect to implementing the Plan and this Agreement.

Other than the obligations of the Liquidation Trustee enumerated or referred to herein or under the Plan, the Liquidation Trustee shall have no duties or obligations of any kind or nature respecting the implementation of the Plan or this Agreement. The Liquidation Trust and the Liquidation Trustee, as applicable, shall have the same authority as the Debtors pursuant to those certain orders (a) pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019(b) authorizing the establishment of procedures to settle certain prepetition claims against the Debtors’ estates, dated July 12, 2000 and (b) authorizing and establishing procedures for certain future preference claim settlements in these cases, dated May 15, 2001.

2.2.            Costs. Upon the Effective Date, the Liquidation Trustee shall reserve from the Trust Assets an amount necessary in his discretion to be held in a Liquidation Trust wind-down fund (hereunder the “Wind-down Fund”). Amounts held in the Wind-down Fund shall be used to pay amounts payable to the Liquidation Trustee pursuant to Section 2.7 hereof and the fees and expenses of any counsel, consultant or other advisor or agent retained by the Liquidation Trustee pursuant to this Agreement as well as other expenses of the liquidation process. In the event that amounts held in the Wind-down Fund, together with proceeds of any disposition of Trust Assets available for such purpose, are insufficient to make payments as provided in this Section 2.2, the Liquidation Trustee shall, unless funds sufficient for such purpose have otherwise been made available from any other sources including other accounts held by the Liquidation Trustee, have no obligation to make such payments.

2.3.            Distributions. Pursuant to the Plan, the Liquidation Trustee shall record and account for all proceeds received upon any disposition of Trust Assets (after deduction therefrom of amounts payable or reasonably estimated to be payable as provided in Section 2.2 or 2.7 hereof), for distribution in accordance with the provisions of the Plan.

2.4.            Limitations on Investment Powers of Liquidation Trustee. Funds in the Liquidation Trust shall be invested consistent with the liquidity needs of the Liquidation Trust in accordance with section 345 of the Bankruptcy Code or as otherwise provided in an order of the Bankruptcy Court.

2.5.            Liability of Liquidation Trustee.

(a)             Standard of Care. Except in the case of willful misconduct, gross negligence or fraud, the Liquidation Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by it pursuant to the discretion, powers and authority conferred, or in good faith believed by the Liquidation Trustee to be conferred, on the Liquidation Trustee by this Agreement or the Plan.

(b)             No Liability for Acts of Predecessors. No successor Liquidation Trustee shall be in any way responsible for the acts or omissions of any Liquidation Trustee in office prior to the date on which such successor becomes the Liquidation Trustee, unless a successor Liquidation Trustee expressly assumes such responsibility.

(c)             No Implied Obligations. Subject to Section 1.4 hereof, the Liquidation Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Liquidation Trustee.

(d)             No Liability for Good Faith Error of Judgment. The Liquidation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be proved that the Liquidation Trustee was grossly negligent in ascertaining the pertinent facts.

(e)             Reliance by Liquidation Trustee on Documents or Advice of Counsel or Other Persons. Except as otherwise provided herein, the Liquidation Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by the Liquidation Trustee to be genuine and to have been signed or presented by the proper party or parties. The Liquidation Trustee also may engage and consult with legal counsel for the Liquidation Trust and other agents and advisors and shall not be liable for any action taken or suffered by the Liquidation Trustee in reliance upon the advice of such counsel, agents or advisors. The Liquidation Trustee shall have the right at any time to seek instructions from the Bankruptcy Court concerning the administration or disposition of the Trust Assets.

(f)              No Personal Obligation for Trust Liabilities. Persons dealing with the Liquidation Trustee, or seeking to assert claims against the Debtors, shall look only to the Trust Assets to satisfy any liability incurred by the Liquidation Trustee to any such Person in carrying out the terms of this Agreement, and the Liquidation Trustee shall have no personal, individual obligation to satisfy any such liability.

2.6.            Selection of Agents. Subject to Bankruptcy Court approval of the retention of bankruptcy professionals (to the extent that the Debtors or the Committee did not previously obtain approval by the Bankruptcy Court), the Liquidation Trustee may employ employees of the Debtors or other Persons, and also may employ or retain brokers, banks, custodians, investment and financial advisors, attorneys (including existing counsel to the Committee or the Debtors), accountants (including existing accountants for the Committee or the Debtors) and other advisors and agents. The Liquidation Trustee may pay the salaries, fees and expenses of such Persons from amounts in the Wind-down Fund, or, if such amounts are insufficient therefor, out of the Trust Assets or proceeds thereof. In addition, the parties acknowledge that Trust Assets may be advanced to satisfy such salaries, fees and expenses. The Liquidation Trustee shall not be liable for any loss to the Liquidation Trust or any Person interested therein by reason of any mistake or default of any such Person referred to in this Section 2.6 selected by the Liquidation Trustee in good faith and without gross negligence.

2.7.            Liquidation Trustee’s Compensation, Indemnification and Reimbursement.

(a)             As compensation for services in the administration of this Liquidation Trust, the Liquidation Trustee shall be compensated as specified on Schedule A hereto. The Liquidation Trustee shall also be reimbursed for all documented actual, reasonable and necessary out-of-pocket expenses incurred in the performance of its duties hereunder.

(b)             In addition, the Liquidation Trustee shall be indemnified by and receive reimbursement from the Trust Assets against and from any and all loss, liability, expense (including attorneys’ fees) or damage which the Liquidation Trustee incurs or sustains, in good faith and without gross negligence, acting as Liquidation Trustee under this Agreement.

(c)             It is anticipated and intended that the Liquidation Trustee devote his attention to the prompt and orderly administration of the Liquidation Trust and Plan. Accordingly, for a period of one year after the Plan Effective Date or as otherwise mutually agreed between the Liquidation Trustee and Committee as described herein (the “Initial Period”), it is intended that the Liquidation Trustee be retained full-time under this Agreement. After such Initial Period, it is anticipated and intended that the Liquidation Trustee may be able to fulfill his/her obligations under this Agreement and the Plan by devoting a portion of each work-day or work-week to performing the services set forth herein. Thus, subject to re-evaluation at such time, the Liquidation Trustee would be retained only on a part-time basis on terms to be agreed upon between the Liquidation Trustee and New Committee. The Liquidation Trustee may accept employment elsewhere during such period (other than the said Initial Period) in which the Liquidation Trustee is performing services pursuant to this Agreement, provided such additional employment does not result in a conflict of interest with his obligations hereunder. Either the New Committee or the Liquidation Trustee may provide twenty days prior written notice to the other party notifying such party that the New Committee or Liquidation Trustee as applicable, believes that the Liquidation Trustee’s full-time employment hereunder is no longer required, whereupon the parties agree to in good faith negotiate satisfactory part time employment terms. If within such twenty-day notice period the New Committee and Liquidation Trustee cannot agree upon mutually agreed upon part time employment terms, the New Committee or Liquidation Trustee may opt to have the Liquidation Trustee’s employment deemed terminated as of thirty days after the expiration of the twenty-day notice period, or when the appointment of a successor Liquidation Trustee becomes effective.

(d)             The Liquidation Trustee is hereby authorized to obtain all reasonable necessary insurance coverage for himself, his agents, representatives, employees or independent contractors, including, without limitation, coverage with respect to the liabilities, duties and obligations of the Liquidation Trustee and his agents, representatives, employees or independent contractors under the Plan and this Agreement.

(e)             It is agreed that as of the Effective Date of the Plan, Conrad F. Hocking shall have irrevocably earned his severance pursuant to that certain Retention Program approved by the Bankruptcy Court by order dated September 10, 1999 (the “Severance Payment”). Mr. Hocking has agreed to defer receipt of such payment until the earliest of (i) his resignation as Liquidation Trustee, (ii) termination of his appointment or removal as Liquidation Trustee, or (iii) reduction of his duties as Liquidation Trustee to a part-time basis of less than forty hours per week.

2.8.            Tax Treatment and Obligation to File Returns.

(a)             It is intended that the Liquidation Trust qualify as a grantor trust for federal income tax purposes, all of the interests which are owned by the Trust Beneficiaries, such that all items of income, gain, loss, deduction and credit will be included in the income of the Trust Beneficiaries as if such items had been recognized directly by the Trust Beneficiaries in the proportions in which they own beneficial interests in the Liquidation Trust.

(b)             The Liquidation Trustee shall comply with all tax reporting requirements and, in connection therewith, the Liquidation Trustee may require Trust Beneficiaries to provide certain tax information as a condition to receipt of distributions, including, without limitation, filing returns for the Liquidation Trust as a grantor trust pursuant to Treasury Regulation s1.671-4(a).

2.9.            Conflicting Claims. In the event that the Liquidation Trustee becomes aware of any disagreement or conflicting claims with respect to the Trust Assets, or if the Liquidation Trustee in good faith is in doubt as to any action that should be taken under this Agreement, the Liquidation Trustee shall have the absolute right to do any or all of the following:

(i)              to the extent of such disagreement or conflict, or to the extent deemed by the Liquidation Trustee necessary or appropriate in light of such disagreement or conflict, withhold or stop all further performance under this Agreement with respect to the matter of such dispute (except, in all cases, the safekeeping of the Trust Assets) until the Liquidation Trustee is satisfied that such disagreement or conflicting claims have been fully and finally resolved; or

(ii)             file a suit in interpleader or in the nature of interpleader in the Bankruptcy Court and obtain an order requiring all Persons involved to litigate in the Bankruptcy Court their respective claims arising out of or in connection with this Agreement; or

(iii)            file any other appropriate motion for relief in the Bankruptcy Court.

2.10.          Records of Liquidation Trustee. The Liquidation Trustee shall maintain accurate records of receipts and disbursements and other activity of the Liquidation Trust, and duly authorized representatives of the New Committee shall have reasonable access to the records of the Liquidation Trust.

III.             RIGHTS, POWERS AND DUTIES OF BENEFICIARIES.

3.1.            Interests of Beneficiaries. The Trust Beneficiaries shall have beneficial interests in the Trust Assets as provided in the Plan. The Trust Beneficiaries’ proportionate interests in the Trust Assets as thus determined shall not be transferable except upon notice acceptable to the New Committee or Liquidation Trustee or pursuant to the laws of descent and distribution or otherwise by operation of law.

3.2.            Interests Beneficial Only. The ownership of a beneficial interest hereunder shall not entitle any Trust Beneficiary to any title in or to the Trust Assets as such (which title shall be vested in the Liquidation Trustee) or to any right to call for a partition or division of Trust Assets or to require an accounting.

IV.            AMENDMENT OF TRUST OR CHANGE IN TRUSTEE.

4.1.            Resignation of the Liquidation Trustee. The Liquidation Trustee may resign by an instrument in writing signed by the Liquidation Trustee and filed with the Bankruptcy Court with notice to the New Committee, provided that the Liquidation Trustee shall continue to serve as such after his resignation until the time when appointment of his successor shall become effective in accordance with Section 4.3 hereof.

4.2.            Removal of the Liquidation Trustee. Twenty days after a request of the majority of the New Committee, or immediately upon cause, the Liquidation Trustee shall be removed. Upon removal of the Liquidation Trustee by the New Committee in accordance with this Section 4.2 other than for cause, the Liquidation Trustee shall be entitled to a lump sum payment equal to $100,000 which payment shall be made from the Wind-down Fund within 10 days of the removal of the Liquidation Trustee. For purposes of this Agreement, “cause” shall mean (a) the willful and continued refusal by the Liquidation Trustee to perform his duties as set forth herein (other than due to physical illness or disability); or (b) gross negligence, gross misconduct, fraud, embezzlement or theft.

4.3.            Appointment of Successor Liquidation Trustee. In the event of the death, resignation, termination, incompetence or removal of the Liquidation Trustee, the New Committee may appoint a successor Liquidation Trustee and shall obtain Bankruptcy Court approval of such appointment. Every successor Liquidation Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court and to the predecessor Liquidation Trustee (if practicable) an instrument accepting such appointment and the terms and provisions of this Agreement, and thereupon such successor Liquidation Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Liquidation Trustee.

4.4.            Continuity. Unless otherwise ordered by the Bankruptcy Court, the death, resignation, incompetence or removal of the Liquidation Trustee shall not operate to terminate or to remove any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Liquidation Trustee. In the event of the resignation or removal of the Liquidation Trustee, the Liquidation Trustee shall promptly execute and deliver such documents, instruments and other writings as may be reasonably requested from time to time by the Bankruptcy Court, the New Committee or the successor Liquidation Trustee.

4.5.            Amendment of Agreement. This Agreement may be amended, modified, terminated, revoked or altered only upon (i) order of the Bankruptcy Court and (ii) agreement of the Liquidation Trustee and the New Committee.

V.              TERMINATION OF TRUST

5.1.            The Liquidation Trust shall terminate upon the earliest to occur of (a) the fulfillment of the Liquidation Trust’s purpose by the liquidation of all of the Trust Assets and the distribution of the proceeds of the liquidation thereof in accordance with the Plan; or (b) four (4) years after the Effective date (the “Termination Date”). Reasonable efforts shall be made to see to it that the Termination Date shall be no later than the time reasonably necessary to accomplish the Liquidation Trust’s purpose of liquidating assets and discharging liabilities. Notwithstanding the foregoing, however, if warranted by the facts and circumstances and subject to the approval of the Bankruptcy Court, upon proper notice to interested parties who have requested such notice, upon a finding that the extension is necessary to the purpose of the Liquidation Trust, the term of the Liquidation Trust may be extended for a finite term based on its particular facts and circumstances. Each extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term.

VI.             RETENTION OF JURISDICTION

6.1.            The Bankruptcy Court shall have exclusive jurisdiction over the Liquidation Trust, the Liquidation Trustee and the Trust Assets as provided in the Plan, including the determination of all controversies and disputes arising under or in connection with the Liquidation Trust or this Agreement.

VII.            MISCELLANEOUS

7.1.            Applicable Law. The Liquidation Trust created by this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, subject to applicable provisions of the Bankruptcy Code.

7.2.            Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver by such party of any right or remedy pursuant to this Agreement.

7.3.            Relationship Created. Nothing contained herein shall be construed to constitute any relationship created by this Agreement as an association, partnership or joint venture of any kind.

7.4.            Interpretation. Section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

7.5.            Savings Clause. If any clause or provision of this Agreement shall for any reason be held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect any other clause or provision hereof, but this Agreement shall be construed, to the extent consistent with the purpose hereof, as if such invalid or unenforceable provision had never been contained herein.

7.6.            Entire Agreement. This Agreement and the Plan constitute the entire agreement by and among the parties and there are no representations, warranties, covenants or obligations with respect to the subject matter hereof except as set forth herein or therein. This Agreement together with the Plan supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to such subject matter. Not withstanding the foregoing, this Agreement shall have no effect on that certain Retention Program approved by the Bankruptcy Court pursuant to an order dated September 10, 1999. Except as otherwise authorized by the Court or specifically provided in this Agreement or in the Plan, nothing in this Agreement is intended or shall be construed to confer upon or to give any Person other than the parties hereto, the Committee, and the Trust Beneficiaries any rights or remedies under or by reason of this Agreement.

7.7.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

7.8.            Notices. (a) All notices, requests or other communications required or permitted to be made in accordance with this Agreement shall be in writing and shall be mailed by first class mail or delivered by courier service or such other means that shall be reasonable and appropriate under the circumstances:

(i)	if to the Liquidation Trust or Liquidation Trustee: Conrad F. Hocking Hechinger 1801 McCormick Drive Largo, Maryland 20774 with a copy to:

Otterbourg, Steinder, Houston & Rosen, P.C.
230 Park Avenue, 30th Floor
New York, New York 10169
Attn: Scott L. Hazan, Esq.

           and

Pepper Hamilton LLP
1201 Market Street
Suite 1600
Wilmington DE 19801
Attn: David B. Stratton, Esq.

           and

Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attn: Kay Standridge Kress, Esq.

(ii)	if to the Debtors: Hechinger 1801 McCormick Drive Largo, Maryland 20774 Attn: Conrad F. Hocking with a copy to: Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019 Attn: Tonny K. Ho, Esq.

(iii)	if to the New Committee: Otterbourg, Steinder, Houston & Rosen, P.C. 230 Park Avenue, 30th Floor New York, New York 10169 Attn: Scott L. Hazan, Esq. and Pepper Hamilton LLP 1201 Market Street

Suite 1600 Wilmington DE 19801 Attn: David B. Stratton, Esq. and Pepper Hamilton LLP 100 Renaissance Center Suite 3600 Detroit, MI 48243 Attn: Kay Standridge Kress, Esq.

(ii)             if to any Trust Beneficiary, to such address as such Trust Beneficiary shall have furnished to the Debtors in writing prior to the Effective Date.

(b)             Any Person may change the address at which it is to receive notices under this Agreement by furnishing written notice to the Liquidation Trustee.

7.9.            Effective Date. This Agreement shall become effective as of the Effective Date.

7.10.          Tax Identification Numbers. The Liquidation Trustee may require any Trust Beneficiary to furnish to the Liquidation Trustee its employer or taxpayer identification number as assigned by the Internal Revenue Service, and the Liquidation Trustee may condition any distribution to any Trust Beneficiary upon such receipt of such identification number and any other information required for the Liquidation Trustee to comply with Internal Revenue Service requirements.

7.11.          Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties, Committee, the Trust Beneficiaries and, subject to the provisions hereof, their respective successors and assigns.

7.12.          Conflict with the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

HECHINGER INVESTMENT COMPANY OF
DELAWARE, INC., ET AL.

By: ________________________________

CONRAD F. HOCKING, as Liquidation
Trustee

THE OFFICIAL COMMITTEE OF
UNSECURED CREDTORS OF HECHINGER
INVESTMENT CO. OF DELAWARE, INC.,
ET AL.

By: ________________________________

SCHEDULE A

TERMS OF COMPENSATION AND REIMBURSEMENT OF EXPENSES OF THE
LIQUIDATION TRUSTEE

1.     COMPENSATION

(a)	Beginning at the Effective Date (as defined in the Plan), the Liquidation Trustee shall remain employed full-time and be compensated at his current salary, until the occurrence of (b) below.

(b)	After determination by the New Committee or the Liquidation Trustee that the Liquidation Trustee is required solely on a part-time basis, in accordance with the Liquidation Trust Agreement, the Liquidation Trustee shall be employed parttime and be compensated at the rate of $190.00 per hour.

2.     COMPUTATION OF HOURS; RECORDKEEPING

(a)	For the purpose of calculating the days and hours in respect of which the Liquidation Trustee may receive compensation under Section 1 above, travel times shall be included in the number of hours expended only if such travel is for the purpose of conducting Liquidation Trustee activities. Travel by the Liquidation Trustee for personal reasons, including travel to and from any residence of the Liquidation Trustee, shall not be included in the number of hours expended.

(b)	The Liquidation Trustee shall maintain a record of his time expended in his capacity as Liquidation Trustee, which shall include a brief description for such activities. The record shall be available for inspection and copying by the New Committee. Beginning with the first full calendar month ending after the Effective Date, the Liquidation Trustee shall report to the New Committee as to the amount of time so expended during the month and each month thereafter.

3.     REIMBURSEMENT OF EXPENSES

The Liquidation Trustee shall be entitled to reimbursement for documented actual and reasonable expenses incurred in performing his duties as the Liquidation Trustee, and shall submit a report of said expenses with each report under Section 2 above.

EXHIBIT B

Current Members of the Creditors’ Committee

HSBC BANK USA
140 Broadway
New York, NY 10005-1180

KMART CORPORATION
Resource Center
3100 West Big Beaver Road
Troy, MI 48084-3163

MASCO CORPORATION
21001 Van Born Road
Taylor, MI 48180

TEACHERS INSURANCE AND ANNUITY ASSOCIATION
OF AMERICA
730 Third Avenue
New York, NY 10017-3206

THE SCOTTS COMPANY
14111 Scottslawn Road
Marysville, OH 43041

THE SHERWIN WILLIAMS COMPANY
101 Prospect Avenue
825 Republic Building
Cleveland, OH 44115

Note – Mr. Timothy Tunney was a member of the Committee as originaly constitued. Mr. Tunney resigned from the Committee prior to December 31, 1999.

EXHIBIT C

HECHINGER INVESTMENT COMPANY OF DELAWARE, INC. et. al.

LIQUIDATION ANALYSIS

      The Bankruptcy Code requires that each holder of an impaired Allowed Claim or Equity Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date (also known as the “Best Interests Test”). The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors’ assets (including the Litigation Claims) and the cash held by the Debtors at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Allowed Claims secured by such assets, the cost and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

      The Plan Proponent submits that the Best Interests Test is met here because, among other things, the Plan provides for the liquidation of the Debtors assets in a manner that is at least as efficient as would occur in the event the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code. The Plan Proponent believes that there are a number of reasons why the Plan will result in greater recoveries to holders of Allowed Claims than would result under a chapter 7 liquidation scenario with respect to the Debtors.

      First, in a chapter 7 case, a chapter 7 trustee (or trustees) with no familiarity with the Chapter 11 Cases would be appointed to complete the liquidation and distribution process. The trustee(s) could retain new professionals, who also would be unfamiliar with the cases, to assist with the liquidation of the Estates (including the pursuit of claims and causes of actin and the objection to Disputed Claims), and the trustee(s) would have to expend considerable time and effort to “get up to speed” on the issues implicated by such liquidation and litigation (thereby delaying distributions and duplicating substantial efforts made to date by the Debtors, the Committee and their professionals).

      Second, in the event of a conversion to chapter 7, creditors of the Estates also would have to bear additional administrative expenses in the form if the chapter 7 trustee statutory fees, which, as calculated in accordance with section 326 of the Bankruptcy Code, could range from $.29 million to $4 million or more (unless the trustee agreed to accept a fee lower than the statutory fee).

      Third, because the Plan is based on a consensual resolution reached with Kmart Corporation and the Bondholders, among other creditors, such settlement would not exist in a chapter 7 context. Accordingly, these cases may not be substantively consolidated (at least not without a costly and lengthy litigation with Kmart) and Kmart may be entitled to assert its prepetition claims and administrative claims against more than one of the Debtors, due to various guaranties, thereby substantially increasing the amount of Kmart’s Claims. Further, the Estates would not be entitled to any portion of the recovery, if any, obtained in the Bondholder Action, and other inter-creditor claim issues would continue to exist. Therefore, in a chapter 7 liquidation context, the Estates would be involved with additional litigations concerning claims and distributions to creditors would be delayed. In addition, except with respect to Kmart Corporation, distributions to unsecured creditors are likely to be reduced substantially.

      Finally, the Plan Proponent believes there may be tax benefits favoring using a Liquidation Trust under the Plan rather than liquidating under chapter 7. One example is that in chapter 7 the Estates would remain corporate entities and therefore any gain associated with litigation recoveries realized by a chapter 7 trustee(s) would be “double-taxed,” because the Debtors would be taxed at the corporate level and then creditors would be subject to a second level of taxation upon the ultimate distribution of any proceeds to creditors by the chapter 7 trustee(s). In contrast, the Plan provides for the dissolution of the Debtors, the creation of a Liquidation Trust, a transfer of all of the Debtors’ remaining assets into that trust, and the appointment of a Liquidation Trustee (who is a person already familiar with these Chapter 11 Cases) to implement the Plan and manage the Liquidation Trust. The Liquidation Trust is intended to be a “grantor trust” with pass-through tax consequences. Although the liquidation mechanism to be implemented pursuant to the Plan contemplates the accrual of some expenses that would not arise under chapter 7 (such as the fees and expenses of the Liquidating Trustee and revised Committee and costs of the Bondholder Action), the Plan Proponent believes that this mechanism will minimize ongoing administrative expenses, maximize the chance that material recoveries will be received on account of the Litigation Claims and Bondholder Action, and minimize the taxes that the Estates and creditors otherwise would owe with respect to any gains from the liquidation of the Debtors’ assets.

      The tax implications and ramifications of the Plan, as well as the tax implications and ramifications of a conversion of the Chapter 11 Cases to chapter 7 liquidations, are complex, and the Plan Proponent can give no assurances that the statements set forth above will comport with actual results in the event of Plan confirmation or conversion of chapter 7. Parties in interest may take opposing positions that, if correct, could impact the Bankruptcy Court’s determinations regarding whether the Plan satisfies the Best Interest Test and provides creditors with greater consideration than that which would be received under a chapter 7 liquidation.

      A general summary of the assumptions used by the Committee in preparing the liquidation analysis follows.

      Fleet and the LGP Entities have objected to the adequacy of the liquidation analysis, including, among other things, the treatment of the claims of Kmart, the failure to provide separate liquidation analyses on a non-consolidated basis and failure to assume substantive consolidation. The Committee and Kmart dispute the need for the foregoing, and their ability to provide the foregoing.

Estimate of Proceeds Available for Distribution

      Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors’ assets. The chapter 7 liquidation period is assumed to commence on September 15,

2001 and to average six months following the appointment of a chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and pursuit of certain litigation. Because the Debtors already have liquidated substantially all of their assets and the Plan proposes to liquidate any remaining assets, the Plan Proponent assumed the cash proceeds which might be realized from the liquidation of the Debtors’ assets would be approximately the same whether pursuant to the Plan or a chapter 7 case, except that the Estates would not share in any recoveries obtained (or costs incurred) in connection with the Bondholder Action.

Estimate of Costs

      The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those payable to attorneys and other professionals that such a trustee may engage. Further, costs of chapter 7 liquidation would include any obligations and unpaid expenses incurred by the Debtors during the chapter 11 cases and allowed in the chapter 7 cases, such as trade obligations, compensation for attorneys, financial advisors, appraiser, accountants and other professionals, and costs and expenses of members of any statutory committee of secured or unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.

Distribution of Net Proceeds under Absolute Priority

      The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority, secured and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. THE PLAN PROPONENT BELIEVES THAT IN A CHAPTER 7 CASE, HOLDERS OF THE SUBORDINATED DEBENTURES, AND STOCK INTERESTS WOULD RECEIVE NO DISTRIBUTIONS OF PROPERTY.

      In developing their conclusion, the Committee considered the effects that a chapter 7 liquidation would have on the ultimate proceeds that would otherwise be available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) substantial increases in postpetition claims which would be satisfied on a priority basis and (iii) the increased administrative expenses that would be incurred in litigating disputes with respect to claims held by the Debtors’ largest creditors, such as Kmart and the Bondholders. THE PLAN PROPONENT HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

Chapter 7 Liquidation
    (All amounts are in $,000’s)

			Estimated Proceeds
			Range

		Notes	From	To

Sources of Estimated Liquidation Proceeds
Cash on Hand as of the Effective Date		1	79,200	79,200
Proceeds from Liquidation of Remaining Assets			2,300	2,300
Collateral Account for Bank Claims(*)			13,200	13,200
Preference Proceeds			5,000	40,000
Litigation Proceeds			—	—

Total Estimated Proceeds			99,700	134,700

Application of Estimated Proceeds
Chapter 7 Wind-Down Costs		2	6,000	6,000
Chapter 7 Professional Fees		3	8,600	8,600
Chapter 7 Trustee Fees at 3% of Proceeds		4	2,900	4,000
Litigation Reserve-Legal Fees		5	2,000	2,000

Total Estimated Chapter 7 Administration Costs			19,500	20,600

Estimated Proceeds Available for Distribution			80,200	114,100

					Recovery
	Estimated		Claims Distributions		Percentages
	Aggregate		Range		Range
	Allowed
Class or Type of Claim	Claims Amounts		From	To	From	To

Administrative Claims	8,400	1,6	8,400	8,400	100%	100%
Fee Claims	5,100		5,100	5,100	100%	100%
Priority Tax Claims	4,800		4,800	4,800	100%	100%
Priority Non-Tax Claims	3,900		3,900	3,900	100%	100%
DIP Bank Secured Claims & Bank L/C Claims (*)	13,200		13,200	13,200	100%	100%
Non-Bank Secured Claims	4,100		4,100	4,100	100%	100%

Total Estimate-Unimpaired Classes	39,500		39,500	39,500

Senior Unsecured Claims	206,400		13,004	22,627	6.3%	11.0%
Unsecured Claims	637,700	7	27,695	51,973	4.3%	7.6%
Subordinated Debentures Claims	93,000		—	—	0.0%	0.0%
Interests	N/A		—	—	0.0%	0.0%

Total Estimate-Impaired Classes	937,100		40,700	74,600	4.3%	7.6%

Total Estimate	976,600		80,200	114,100

Notes:
See the Disclosure Statement, Section III.F.4.A., for more information concerning some of these estimates.

1.	The legal fees and expenses asserted by Kmart, Teachers, and HSBC associated with their substantial contributions during these cases would not have been previously paid, therefore, the Cash On Hand is greater under the Chapter 7 scenario. Additionally, these asserted claims result in an increase in the Administrative Claims amount.

2.	Chapter 7 Administrative costs and wind-down expenses consist of estimated costs and expenses to be incurred by the Chapter 7 trustee during the liquidation process and to administer the estates. The major categories of expenses are salaries, occupancy expenses, and the costs associated with pursing claims of the Estates and defending claims against the Estates. Overhead expenses are for a small staff of accountants and bankruptcy administration personnel to aid the trustee liquidation and distribution process. The Plan Proponent estimates that such costs would be at a minimum no less than those incurred in a Chapter 11 liquidation over the same period of time.
3.	Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on the Plan Proponent’s review of the nature of these costs, including the likelihood of increased and substantial litigation under this scenario, Chapter 7 Professional Fees are estimated at an increase over the comparable Chapter 11 fees of $1 million per month during the assumed 6-month liquidation period.

4.	Chapter 7 Trustee fees represent the cost of a court-appointed trustee to administer and coordinate the liquidation. The duties would be to liquidate the assets, reconcile and settle claims, and report to the US Trustee. The Chapter 7 trustee fee is estimated by the Plan Proponent to be 3.0% of gross liquidation proceeds.

5.	The Estates would not share in the costs of the Bondholder Actions in a Chapter 7 scenario; therefore, the Litigation Reserve is reduced by the estimated amount of such costs (i.e., $1 million).

6.	An additional increase in Administrative Claims under a Chapter 7 scenario is possible, based on a new Bar Date, but the amount of any increase is not reasonably determinable.

7.	This analysis limited Kmart’s Unsecured Claims to one of 23 Debtors as if the cases had been substantively consolidated. Under a Chapter 7 scenario, however, Kmart has not agreed to substantive consolidation of these cases and there can be no assurances that Kmart’s Unsecured Claim would be limited to one claim. The Unsecured Claims increased, however, due to potential guarantee claims attributable to other creditors. An additional increase in General Unsecured Claims under a Chapter 7 scenario is expected, based on a new Bar Date, but the amount of any increase is not reasonably determinable. In a Chapter 7 scenario, there is no Convenience Class; holders of such claims are treated the same as other general unsecured claimants.

      THIS LIQUIDATION ANALYSIS SHOULD BE READ IN CONJUNCTION WITH ALL OF THE OTHER INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT.

      Moreover, the Plan Proponent believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, in the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

      THE PLAN PROPONENT’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic uncertainties and contingencies beyond the control of the Committee, the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors’ assets will result in the proceeds which would be realized were the Debtors to undergo an actual Chapter 7 liquidation. The actual amounts of Allowed Claims against the estates could vary significantly from the Plan Proponent’s estimate, depending on the claims asserted during the pendency of the Chapter 7 cases. Therefore, the actual chapter 7 liquidation value of the Debtors could vary materially from the estimates provided herein.

      The liquidation analysis set forth above was based on the estimated values of the Debtors’ assets immediately prior to the Confirmation Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

EXHIBIT D

Additional Senior Officers as of Petition Date

Cliff Smith
EVP - Merchandising, Marketing & Advertising

Sally A. Courtney
Sr. VP - General Merchandise Manager

Bruce Teter
Sr. VP - Store Operations

G. Michael King
Sr. VP - Divisional Merchandise Manager

HECHINGER COMPANY (Debtor in Possession) SCHEDULE AND STATEMENT OF FINANCIAL AFFAIRS	Case Number 99-02261PJW
AS OF JUNE 10, 1999	thru 99-02283PJW

EXHIBIT SOFA 19B
Current Partners, Officers, Directors and Shareholders

NAME	TITLE	ADDRESS

Petrillo, Anthony	Chairman of the Board	1801 McCormick Drive, Largo, MD 20774
Adams, Mark R.	President & CEO (terminated 7/99)	1801 McCormick Drive, Largo, MD 20774
Stallings, Donald	EVP & COO	1801 McCormick Drive, Largo, MD 20774
Smith, Jr., Clifford	EVP - Merchandising	1801 McCormick Drive, Largo, MD 20774
Hocking, Conrad F.	VP-Finance & Acting CFO	1801 McCormick Drive, Largo, MD 20774
Courtney, Sally A.	SVP-Gen. Merch. Mgr.	1801 McCormick Drive, Largo, MD 20774
Teter, Bruce	SVP-Store Operations	1801 McCormick Drive, Largo, MD 20774
King, G. Michael	SVP-Div. Merch. Mgr.	1801 McCormick Drive, Largo, MD 20774
Burke, Arthur R.	VP-Div. Merch. Mgr.	1801 McCormick Drive, Largo, MD 20774
Cantolino, Richard	VP - Store Planning	1801 McCormick Drive, Largo, MD 20774
Fifield, Todd	VP - Computer Services	575 Lynnhaven Parkway, Virginia Beach, VA 23452
Hastings, Steven	Div. VP - Store Ops (terminated 7/99)	1801 McCormick Drive, Largo, MD 20774
Iampieri, James F.	VP-Merch. Admin.	1801 McCormick Drive, Largo, MD 20774
Jacobs, Jennifer	VP- Treasury & Audit Serv.	1801 McCormick Drive, Largo, MD 20774
Macak, Jeffrey	VP - Logistics	1801 McCormick Drive, Largo, MD 20774
McCallum, Scott	VP-Div. Merch. Mgr.	1801 McCormick Drive, Largo, MD 20774
McCarty, Geoffrey	VP-Advertising	1801 McCormick Drive, Largo, MD 20774
Montoya, David	Div. VP - Store Ops	1801 McCormick Drive, Largo, MD 20774
Rice, Lauri A.	Assistant Secretary	1801 McCormick Drive, Largo, MD 20774
Ruth, Robert	VP-Real Estate	1801 McCormick Drive, Largo, MD 20774
Scott, Steven R.	VP-Store Ops	1801 McCormick Drive, Largo, MD 20774
Stephan, Brooks	VP-Applications Develop.	575 Lynnhaven Parkway, Virginia Beach, VA 23452
Van Huis, Jerry	Div. VP - Store Ops	1801 McCormick Drive, Largo, MD 20774
Warren, Cindy	VP-Human Resources	575 Lynnhaven Parkway, Virginia Beach, VA 23452
Webber, Craig	VP-Div. Merch. Mgr.	1801 McCormick Drive, Largo, MD 20774

Green, Leonard	Director	11111 Santa Monica Blvd., Ste 2000, Los Angeles CA 90025
Annick, Gregory	Director	11111 Santa Monica Blvd., Ste 2000, Los Angeles CA 90025
Danhakl, John G.	Director	11111 Santa Monica Blvd., Ste 2000, Los Angeles CA 90025
Sokoloff, Jonathan	Director	11111 Santa Monica Blvd., Ste 2000, Los Angeles CA 90025